      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996
                                                       REGISTRATION NO. 333-4600
================================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                            --------------------


                               AMENDMENT NO. 2
                                     TO
                                  FORM S-1
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            --------------------


                               FORCENERGY INC
           (Exact name of Registrant as specified in its charter)


             DELAWARE                                1311                               65-0429338
   (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
of incorporation or organization)         Classification Code Number)               Identification No.)

                        2730 SW 3RD AVENUE, SUITE 800
                          MIAMI, FLORIDA  33129-2237
                                (305) 856-8500
             (Address, including zip code, and telephone number,
      including area code, of Registrant's principal executive offices)

                            --------------------


                               STIG WENNERSTROM
                                FORCENERGY INC
                        2730 SW 3RD AVENUE, SUITE 800
                          MIAMI, FLORIDA  33129-2237
                                (305) 856-8500
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                  Copies to:

              T. MARK KELLY                                JOHN F. WOMBWELL
          VINSON & ELKINS L.L.P.                         ANDREWS & KURTH L.L.P.
          1001 FANNIN, SUITE 2300                     4200 TEXAS COMMERCE TOWER
        HOUSTON, TEXAS  77002-6760                       HOUSTON, TEXAS  77002

                            --------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                            --------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                FORCENERGY INC


                             --------------------

                            CROSS REFERENCE SHEET

          PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
         BETWEEN ITEMS IN PART 1 OF REGISTRATION STATEMENT (FORM S-1)
                        AND LOCATION IN THE PROSPECTUS

                       Item of Form S-1                               Location in Prospectus
                       ----------------                               ----------------------
 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus   . . . . . . . .      Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages of
     Prospectus   . . . . . . . . . . . . . . . . . . . . . .      Inside Front and Outside Back Cover Pages

 3.  Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges   . . . . . . . . . . . . .      Prospectus Summary; Risk Factors; The Company

 4.  Use of Proceeds  . . . . . . . . . . . . . . . . . . . .      *

 5.  Determination of Offering Price  . . . . . . . . . . . .      Underwriting

 6.  Dilution   . . . . . . . . . . . . . . . . . . . . . . .      *

 7.  Selling Security Holders   . . . . . . . . . . . . . . .      Selling Stockholders

 8.  Plan of Distribution   . . . . . . . . . . . . . . . . .      Outside Front Cover Page; Underwriting

 9.  Description of Securities to be Registered   . . . . . .      Description of Capital Stock

10.  Interests of Named Experts and Counsel   . . . . . . . .      *

11.  Information with Respect to the Registrant   . . . . . .      Outside Front Cover Page; Prospectus Summary; The
                                                                   Company; Use of Proceeds; Dividend Policy;
                                                                   Capitalization; Selected Historical Financial Data;
                                                                   Pro Forma Financial  Information; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management; Related
                                                                   Party Transactions; Security Ownership of Certain
                                                                   Beneficial Owners and Management; Description of
                                                                   Capital Stock; Shares Eligible for Future Sale;
                                                                   Financial Statements

12.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities   . . . .      *


- --------------------

*  Item not applicable or answer thereto is in the negative.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment.    *
*  A registration statement relating to these securities has been filed   *
*  with the Securities and Exchange Commission.  These securities may     *
*  not be sold nor may offers to buy be accepted prior to the time the    *
*  registration statement becomes effective.  This prospectus shall not   *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any state in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  state.                                                                 *
*                                                                         *
***************************************************************************



                  SUBJECT TO COMPLETION, DATED JUNE 6, 1996



                               1,500,000 SHARES


                                FORCENERGY INC


                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                             --------------------


         All of the shares offered hereby are being sold by certain former shareholders of Ashlawn Energy, Inc. ("Ashlawn"), who received the shares of Common Stock as consideration for the Company's acquisition of Ashlawn (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.


         SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

         The Common Stock is listed on the Nasdaq National Market under the Symbol "FGAS". On June 4, 1996, the last reported sales price for the Common Stock on the Nasdaq National Market was $14 7/8 per share.


                            --------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
        SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                          Initial Public     Underwriting         Proceeds to the
                                          Offering Price     Discounts (1)     Selling Stockholders
                                          --------------     -------------     --------------------
  Per Share . . . . . . . . . . . . . .   $                $                   $
  Total(3)  . . . . . . . . . . . . . .   $                $                   $


- --------------------


(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) The Selling Stockholders have granted to the Underwriter an option for 30 days to purchase up to an additional 225,000 shares of Common Stock at the initial public offering price per share, less the underwriting discounts, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discounts and proceeds to the Selling Stockholders will
         be $               , $                and $               ,
         respectively.  See "Underwriting".



                            --------------------

         The shares offered hereby are offered by the Underwriter, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that certificates for the shares will be
ready for delivery in New Orleans, Louisiana on or about                , 1996.


                     HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                 INCORPORATED

                            --------------------


         The date of this Prospectus is                      , 1996.

                                 FORCENERGY INC
                           GULF OF MEXICO PROPERTIES


Description of Pictures -- Map -- Coast of Texas, Louisiana, Mississippi and part of Alabama. Shows in green land and cities of Houston, Texas and Lafayette and New Orleans, Louisiana. Shows in light blue the Shelf area offshore, in medium blue the Flextrend area offshore and in darker blue the Deepwater area offshore. Traces the boundaries of and states the names for offshore areas, including: Galveston Island Area, High Island Area, West Addition, East Cameron Area, Vermilion Area, South Marsh Island Area, Eugene Island Area, Ship Shoal Area, South Timbalier, Ewing Bank Area, South Palto, Grand Isle, West Delta Area, South Pass Area, Main Pass Area, Chandeleur Area, East Addition, Viosca Knoll and Mississippi Canyon. Lease blocks in which the Company has interests are marked with triangles and footnoted as such. Operated and non-operated lease blocks are differentiated by the color of the triangles.






         IN CONNECTION WITH THE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriter's over-allotment option will not be exercised. In addition, unless otherwise specified, all numbers of shares and per share amounts have been restated to reflect the conversion and reclassification of each outstanding share of common stock of the Company into 98.337 shares of Common Stock, par value $.01 per share, ("Common Stock") effected immediately prior to the Company's initial public offering in August 1995 (the "Initial Public Offering"). Investors should carefully consider the information set forth under "Risk Factors." Oil and gas industry terms used in this Prospectus are defined in "Glossary of Oil and Gas Terms."

                                  THE COMPANY


         Forcenergy Inc ("Forcenergy" or the "Company") is an independent oil and gas company engaged in the development, exploration, acquisition and production of domestic oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the acquisition of working interests in producing properties in the Gulf of Mexico. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% of proved reserves were classified as proved developed. The Company operates approximately 79% of its Gulf of Mexico production.


         Strategy. The Company's business strategy is to increase its reserves and cash flow through the development, exploration and exploitation of its existing producing properties in the shallow waters (less than 350 feet) of the Gulf of Mexico. Management believes that the Company's acquisitions to date have positioned it for such growth through a program of development and selective exploratory drilling. The Company emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits the Company to utilize its base of geological, engineering and production experience in the region to maximize drilling success and to minimize finding and development costs. The Company plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential as well as providing operating synergies with existing properties.


         Quality of Asset Base; Drilling Prospects. The Company holds interests in or rights to 51 lease blocks in federal and state waters in the Gulf of Mexico, including a 100% working interest in 26 lease blocks and a 50% or greater working interest in 12 other lease blocks. The Company believes it has assembled a three to five year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico on acreage held by production. Most of the properties comprising this inventory are located in fields which have prolific production histories and which the Company believes will yield significant additional reserves through the application of modern exploration and development technologies. The Company is pursuing the development of these offshore properties through a combination of development drilling, recompletions and workovers and exploratory drilling. During 1995, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in the Gulf of Mexico and undertook eight recompletions and 24 workover projects resulting in initial net production increases of 4,392 Bbls/d of oil and 27,496 Mcf/d of gas. The Company plans to drill 19 development wells, eight of which have been successfully completed, and undertake 14 recompletions and 16 workover projects on its properties in the Gulf of Mexico during 1996. In addition, ten exploratory wells have been scheduled during the year to provide the Company with exposure to higher risk, higher potential prospects. Two of these wells have been successfully completed. The Company anticipates that approximately $70 million of its $88 million 1996 capital expenditure budget will be spent on these offshore projects, not including acquisition expenditures.


         Control of Operations and Costs. The Company prefers to operate its offshore properties in order to more effectively manage production performance while controlling operating expenses and the timing and amount of capital expenditures. Forcenergy operates 78 structures and 188 wells in the Gulf of Mexico. Management believes that the operating expertise and experience of its personnel in the Gulf of Mexico have been instrumental in its ability to significantly enhance and improve production rates and cash flow with minimal additional costs. A significant portion of the drilling prospects the Company expects to pursue during the next three to five years are accessible from existing production facilities operated by the Company. This base of operations will enable the Company to reduce its per unit operating costs if higher production volumes are realized. As a result of these factors, the Company improved its lease operating expense from $.86 per Mcfe of production in 1994 to $.70 per Mcfe of production in 1995.


         Technology. The Company uses advanced technology in its exploration and development activities in order to reduce drilling risks and finding costs and to more effectively prioritize drilling prospects based on return potential. The Company has acquired 3-D seismic surveys on 50 offshore lease blocks and currently has 390 square miles of 3-D seismic data and 1,540 linear miles of 2-D seismic data on its offshore properties. The Company has six geologists/geophysicists with average industry experience of 16 years and has invested in five Landmark geophysical stations for use in interpreting 3-D seismic data. The ability to obtain 3-D seismic data for offshore properties at reasonable costs has enabled the Company to identify multiple development and exploratory prospects in mature producing fields which were not identified through earlier technologies.


         Recent Acquisitions. During 1995, the Company spent an aggregate of approximately $92.1 million for working interests in 15 different fields that added 121.9 Bcfe of net proved reserves to its reserve base at an average cost of $.76 per Mcfe. Approximately $81.6 million of such expenditures were for interests in 10 properties located in the Gulf of Mexico.

         In March 1995, the Company acquired working interests in the South Marsh Island 136/137 Field and the northern half of South Marsh Island 106 from Conoco, Inc. (the "Conoco Acquisition") for consideration of $24.5 million. In April 1995, the Company acquired all the remaining working interests in the northern half of South Marsh Island 106. The foregoing acquisitions were particularly attractive because both fields are adjacent to fields in which the Company holds 100% working interests. The Company had an active drilling program in Block 106 in 1995 and will have at least one rig in the block for all of 1996. See "Business -- 1995 Drilling Program."

         In August 1995 in conjunction with the Initial Public Offering, the Company acquired all of the outstanding capital stock of Ashlawn Energy, Inc. ("Ashlawn") a privately held Company with substantial working interests in the South Pass 24 Field, Vermilion 28 Field and Ship Shoal 26 Field (the "Ashlawn Acquisition"). The purchase price for the Ashlawn Acquisition consisted of 3,000,000 shares of Common Stock, $3.3 million in cash and the assumption of $5.7 million in debt. All of the assumed debt was repaid with the proceeds of the Initial Public Offering. All of the shares included in this offering are being sold by the former stockholders of Ashlawn. The Company conducted an active drilling program on these properties in 1995 and expects to continue to pursue additional development projects on the properties in 1996. See "Business -- 1996 Offshore & Gulf Coast Drilling Activity".

         In November 1995, the Company acquired an approximate 50% working interest in certain leases in the Howard Glasscock/Snyder fields in Howard County, Texas from Saga Petroleum, Inc. for approximately $3.9 million. The Company's 1996 capital budget includes $1.9 million for its pro rata share of drilling injection wells to initiate a waterflood recovery project in the field.

         In December 1995, the Company acquired, by purchase and simultaneous swap in two transactions, an approximate 50% working interest in the Vermilion 261 Field (increasing its total working interest ownership in the field to 75%) and a 100% working interest in the Vermilion 262 Field for $830,000 in cash and the exchange of the Company's interest in the Eugene Island 24 Field it acquired in February 1995.

         In late 1995, the Company acquired a 100% working interest in the Vermilion Block 380 Field, located offshore Louisiana, from Texaco Exploration and Production, Inc. for approximately $650,000. Effective December 1995, the Company also acquired a 100% working interest in the West Cameron 630 Field, located offshore Louisiana and an approximately 51.7% working interest in the Comite Field in East Baton Rouge Parish, Louisiana from Exxon Corporation for approximately $3.9 million.


         As is customary in the oil and gas industry, the Company from time to time submits bids on oil and gas properties. The Company currently has executed purchase and sale agreements with two parties for the acquisition of properties in the Gulf of Mexico and West Texas for consideration of approximately $11.2 million and $3.6 million, respectively. Such agreements are subject to the completion of satisfactory due diligence by the Company including title and environmental due diligence. There can be no assurance that any of such transactions will be consummated.


         Onshore Properties. The Company also owns working and royalty interests in approximately 1,328 producing oil and gas wells in over 147 fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions of the United States. Management believes that the Company's stable reserve base of long-lived, primarily non-operated, onshore properties complements the Company's Gulf of Mexico operations by providing an additional source of cash flow which requires limited management involvement. The Company's onshore properties accounted for approximately 29% of net proved reserves at December 31, 1995. During 1995, the Company expended approximately $4.0 million in capital on its onshore properties, including $3.7 million for drilling and recompletion activities.


         Principal Securityholders. Approximately 49.5% of the Company's Common Stock is held by Forcenergy AB ("FAB"), the B shares of which are listed on the Stockholm (Sweden) Stock Exchange. The Forss family beneficially owns a 48.8% voting interest in FAB. Pursuant to an agreement among FAB, the Company and the holders of the Company's 7% Exchangeable Subordinated Notes (the "Subordinated Notes") and the size of the Company's Board of Directors is fixed at no more than eight persons to consist of (i) two designees of FAB, (ii) three designees of the holders of the Subordinated Notes (the "Note Holders"),
(iii) the Company's Chief Executive Officer and (iv) two independent directors nominated by FAB and acceptable to the Note Holders. See "Security Ownership of Certain Beneficial Owners and Management," "Management -- Voting Agreement" and "Description of Capital Stock -- Exchangeable Subordinated Notes."





                                  THE OFFERING

 Selling Stockholders  . . . . . . . . . . . . . . .     Certain former stockholders of Ashlawn Energy, Inc.,
                                                         a privately held oil and gas company acquired by the
                                                         Company in August 1995.

 Common Stock offered by the Selling
   Stockholders  . . . . . . . . . . . . . . . . . .     1,500,000 shares

 Common Stock to be outstanding after this
   Offering  . . . . . . . . . . . . . . . . . . . .     18,260,447 shares (1)

 NASDAQ National Market symbol . . . . . . . . . . .     "FGAS"

 Use of Proceeds . . . . . . . . . . . . . . . . . .     The Company will not receive any proceeds from the
                                                         sale of shares by the Selling Stockholders.

- --------------------


(1) Does not include (i) 2,343,047 shares of Common Stock issuable upon exchange of the Subordinated Notes and (ii) 2,242,124 shares of Common Stock issuable pursuant to outstanding options and warrants held by the Note Holders, management and others. See "Management -- Value of Unexercised Stock Options," "Description of Capital Stock -- Exchangeable Subordinated Notes" and "-- Warrants."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


         The following table presents certain historical and pro forma financial data as of and for each of the periods indicated. The historical financial data for the years ended December 31, 1993, 1994 and 1995 have been derived from the audited financial statements of the Company. The financial data for the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods. The following information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and the Financial Statements of the Company and those relating to certain property acquisitions included elsewhere in this Prospectus.



                                                                                        PRO FORMA
                                                                                           (1)
                                                                                       ------------
                                                                                        YEAR ENDED  THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,         DECEMBER 31,      MARCH 31,
                                             ----------------------------------------- ------------ --------------------
                                                1993          1994             1995        1995       1995       1996
                                             ---------      ---------       ---------- ------------ ---------  ---------
                                                    (in thousands, except per share data)
INCOME STATEMENT DATA:
   Revenues:
       Oil and gas sales  . . . . . . . . .  $  49,652 (2)  $  58,354 (2)   $   72,147  $ 80,156    $ 16,925   $  28,342
       Other  . . . . . . . . . . . . . . .        441 (2)        388 (2)          494       521         114         126
                                             ---------      ---------       ----------  --------    --------   ---------
                                                50,093         58,742           72,641    80,677      17,039      28,468
                                             ---------      ---------       ----------  --------    --------   ---------

   Expenses:
       Lease operating  . . . . . . . . . .     16,632         23,744           24,507    27,103       6,235       8,736
       Depreciation, depletion and
       amortization . . . . . . . . . . . .     19,889         24,572           31,295    34,317       7,786      11,556
       Production taxes . . . . . . . . . .      1,560          1,701            1,868     2,420         416         724
       General and administrative, net  . .      3,166          6,463            5,670     5,770       1,274       1,790
                                             ---------      ---------       ----------  --------    --------   ---------

              Total operating expenses  . .     41,247         56,480           63,340    69,610      15,711      22,806
                                             ---------      ---------       ----------  --------    --------   ---------
   Income from operations   . . . . . . . .      8,846          2,262            9,301    11,067       1,328       5,662
   Interest and other income (loss)   . . .        545            789             (561)     (561)        126         111
   Interest expense, net of amounts
   capitalized  . . . . . . . . . . . . . .     (6,192)        (9,529)        (11,668)    (9,431)     (3,069)     (2,874)
                                             ---------      ---------       ----------  --------    --------   ---------
   Income (loss) before income taxes  . . .      3,199         (6,478)          (2,928)    1,075      (1,615)      2,899

   Income tax provision (benefit)   . . . .      2,337         (2,403)          (1,075)      418        (601)      1,081
   Minority interest  . . . . . . . . . . .        107             --               --        --          --          --
                                             ---------      ---------       ----------  --------    --------   ---------
   Net income (loss) (3)  . . . . . . . . .  $     755      $  (4,075)      $   (1,853) $    657    $ (1,014)  $   1,818
                                             =========      =========       ==========  ========    ========   =========
   Net income (loss) per share (3)  . . . .                 $    (.50)      $     (.14) $    .04    $   (.11)  $     .10
                                                            =========       ==========  ========    ========   =========
UNAUDITED PRO FORMA DATA (3):
   Income before income taxes, including
     minority interest    . . . . . . . . .  $   3,092

   Income tax provision   . . . . . . . . .      1,207
                                             ---------
   Net income   . . . . . . . . . . . . . .  $   1,885
                                             =========
   Net income per share   . . . . . . . . .  $     .29
                                             =========
   Weighted average number of shares
     outstanding  . . . . . . . . . . . . .      6,520          8,188           12,910    18,250       9,040      18,260

- --------------------

(1) Gives effect to (i) the Conoco Acquisition, the Ashlawn Acquisition and other acquisitions by the Company prior to the Company's initial public offering in August 1995, (ii) the application of the net proceeds of the initial public offering and (iii) incremental general and administrative expenses associated with being a public company, as if such transactions had been consummated at January 1, 1995.
(2) Natural gas liquid revenues have been reclassified from plant processing and other revenues to oil and gas sales for consistent presentation with 1995 revenues.
(3) Prior to September 14, 1993, the Company was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had the Company not been exempt from paying such income taxes. Net income per share data is described as unaudited pro forma because of the Company's former partnership status.

                        SUMMARY OIL AND GAS RESERVE DATA


    The following table summarizes the estimates of the Company's pro forma net proved oil and gas reserves as of the dates indicated and the present value attributable to these reserves at such dates. The reserve and present value data as of December 31, 1995 for the onshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve and present value data as of December 31, 1995 for the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants. The reserve estimates and present value data as of December 31, 1994 have been audited by Netherland, Sewell & Associates, Inc. and such data and estimates as of December 31, 1993 and 1994 were prepared by Collarini Engineering Inc. and Joe C. Neal & Associates, independent petroleum engineering consultants. For additional information relating to the Company's oil and natural gas reserves, see "Risk Factors - Uncertainty of Reserve Information and Future Net Revenue Estimates," "Business - Oil and Gas Reserves" and the Supplemental Information on Oil and Gas Producing Activities in Note 16 of the Notes to the Financial Statements of the Company included elsewhere in this Prospectus.


                                                                                   AS OF DECEMBER 31,
                                                                             -----------------------------------
                                                                                1993         1994        1995
                                                                             ----------   ----------  ----------
Proved Reserves:
  Oil (Mbbls) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,776       11,310      24,458
  Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . . . . . . . . .      138,862      172,122     218,052
  Total (Mmcfe) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      203,518      239,982     364,800
  Present value of future net revenues before income taxes (000s) (1) . .     $197,965     $171,391    $540,901
  Standardized measure of discounted future net cash flows (000s) (2) . .     $159,173     $152,627    $406,956



- --------------------

(1) The present value of future net revenues attributable to the Company's reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis.
(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10%.

                             SUMMARY OPERATING DATA


                                                                                    PRO FORMA (1)
                                                                                   --------------
                                                    YEAR ENDED DECEMBER 31,          YEAR ENDED     THREE MONTHS
                                          ----------------------------------------   DECEMBER 31,  ENDED MARCH 31,
                                             1993            1994          1995         1995             1996
                                          -----------     ----------   -----------  -------------  ---------------
Production:
    Liquids (Mbbls) (3)   . . . . . . .        1,425 (2)     1,753 (2)     2,343        2,690             853
    Natural gas (Mmcf)  . . . . . . . .       12,025        17,121        21,112       22,325           6,092
    Total (Mmcfe)   . . . . . . . . . .       20,575        27,639        35,170       38,465          11,210

Average sales prices:
    Liquids (per Bbl) (3)   . . . . . .   $    16.65      $  15.04      $  16.46     $  16.56        $  16.88
    Natural gas (per Mcf)   . . . . . .         2.16          1.87          1.59         1.59            2.29

Expenses (per Mcfe):
    Lease operating   . . . . . . . . .   $      .81      $    .86      $    .70     $    .70        $    .78
    Production taxes  . . . . . . . . .          .08           .06           .05          .06             .06
    Depreciation, depletion and
      amortization  . . . . . . . . . .          .96           .88           .88          .89            1.03
    General and administrative, net   .          .15           .23           .16          .15             .16

- --------------------

(1) Gives effect to the Ashlawn Acquisition, the Conoco Acquisition and other acquisitions by the Company prior to the Offering in 1995 as if such transactions had been consummated as of January 1, 1995.
(2) Includes certain natural gas liquid volumes reclassified to conform with 1995 classifications.

(3) Includes crude oil, condensate and natural gas liquids.

                                  RISK FACTORS

    Prospective purchasers of the Common Stock should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby.

VOLATILITY OF NATURAL GAS AND OIL PRICES

    Revenues generated from the Company's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of the Company's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, the Company enters into hedging arrangements from time to time. The Company's hedging arrangements apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - General" and "Business - Marketing and Customers."

    The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on December 31, 1995 which are not offset by other factors could result in a write-down for impairment of oil and gas properties.

REPLACEMENT OF RESERVES

    In general, the volume of production from oil and gas properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics, and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where the Company has a significant portion of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions. Except to the extent the Company acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that the Company's future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

    There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business - Oil and Gas Reserves."

    The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general.

EFFECTS OF LEVERAGE


    At March 31, 1996, the Company had total debt of approximately $144.5 million. Effective April 26, 1996, the Company renegotiated its senior secured credit facility (the "Senior Credit Facility") to provide for a commitment of $195 million, with a current borrowing base of $175 million. At April 30, 1996, the Company had availability of approximately $59.9 million under the Senior Credit Facility. The Company's level of indebtedness has several important effects on its operations, including (i) the covenants contained in the Senior Credit Facility and the Subordinated Note agreements require the Company to meet certain financial tests, and other restrictions limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions and (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly alter the leverage of the Company or, in the case of the issuance of additional equity securities, may be dilutive to holders of Common Stock. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Note 4 to the Company's Financial Statements.

CONTROL BY PRINCIPAL SECURITYHOLDERS


    The Company's principal stockholder, FAB, owns approximately 49.5% of the outstanding shares of Common Stock. FAB is a publicly traded Swedish company with two classes of stock, A shares and B shares. There are 1,000,000 outstanding A shares, each of which is entitled to one vote per share, and 13,392,000 outstanding B shares, each of which is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,559,133 B shares of FAB as of May 31, 1996. Accordingly, the Forss family has a 49.4% voting interest and a 17.8% economic interest in FAB. Under Swedish law, new issues of FAB securities are subject to preferential rights of existing stockholders which gives the Forss family the ability to maintain voting control over FAB in the event of future stock issuances.


    The Company, FAB, Wictor Forss and the Note Holders are parties to a voting agreement (the "Voting Agreement") pursuant to which such persons agree to maintain the size of the Board of Directors at no more than eight members, designate all eight nominees to the Board of Directors and vote their shares of Common Stock to elect such nominees. The Voting Agreement provides that (i) FAB has the right to designate two nominees, (ii) the Note Holders have the right to designate three nominees, (iii) the Chief Executive Officer of the Company must be nominated to serve as a director and must be Stig Wennerstrom or another person acceptable to the Note Holders and (iv) two independent directors be nominated by FAB subject to approval by the Note Holders. The Voting Agreement, as amended, provides that the independent director nominees for the Company's 1996 annual meeting have no previous affiliation with FAB. The Voting Agreement terminates on the earliest to occur of (i) September 15, 2003, (ii) the date on which FAB, certain of its transferees and their respective affiliates own less than 10% of the outstanding shares of Common Stock, and (iii) the date upon which less than $5 million aggregate principal amount of the Subordinated Notes remain outstanding and the Note Holders own less than 5% of the outstanding shares of Common Stock. The Voting Agreement is binding upon transferees of the Forss family who acquire an interest in FAB representing 10% or more of the outstanding shares of Common Stock. As a result of FAB's holdings of Common Stock and the Voting Agreement, after consummation of the Offering, FAB and the Note Holders will remain in the position to control the election of the entire Board of Directors of the Company and FAB will be able to determine the outcome of most matters requiring the vote of the Company's stockholders. FAB has granted the Note Holders an irrevocable proxy solely with respect to the voting of shares of Common Stock held by FAB for the election of directors. The proxy is exercisable solely for the purpose of electing members of the Board of Directors in accordance with the terms of the Voting Agreement and expires upon termination of the Voting Agreement. See "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock - Exchangeable Subordinated Notes."

CERTAIN PROVISIONS OF THE SUBORDINATED NOTES

    The Subordinated Notes are exchangeable into an aggregate of 2,343,047 shares of Common Stock, which would be equal to approximately 12.8% of the Common Stock currently outstanding. The Subordinated Notes currently bear interest at 7% per annum and mature on September 15, 2000. In the event that the Company does not complete a public offering of shares of its Common Stock that meets the definition of a "Qualified Public Offering" prior to September 15, 1998, and the Note Holders do not otherwise exchange their Subordinated Notes for Common Stock, the Note Holders will be entitled to an additional interest payment at maturity sufficient to provide such holders with a 13% compounded annual rate of return over the seven years that the Subordinated Notes are outstanding. A "Qualified Public Offering" is generally a public offering of Common Stock with respect to not less than 2% of the outstanding shares at a price of not less than $21.76 per share. Neither the Initial Public Offering nor this offering satisfy the definition of a Qualified Public Offering. Accordingly, the Company is currently accruing interest on the Subordinated Notes at 13%. The future cost of such a payment to the Company would be up to approximately $20.4 million. The Company has the option at maturity to pay the full principal amount of the Subordinated Notes and such additional interest payment in cash or shares of Common Stock with a value equal to the cash payment that would be otherwise due at maturity, subject to a cash make-whole provision equal to the difference between cash proceeds of the sale of such stock (if sold within 30 days of issuance) and the amount of principal and interest due. The Company cannot exercise its option to require the Note Holders to exchange the Subordinated Notes into Common Stock prior to maturity unless a Qualified Public Offering is completed and certain other conditions are met.

    In the event of a "change of control" of the Company, the Note Holders may elect to accelerate the maturity of the Subordinated Notes and the Company will be obligated to pay the Note Holders an amount equal to the greater of (i) 149.65% of the outstanding principal amount thereof, or (ii) an amount adequate to provide such Note Holders a 15% annual compounded rate of return through the payment date. A "change of control" generally is deemed to occur when a person or group other than FAB or the Forss family acquires 33-1/3% or more of the outstanding shares of Common Stock or there is a sale of all or substantially all of the Company's assets. See "Description of Capital Stock - Exchangeable Subordinated Notes."

    In the event the Note Holders exercise their demand registration rights with respect to the Common Stock, the Company is prohibited from issuing any shares of Common Stock in a private or public transaction, other than the issuance of Common Stock in a private acquisition, until the earlier of (i) in the case of an underwritten public offering, 90 days after the consummation thereof or (ii) in the case of a non-underwritten offering, 90 days after the effective date of the registration statement related to such offering. See "Description of Capital Stock - Voting and Holdback Agreement."

LIMITED HISTORY OF OPERATING OIL AND GAS PROPERTIES

    Although the Company and its predecessors have been engaged in the oil and gas business since 1982, the Company commenced operating offshore properties in 1993 and consequently has a limited history of conducting such operations. The Company has had a successful operating record since 1993, but there can be no assurance as to its future financial or operating success.

SUBSTANTIAL CAPITAL REQUIREMENTS


    The Company makes, and will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with proceeds from bank borrowings, the sale of the Subordinated Notes, sales of Common Stock and cash generated by operations.
The Company incurred capital expenditures of $144.7 million during 1995 and plans to incur capital expenditures, not including expenditures for acquisitions, of approximately $88 million in 1996. Management believes that the Company will have sufficient cash provided by operating activities and borrowings under the Senior Credit Facility to fund planned capital expenditures in 1996. If revenues decrease as a result of lower oil and gas prices or operating difficulties, the Company may have limited ability to expend the capital necessary to undertake or complete its 1996 drilling program. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


DRILLING RISKS

    Drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition.

ACQUISITION RISKS

    The Company's rapid growth in recent years has been largely the result of acquisitions of producing properties. The Company expects to continue to evaluate and pursue acquisition opportunities which are available on terms management considers favorable to the Company. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company is generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

DEPENDENCE ON KEY PERSONNEL

    The Company depends to a large extent on the services of its founder, Stig Wennerstrom, and certain other senior management personnel. The loss of the services of Mr. Wennerstrom and other senior management personnel could have a material adverse effect on the Company's operations. The Company has entered into an employment agreement with Mr. Wennerstrom. The Company believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel. See "Management - Employment Agreement of Chief Executive Officer."

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

    The Company's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, oil and natural gas. The Company's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. As with any owner of property, the Company is also subject to cleanup costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of its properties. In addition, the Company is subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including amendments to the Oil Pollution Act of 1990 or regulations which may be promulgated thereunder, could have a material adverse effect on the Company. See "Business - Abandonment Costs," "- Regulation" and "- Environmental Matters."

ABSENCE OF DIVIDENDS ON COMMON STOCK

    The Company currently intends to retain its cash for the operation and expansion of its business, including development, exploration and acquisition activities. The terms of both the Senior Credit Facility and the agreements relating to the Subordinated Notes contain restrictions on the payment of dividends to holders of Common Stock. Accordingly, the Company's ability to pay dividends will depend upon such restrictions and the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Description of Capital Stock - Exchangeable Subordinated Notes" and Note 4 to the Company's Financial Statements.

COMPETITION

    The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

    The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. The Company's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company's Amended Certificate of Incorporation and Bylaws and the Delaware General Corporation Law contain provisions that may have the effect of discouraging unsolicited takeover proposals for the Company. These provisions, among other things, restrict the ability of stockholders to take action by written consent, require the approval of the holders of 75% of the Common Stock to approve certain business combinations with "interested stockholders" (excluding shares owned by the interested stockholder), authorize the Board of Directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors and impose additional restrictions on business combinations with certain interested parties. In addition, the Subordinated Notes are redeemable at a substantial premium in the event of a change of control. See "Description of Capital Stock - Certain Provisions of the Company's Charter and Bylaws and Delaware Law" and "- Exchangeable Subordinated Notes."


SHARES ELIGIBLE FOR FUTURE SALE


    The Selling Stockholders have agreed not to dispose of any shares of Common Stock for a period of one year from the date of this Prospectus without the consent of the representatives of the Underwriters. As of the expiration of a lockup period that expired on May 29, 1996, as provided for in a separate registration rights agreement between the Company and FAB, a total of 9,040,486 currently outstanding shares of Common Stock held by FAB became eligible for resale, subject to the volume and other limitations of Rule 144 under the Securities Act, or pursuant to the exercise of demand registration rights. FAB has waived its registration rights in connection with this Offering. The Subordinated Notes are exchangeable for an aggregate of 2,343,047 shares of Common Stock. The Note Holders have certain demand and piggyback registration rights with respect such shares. The Note Holders have waived their registration rights in connection with this

Offering. In addition, there are 2,242,124 shares of Common Stock issuable pursuant to outstanding options and warrants held by the Note Holders, management and others, all of which are covered by demand or piggyback registration rights or will be issued pursuant to a registration statement on Form S-8 and become freely tradeable.


    No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

    In addition to the potentially depressing effect sales of currently outstanding shares of Common Stock could have on the market price for such shares, unusual sales activity in FAB's B Shares on the Stockholm Stock Exchange could exert additional downward pressure on such market price.

                                  THE COMPANY

GENERAL

    Forcenergy is an independent oil and gas company engaged in the development, exploration, acquisition and production of domestic oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the acquisition of producing properties in the Gulf of Mexico. At December 31, 1995 the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% were classified as proved developed.


    At the 1996 Annual Meeting of Stockholders held on May 23, 1996, the Stockholders of the Company approved a proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a change in the name of the Company from "Forcenergy Gas Exploration, Inc." to "Forcenergy Inc".

    The Company's principal executive offices are located at 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129-2237 and its telephone number is (305) 856-8500. Unless the context otherwise requires, the terms "Company" or "Forcenergy" as used in this Prospectus mean Forcenergy Inc and its predecessor entities.


RELATIONSHIP WITH FORCENERGY AB

    The Company was incorporated in Delaware in August 1993 to succeed by merger in September 1993 to the ownership of the oil and gas properties of its predecessor, Forcenergy Partners, L.P. ("Forcenergy Partners"). Forcenergy Partners was a limited partnership in which FAB was a 97% limited partner and a corporation wholly owned by Stig Wennerstrom, the Company's President and Chief Executive Officer, was the 3% general partner. In connection with the foregoing merger, Mr. Wennerstrom received shares in FAB and cash. Forcenergy Partners and its predecessors had been engaged in the domestic oil and gas business since 1982. See "Related Party Transactions."


    Prior to the Initial Public Offering in August 1995, all of the outstanding shares of Common Stock of the Company were owned by FAB. FAB currently owns approximately 49.5% of the outstanding shares of Common Stock. FAB is a publicly-traded Swedish company with two classes of stock, A shares and B shares. Each of the 1,000,000 outstanding A shares is entitled to one vote per share, and each of the 13,392,000 outstanding B shares is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,559,133 B shares as of May 31, 1996. Accordingly, the Forss family has a 49.4% voting interest and a 17.8% economic interest in FAB. Under Swedish law, new issues of FAB securities are subject to preferential rights of existing stockholders, which gives the Forss family the ability to maintain voting control over FAB in the event of future stock issuances. See "Management - Voting Agreement" and "Security Ownership of Certain Beneficial Owners and Management."


                                USE OF PROCEEDS

    The Company will not receive any proceeds from the offering of shares by the Selling Stockholders.

                                DIVIDEND POLICY

    The Company currently intends to retain its cash for the operation and expansion of its business, including development, exploration and acquisition activities. The terms of both the Senior Credit Facility and the Subordinated Notes contain restrictions on the payment of dividends to holders of Common Stock. Accordingly, the Company's ability to pay dividends will depend upon such restrictions and the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. See Note 4 to the Company's Financial Statements.

                             MARKET FOR AND RECENT
                             PRICES OF COMMON STOCK



    Forcenergy's Common Stock is traded on the Nasdaq National Market under the symbol "FGAS". The following table sets forth, for the periods indicated, the range of closing high and low sale prices of the Common Stock as reported by the Nasdaq Stock Market. The Company commenced trading on the Nasdaq National Market on July 28, 1995; therefore no public market existed for the Common Stock prior to that date. On June 4, 1996, the last reported sale price of the Common Stock was $14 7/8.



                                                                                             HIGH        LOW
                                                                                           --------------------
          1995    Third Quarter (commencing July 28, 1995)  . . . . . . . . . . . . . .     $11.38      $10.00
                  Fourth Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $11.50      $ 9.25
          1996    First Quarter   . . . . . . . . . . . . . . . . . . . . . . . . . . .     $11.69      $10.50
                  Second Quarter (through June 4, 1996) . . . . . . . . . . . . . . . .     $15.50      $11.63



    At May 1, 1996, the Company had fourteen shareholders of record of its Common Stock. The Company estimates that there are approximately 700 beneficial owners of Common Stock.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at March 31, 1996. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.



                                                                                         AT MARCH 31, 1996
                                                                                         -----------------
                                                                                           (IN THOUSANDS)
 Long-term debt (including current maturities) . . . . . . . . . . . . . . . . . .             $105,089
 7% Exchangeable Subordinated Notes (1)  . . . . . . . . . . . . . . . . . . . . .               39,444
 Stockholders' equity:
      Preferred Stock, $.01 par value, 5,000,000 shares authorized; no shares
          issued and outstanding . . . . . . . . . . . . . . . . . . . . . . . . .                  ---
      Common Stock, $.01 par value, 50,000,000 shares authorized; 18,260,447 shares
          issued and outstanding (2) . . . . . . . . . . . . . . . . . . . . . . .                  183
      Capital in excess of par value . . . . . . . . . . . . . . . . . . . . . . .              163,378
      Accumulated deficit, since September 14, 1993  . . . . . . . . . . . . . . .               (6,782)
                                                                                               --------
          Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . .              156,779
                                                                                               --------
              Total capitalization . . . . . . . . . . . . . . . . . . . . . . . .             $301,312


- --------------------


(1) Includes $34 million in aggregate principal amount payable upon maturity and approximately $5.4 million in deferred interest.

(2) Does not include (i) 2,343,047 shares of Common Stock issuable upon exchange of the Subordinated Notes and (ii) 2,242,124 shares of Common Stock issuable pursuant to outstanding options and warrants to purchase Common Stock held by management and others. See "Management," "Description of Capital Stock - Exchangeable Subordinated Notes," "- Warrants" and "Related Party Transactions."

                           SELECTED FINANCIAL DATA


    The following table sets forth selected historical financial data for the Company as of and for each of the periods indicated. The financial data as of and for each of the four years in the period ended December 31, 1994 are derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants. The financial data as of and for the year ended December 31, 1995 is derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                                                              THREE MONTHS ENDED
                                                                            YEAR ENDED DECEMBER 31,                MARCH 31,
                                                    ------------------------------------------------------- -----------------------
                                                       1991        1992       1993      1994        1995       1995         1996
                                                    ----------  ---------- ---------  ---------   --------- ----------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            (UNAUDITED)
INCOME STATEMENT DATA:
     Revenues:
         Oil and gas sales  . . . . . . . . . . . . $  12,680   $  24,937   $ 49,652   $ 58,354   $ 72,147   $ 16,925    $ 28,342
         Other  . . . . . . . . . . . . . . . . . .       337         475        441        388        494        114         126
                                                    ---------   ---------   --------   --------   --------   --------    --------
                                                       13,017      25,412     50,093     58,742     72,641     17,039      28,468
                                                    ---------   ---------   --------   --------   --------   --------    --------
     Expenses:
         Lease operating  . . . . . . . . . . . . .     4,091       7,769     16,632     23,744     24,507      6,235       8,736
         Depreciation, depletion and amortization .     4,216       8,014     19,889     24,572     31,295      7,786      11,556
         Production taxes . . . . . . . . . . . . .       280         606      1,560      1,701      1,868        416         724
         General and administrative, net  . . . . .     1,947       2,523      3,166      6,463      5,670      1,274       1,790
                                                    ---------   ---------   --------   --------   --------   --------    --------
             Total operating expenses . . . . . . .    10,534      18,912     41,247     56,480     63,340     15,711      22,806
                                                    ---------   ---------   --------   --------   --------   --------    --------
     Income from operations . . . . . . . . . . . .     2,483       6,500      8,846      2,262      9,301      1,328       5,662
     Interest and other income (loss) . . . . . . .       525         197        545        789       (561)       126         111
     Interest expense, net of amounts capitalized .      (233)     (2,303)    (6,192)    (9,529)   (11,668)    (3,069)     (2,874)
                                                    ---------   ---------   --------   --------   --------   --------    --------
     Income (loss) before income taxes  . . . . . .     2,775       4,394      3,199     (6,478)    (2,928)    (1,615)      2,899
     Income tax provision (benefit) (1) . . . . . .         -           -      2,337     (2,403)    (1,075)      (601)      1,081
     Minority interest  . . . . . . . . . . . . . .        83         132        107          -          -          -           -
                                                    ---------   ---------   --------   --------   --------   --------    --------
     Net income (loss)  . . . . . . . . . . . . . . $   2,692   $   4,262   $    755   $ (4,075)  $ (1,853)  $ (1,014)   $  1,818
                                                    =========   =========   ========   ========   ========   ========    ========
     Net income (loss) per share  . . . . . . . . .                                    $   (.50)  $   (.14)  $   (.11)   $    .10
                                                                                       ========   ========   ========    ========



UNAUDITED PRO FORMA DATA (1):
     Income before income taxes, including minority
         interest . . . . . . . . . . . . . . . . . $   2,692   $   4,262   $  3,092
     Income tax provision . . . . . . . . . . . . . $   1,027   $   1,639   $  1,207
                                                    ---------   ---------   --------
     Net income . . . . . . . . . . . . . . . . . . $   1,665   $   2,623   $  1,885
                                                    =========   =========   ========
     Net income per share . . . . . . . . . . . . . $     .26   $     .41   $    .29
                                                    =========   =========   ========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING . . .     6,451       6,451      6,520      8,188     12,910      9,040      18,260



                                                                         DECEMBER 31,                              MARCH 31,
                                                 ---------------------------------------------------------------  ----------
                                                    1991         1992          1993        1994          1995        1996
                                                 ----------   ---------     ---------    ---------    ----------  ----------
                                                                             (IN THOUSANDS)
 BALANCE SHEET DATA:
      Property, plant and equipment, net .        $59,691      $112,441     $152,659     $186,241      298,832     316,227
      Total assets . . . . . . . . . . . .         71,154       127,684      187,786      220,287      335,090     354,179
      Total debt . . . . . . . . . . . . .          7,922        75,758      127,234      131,646      130,729     144,533
      Stockholders' equity . . . . . . . .         48,612        45,252       43,336       71,061      154,961     156,779



- --------------------

(1) Prior to September 14, 1993, the Company was exempt from United States federal and certain state income taxes as a result of its partnership status. The pro forma data reflects the income tax expense that would have been recorded had the Company not been exempt from paying such income taxes. Net income per share data for 1991, 1992 and 1993 is described as unaudited pro forma because of the Company's former partnership status.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following discussion is intended to assist in an understanding of the Company's historical financial position and results of operations for each year of the three-year period ended December 31, 1995 and the unaudited three-month periods ended March 31, 1995 and 1996. The Company's historical financial statements and notes thereto included elsewhere in this Prospectus contain detailed information that should be referred to in conjunction with the following discussion.


GENERAL

    Forcenergy was organized in September 1993 to succeed by merger to the ownership of oil and gas properties held by Forcenergy Partners. Forcenergy Partners and its predecessors commenced oil and gas operations in 1982 and focused primarily on non-operated working interests in onshore properties. Since 1990, the Company has primarily focused its activities on acquiring Gulf of Mexico offshore properties and has completed 21 acquisitions of offshore or Gulf Coast properties at a total cost of $190.8 million. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were offshore and 69% of which were classified as proved developed.

    The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas, oil and condensate, which are dependent upon numerous factors beyond the Company's control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and future decreases in oil and gas prices could have a material adverse effect on the Company's financial position, results of operations, quantities of oil and gas reserves that may be economically produced and access to capital.

    The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on December 31, 1995 which are not offset by other factors could result in a writedown for impairment of oil and gas properties.

    The Company utilizes forward sales contracts and commodity swaps for portions of its oil and gas production to achieve more predictable cash flows and to reduce its exposure to fluctuations in oil and gas prices. As of May 1, 1996, the Company had entered into future sales and swap contracts as a hedge against possible price declines that effectively fixed sales prices on approximately 74% of the Company's estimated oil production for the remainder of the year and for approximately 59% of the Company's estimated net natural gas production for the remainder of 1996, at $18.00 per barrel and $2.03 per Mcf, respectively. The Company accounts for its commodity swaps as hedging activities and, accordingly, gains or losses are included in oil and gas revenues for the period the production was hedged. See Note 11 to the Company's Consolidated Financial Statements.

    For accounting purposes, the Company accrues interest on the Subordinated Notes at 13% per annum, however the current cash interest expense of such Subordinated Notes is 7%. The difference is reflected in the Company's cash flow statement as deferred interest. See "-- Liquidity and Capital Resources."

    Revenues from natural gas production are recorded using the sales method, net of royalties and net profits interests. When sales volumes exceed the Company's entitled share, an over-produced imbalance occurs. To the extent the over-produced imbalance exceeds the Company's share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. Management does not believe that the Company has any material over-produced gas imbalances.

    At December 31, 1995, the Company had an aggregate of $39.2 million of net operating loss carryforwards for federal income tax purposes which are subject to annual limitations on utilization. Future income tax liabilities and the impact of the alternative minimum tax will vary depending upon the number of wells drilled, intangible drilling costs incurred and other investments in oil and gas properties by the Company. See Note 6 to the Company's Financial Statements.

RESULTS OF OPERATIONS

    PRODUCTION DATA

    The following table sets forth the Company's historical oil and natural gas production data during the periods indicated:



                                                                                                     THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                          -------------------------------------    ----------------------
                                                              1993         1994         1995          1995        1996
                                                          ------------  ----------  -----------    ---------   ----------
    Production:
        Liquids (Mbbls)(1)  . . . . . . . . . . . . . .          1,425      1,753         2,343          499          853
        Natural gas (MMcf)  . . . . . . . . . . . . . .         12,025     17,121        21,112        5,772        6,092
        Total (MMcfe)   . . . . . . . . . . . . . . . .         20,575     27,639        35,170        8,766       11,210
    Average sales prices:
        Liquids (per Bbl)   . . . . . . . . . . . . . .   $      16.65  $   15.04   $     16.46    $   16.36   $    16.88
        Natural gas (per Mcf)   . . . . . . . . . . . .           2.16       1.87          1.59         1.52         2.29
    Expenses (per Mcfe):
        Lease operating   . . . . . . . . . . . . . . .   $        .81  $     .86   $       .70    $     .71   $      .78
        Production taxes  . . . . . . . . . . . . . . .            .08        .06           .05          .05          .06
        Depreciation, depletion and amortization  . . .            .96        .88           .88          .89         1.03
        General and administrative  . . . . . . . . . .            .15        .23            16          .15          .16

- --------------------


(1) Includes crude oil, condensate and natural gas liquids.

    COMPARISON OF THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

    Operating and Net Income. Operating income increased 338% from the $1.3 million reported in the first quarter of 1995 to $5.7 million for the first quarter of 1996. Net income increased by $2.8 million, from a $1.0 million loss reported for the first quarter of 1995 to the $1.8 million reported for the comparable period of 1996. The improvement in both operating income and net income/loss was attributable primarily to higher production and higher realized oil and gas prices.

    Production. The Company's net oil and gas production increased by 28%, on an Bcfe basis, from the 8.8 Bcfe produced in the first quarter of 1995 to the
11.2 Bcfe produced in the comparable period of 1996. The higher production was attributable to new production from properties acquired in 1995 and from successful drilling and workover programs in late 1995 and in the first quarter of 1996. Net oil production increased 71% from 499 Mbbls produced in the first quarter of 1995 to 853 Mbbls produced in the same period of 1996. Net gas production rose 6% from 5.8 Bcf produced in the first quarter of 1995 to 6.1 Bcf for the same period in 1996.

    Revenues. Revenue for the first quarter increased by 68%, from the $17.0 million reported in the first quarter of 1995 to $28.5 million in the comparable quarter of 1996, primarily due to higher production volumes and higher net realized oil and gas prices. Average net realized liquids prices rose from $16.36 per barrel in the first quarter of 1995 to $16.88 per barrel in the first quarter of 1996, a 3% increase. Average net realized gas prices increased 51% from $1.52 in the first quarter of 1995 to $2.29 per Mcf in the first quarter of 1996.

    Lease Operating Expenses. Lease operating expenses rose from $6.2 million reported in the first quarter of 1995 to $8.7 million for the first quarter in 1996. The increase in costs relates primarily to the addition of new fields acquired during 1995 and to nonrecurring workover repairs and maintenance activities incurred in early 1996. On an equivalent Mcf produced basis, expenses increased from $.71 in the first quarter of 1995 to $.78 in the first quarter of 1996 primarily because of the repair and maintenance activities.

    Depreciation, Depletion and Amortization ("DD&A"). DD&A increased from the $7.8 million in the first quarter of 1995 to $11.6 million in the first quarter of 1996. The increase was attributable to higher production and an increase in the DD&A rate from $.89 in the 1995 first quarter to $1.03 in the same period of 1996.

    General and Administrative Costs. General and administrative costs increased from $1.3 million in the first quarter of 1995 to $1.8 million for the same period in 1996 primarily because of the overall growth of the Company in the latter half of 1995 and the increased costs associated with being a newly public company. However, on an equivalent unit of production basis the expenses remained relatively constant at $.16 per Mcfe in the first quarter of 1996 compared to $.15 per Mcfe in the first quarter of 1995.

    Interest Expense. Interest expense, net of amounts capitalized, declined 6% from $3.1 million in the first quarter of 1995 to $2.9 million in the first quarter of 1996. The decrease in interest expense relates primarily to lower rates on the Company's Senior Credit Facility.

    Income Tax Provision (Benefit). The provision for income taxes increased to $1.1 million in the first quarter ended March 31, 1996 from a benefit of $0.6 million in the first quarter of 1995 because of the improvement in results of operations.


    COMPARISON OF THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1995


    Operating and Net Income. Operating income increased 304%, from $2.3 million in 1994 to $9.3 million in 1995. The Company's net loss for 1994 was $4.1 million compared with a net loss for 1995 of $1.9 million. These improvements were attributable to higher oil and gas production and lower per unit lease operating costs.


    Production. Forcenergy's total net equivalent production increased to 35.2 Bcfe in 1995, 28% more than the 27.6 Bcfe produced in 1994, due primarily to the acquisition of additional offshore properties in late 1994 and in early 1995 and the addition of new production attained from the successful 1995 drilling program. See "Business - 1995 Drilling Program". Net oil production increased by 34%, from 1,753 Mbbls in 1994 to 2,343 Mbbls in 1995 and net gas production increased by 23% from 17.1 Bcf in 1994 to 21.1 Bcf in 1995.

    Revenues. Total revenues increased 24% from $58.7 million in 1994 to $72.6 million in 1995, primarily because of the higher volume of oil and gas produced, which in turn resulted from acquisitions closed during 1995 and from the Company's successful drilling program. Oil revenues for the year increased by 46% from $26.3 million in 1994 to $38.4 million in 1995. Average net realized oil prices of $16.46 per barrel in 1995 were 9% higher than the $15.04 per barrel received in 1994. Gas revenues rose from $31.9 million in 1994 to $33.6 million in 1995 or 5%; however, average net realized gas prices declined to $1.59 per Mcf in 1995, 15% below the $1.87 average received in 1994.

    Lease Operating Expenses. Lease operating expenses increased by $763,000, or 3%, from 1994 to 1995 because of the addition of new properties; however, on a per Mcfe produced basis, costs declined 19% from $.86 per Mcfe in 1994 to $.70 per Mcfe in 1995. This decline in the per unit cost was attributable to the Company's success in adding new production through development of new reserves from existing properties and facilities and through acquiring new properties that provide operating synergies with existing properties.

    Depletion, Depreciation and Amortization ("DD&A"). Total DD&A increased 27% from $24.6 million during 1994 to $31.3 million during 1995, primarily as a result of higher production volumes in 1995 as the DD&A rate was substantially the same for both years.

    General and Administrative. General and administrative expenses declined 12% from $6.5 million incurred in 1994 to $5.7 million in 1995. The costs for 1994 reflected higher third-party engineering and consulting fees associated with several acquisition possibilities that never materialized. Additionally, the Company billed more general and administrative expenses, as provided for in joint operating agreements, to joint interest owners in 1995 due to the increased drilling activity.



    Interest Expense. Interest expense, net of amounts capitalized, increased 23% from $9.5 million in 1994 to $11.7 million in 1995. This increase was primarily attributable to the acquisition related increases in the Company's debt levels prior to the repayment of a portion of that debt with proceeds from the Initial Public Offering and amortization of debt issuance costs associated with the Company's $8.0 million bridge loan that was repaid in 1995.


    Interest and Other Income. Interest and other income (loss) reflected a net charge of $561,000 in 1995 compared with income of $789,000 in 1994. The 1995 charge included a non-cash adjustment to certain balance sheet items associated with activities in previous years. Interest income was $454,000 in 1994 compared to $474,000 in 1995.


    Income Tax Provision (Benefit). The income tax benefit decreased from $2.4 million in 1994 to $1.1 million in 1995, due to the improvement in the results of operations.


    COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND DECEMBER 31, 1994



    Operating and Net Income. Income from operations decreased by 74% from $8.8 million in 1993 to $2.3 million in 1994. The decline in income from operations is primarily the result of a decline in the average realized prices for oil and gas sales and the incurrence of additional operating and administrative costs as the Company undertook full operations of additional Gulf of Mexico properties. Net income was $0.8 million in 1993 as compared to a net loss of $4.1 million in 1994.


    Production. The Company's production increased 34% from 20.6 Bcfe in 1993 to 27.6 Bcfe in 1994, primarily as a result of the acquisitions of properties and higher volumes in the second half of 1994 due to the Company's 1994 development program. Oil production volume of 1,753 Mbbls in 1994 increased by 23% as compared to 1993 production volume of 1,425 Mbbls. Gas production of
17.1 Bcf in 1994 increased by 42% as compared to 1993 production of 12.0 Bcf.

    Revenues. Total revenues increased 17% from $50.1 million in 1993 to $58.7 million in 1994. Oil sales increased by 11% from $23.8 million in 1993 to $26.3 million in 1994. Average net realized oil prices of $16.65 in 1993 decreased by 9% to $15.04 in 1994. Gas sales increased by 23% from $25.9 million in 1993 to $31.9 million in 1994. Average net realized gas prices declined 13% from $2.16 in 1993 to $1.87 in 1994. The increase in volumes primarily reflects the acquisition of offshore properties and increases in production during the second half of 1994 as a result of the Company's development program.

    Lease Operating Expenses. Lease operating expenses increased by $7.1 million or 43% in 1994 as compared to 1993 due to the addition of new offshore
fields acquired in late 1993 and 1994.   On an Mcfe basis, lease operating
costs increased by 6% from $.81 in 1993 to $.86 in 1994. This per unit operating cost increase is primarily the result of increased offshore facility maintenance on properties acquired during 1994 and increased costs associated with supplemental bonding requirements for offshore properties, which costs were incurred prior to the benefit of any development activities on such properties.

    Depletion, Depreciation and Amortization. Total DD&A increased by $4.7 million or 24% from $19.9 million in 1993 to $24.6 million in 1994. The increase in total DD&A in 1994 is primarily attributable to
increased production added by acquisitions.   DD&A per Mcfe declined 8% from
$.96 in 1993 to $.88 in 1994 due to the acquisition of additional proved reserves at a lower cost per Mcfe.



    General and Administrative. General and administrative expenses increased from $3.2 million in 1993 to $6.5 million in 1994. This increase was primarily the result of increased engineering and support staff for the New Orleans office which was opened in March 1993 and increased legal and consulting costs incurred to evaluate potential offshore property acquisitions.


    Interest Expense. Interest expense, net of amounts capitalized, increased by 53% from $6.2 million in 1993 to $9.5 million in 1994. This increase is attributable to additional borrowings for acquisition financing combined with an increase in market interest rates in 1994 under the Senior Credit Facility, inclusion of a full year's interest expense for the Subordinated Notes and a full year's amortization of debt issuance costs associated with the Senior Credit Facility and the Subordinated Notes in 1994.


    Income Tax Provision (Benefit). The provision for income taxes decreased by $4.7 million from a provision of $2.3 million in 1993 to a benefit of $2.4 million in 1994 due to a pre-tax loss of $6.5 million in 1994 and the FASB 109, "Accounting for Income Taxes" deferred tax adjustment of $2.4 million recorded in 1993. This one time adjustment was made to reflect the book and tax timing differences for assets and liabilities existing on September 14, 1993 as a result of merger transactions which converted Forcenergy Partners, the Company's predecessor, into a taxable U.S. corporation.



LIQUIDITY AND CAPITAL RESOURCES


    The Company has historically funded its operations, acquisitions, capital expenditures and working capital requirements from cash flow from operations, bank borrowings and private and public placements of debt and equity securities. The Company's primary sources of funds for each of the past three years and the quarters ended March 31, 1995 and 1996 are reflected in the following table (in thousands):



                                                                                                        THREE MONTHS ENDED
                                                                                                             MARCH 31,
                                                                                                       --------------------
                                                                     1993         1994      1995          1995       1996
                                                                  -----------  ---------  ---------    ---------   --------
          Net cash provided by operating activities . . . . . . . $    19,473  $  22,433  $ 28,574        9,281     13,361
          Net borrowings under the Senior Credit Facility . . . .      28,881      6,872    (2,957)      22,440     13,034
          Proceeds from issuance of Subordinated Notes  . . . . .      34,000       --        --           --         --
          Proceeds from issuance of Common Stock  . . . . . . . .       2,200     31,800    55,753         --         --
          Proceeds from Bridge Loan . . . . . . . . . . . . . . .        --         --       8,000        8,000       --



    In the first three months of 1996, the Company generated approximately $13.4 million in cash from operations and borrowed, net of repayments, approximately $13.0 million under its Senior Credit Facility. The Company's cash flow from operations has increased significantly during 1996 because of higher average oil and gas prices and the additional production from acquired properties and development drilling. Net borrowings decreased for the quarter ended March 31, 1996 compared to the same quarter in 1995 primarily due to the borrowings for a major acquisition in early 1995.

    The Company had negative working capital of $11.8 million and $11.0 million at December 31, 1995 and March 31, 1996, respectively. The negative working capital at March 31, 1996 and the end of 1995 was attributable to delays in the receiving, and processing vendor invoices during the Company's 1995 drilling program. In addition, two acquisitions with December 1995 effective dates were closed in early January 1996, therefore, the portion of the consideration that remained to be paid at December 31, 1995 was accrued as a current liability and was reflected as accrued acquisition obligations on the balance sheet.

    Total capital expenditures were $58.2 million and $144.7 million during 1994 and 1995, respectively. The Company's capital expenditure budget for 1996 is approximately $88 million of which $28.8 million was expended in the first quarter of 1996 and includes development costs planned for recently acquired properties and costs associated with identification and evaluation of exploration prospects on those properties. Forcenergy will continue to evaluate its capital spending plans throughout the year. Actual levels of capital expenditures may vary significantly due to a variety of factors, including drilling results, oil and gas prices, industry conditions and outlook, future acquisitions of properties and the availability of capital. Though the 1996 capital budget does not incorporate any acquisitions, the Company will continue to selectively seek acquisition opportunities for proved reserves where it believes development and exploration potential exists. The Company would fund acquisitions through a combination of cash flow from operations, borrowings under its credit facility, additional borrowing facilities or the issuance of debt or equity securities.


    In December 1995, the Company amended its Senior Credit Facility to extend its maturity date and to lower borrowing rates on amounts advanced under the facility. The termination date on the revolving credit loan was extended to December 31, 1997, at which time the outstanding amount becomes a term loan with future annual principal payments, as a percentage of the principal balance outstanding at the time of conversion to the term loan, of 36% in 1998, 30% in 1999, 23% in 2000 and 11% in 2001. The term loan matures on June 30, 2001. Effective April 29, 1996, the Company renegotiated the Senior Credit Facility to provide for a commitment of $195 million with a current borrowing base of $175 million. At April 30, 1996, the Company had $59.9 million available under the facility. The borrowing base is subject to redetermination semi-annually based on revised reserve estimates.

    Borrowings under the Senior Credit Facility bear interest, at the Company's option, at either the prime rate or LIBOR plus 1.375%. Interest on the prime loans are due quarterly and interest on the LIBOR loans are due at the end of the designated interest period. The Senior Credit Facility is secured by substantially all of the Company's oil and gas properties. The Senior Credit Facility contains certain covenants of the Company, including maintenance of minimum tangible net worth, certain financial ratios and certain restrictions on liens.

    Revenues generated from operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future as prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These uncontrollable factors include, but are not limited to, the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels and political and economic conditions in the Middle East and Canada that can affect the supply and price of foreign oil and natural gas. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower prices also may reduce the amount of reserves that can be produced economically as well as limit the ability to continue to exploit and develop the existing reserve base.

    On March 1, 1995, the Company entered into an $8 million bridge loan. Borrowings under the bridge loan were used to repay $4.9 million of indebtedness under the Senior Credit Facility and to pay $3.1 million in connection with the acquisition of producing properties in April 1995. Amounts outstanding under the bridge loan were repaid with a portion of the proceeds of the Initial Public Offering.

    In August 1995, the Company completed its Initial Public Offering and received net proceeds of $55.7 million. In addition to repaying borrowings under the bridge loan, the Company used the proceeds from the initial Public Offering to complete the acquisition of Ashlawn and to repay a portion of the Senior Credit Facility.


    Management believes that cash flow from operations and available borrowings under the Senior Credit Facility will be adequate to meet future liquidity needs, including satisfying the Company's financial obligations and funding its capital program. If revenues decrease as a result of lower oil or gas prices or operating difficulties, re-evaluation of a portion of the 1996 capital budget could be required.

                                    BUSINESS

OVERVIEW

    Forcenergy is an independent oil and gas company engaged in the development, exploration, acquisition and production of domestic oil and natural gas properties. The Company has experienced significant growth in the last five years, primarily through the acquisition of producing properties in the Gulf of Mexico. At December 31, 1995, the Company had net proved reserves of 365 Bcfe, 71% of which were located in the Gulf of Mexico. Approximately 60% of the Company's net proved reserves on such date were natural gas and approximately 69% of proved reserves were classified as proved developed. The Company operates approximately 79% of its Gulf of Mexico production.

STRATEGY

    The Company's business strategy is to increase its reserves and cash flow through the development, exploration and exploitation of its existing producing properties in the shallow waters (less than 350 feet) of the Gulf of Mexico. Management believes that the Company's acquisitions to date have positioned it for such growth through a program of development and selective exploratory drilling. The Company emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits the Company to utilize its base of geological, engineering and production experience in the region to maximize drilling success and to minimize finding and development costs. The Company plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential as well as providing operating synergies with existing properties.

OPERATIONS


    Quality of Asset Base; Drilling Prospects. The Company holds interests in or rights to 51 lease blocks in federal and state waters in the Gulf of Mexico, including a 100% working interest in 26 lease blocks and a 50% or greater working interest in 12 other lease blocks. The Company believes it has assembled a three to five year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico on acreage held by production. Most of the properties comprising this inventory are located in fields which have prolific production histories and which the Company believes will yield significant additional reserves through the application of modern exploration and development technologies. The Company is pursuing the development of these properties through a combination of development drilling, recompletions and workovers and exploratory drilling. During 1995, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in the Gulf of Mexico and undertook eight recompletions and 24 workover projects resulting in initial net production increases of 4,392 Bbls/d of oil and 27,496 Mcf/d of gas. The Company plans to drill 19 development wells, eight of which have been successfully completed, and undertake 14 recompletions and 16 workover projects on its properties in the Gulf of Mexico during 1996. In addition, ten exploratory wells have been scheduled during the year to provide the Company with exposure to higher risk, higher potential prospects. Two of these wells have been successfully completed. The Company anticipates that approximately $70 million of its $88 million 1996 capital expenditure budget will be spent on these offshore projects, not including acquisition expenditures.


    Control of Operations and Costs. The Company prefers to operate its offshore properties in order to more effectively manage production performance while controlling operating expenses and the timing and amount of capital expenditures. Forcenergy operates 78 structures and 188 wells in the Gulf of Mexico. Management believes that the operating expertise and experience of its personnel in the Gulf of Mexico have been instrumental in its ability to significantly enhance and improve production rates and cash flow with minimal additional costs. A significant portion of the drilling prospects the Company expects to pursue during the next three to five years are accessible from existing production facilities operated by the Company. This base of operations will enable the Company to reduce its per unit operating costs if higher production volumes are realized. As a result of these factors, the Company improved its lease operating expense from $.86 per Mcfe of production in 1994 to $.70 per Mcfe of production in 1995.


    Technology. The Company uses advanced technology in its exploration and development activities in order to reduce drilling risks and finding costs and to more effectively prioritize drilling prospects based on return potential. The Company has acquired 3-D seismic surveys on 50 offshore lease blocks and currently has 390 square miles of 3-D seismic data and 1,540 linear miles of 2-D seismic data on its offshore properties. The Company has six geologists/geophysicists with average industry experience of 16 years and has invested in five Landmark geophysical stations for use in interpreting 3-D seismic data. The ability to obtain 3-D seismic data for offshore properties at reasonable costs has enabled the Company to identify multiple development and exploratory prospects in mature producing fields which were not identified through earlier technologies.


    Recent Acquisitions. During 1995, the Company spent an aggregate of approximately $92.1 million for working interests in 15 different fields that added 121.9 Bcfe of net proved reserves to its reserve base at an average cost of $.76 per Mcfe. Approximately $81.6 million of such expenditures were for interests in 10 properties located in the Gulf of Mexico. Set forth below is a listing of the more significant acquisitions completed in 1995.

    In February 1995, the Company acquired a 12.5% working interest in South Marsh Island Block 149, an 8% working interest in the Eugene Island Block 24 fields and a 100% working interest in the Donahue No. 2 well in the Abbeville Field from Sonat, Inc. for approximately $2.9 million. The acquisition of the working interest in South Marsh Island Block 149 increased the Company's ownership in the field to 100%. Improved operating techniques instituted by the Company on the Donahue well resulted in an increase in daily net production from 210 barrels at the time of the acquisition to approximately 312 barrels per day at year-end.


    In March 1995, the Company acquired an average working interest of 85% in the Livingston Field from Amoco Production Company and others for approximately $2.8 million. The Livingston Field is a Wilcox waterflood field located approximately 45 miles west of New Orleans, Louisiana.

    The Company also acquired in March 1995 working interests in the South Marsh Island 136/137 Field and the northern half of South Marsh Island Block 106 from Conoco, Inc. for approximately $24.5 million. In April 1995, the Company acquired all of the remaining working interests in the northern half of South Marsh Island 106 from Texaco Trading Corporation, and in August purchased an additional 12.67% working interest in the 136/137 field from Apache Corporation (increasing its total ownership in the field to 67.25%). The foregoing acquisitions were particularly attractive because both fields are adjacent to fields in which the Company holds 100% working interests. The Company had an active drilling program in Block 106 in 1995 and will have at least one rig in the block for all of 1996. See "1995 and 1996 Offshore and Gulf Coast Drilling Activity."

    Simultaneously with the closing of its Initial Public Offering, the Company acquired all of the outstanding capital stock of Ashlawn, a privately-held company with substantial working interests in the South Pass 24 Field, Vermilion 28 Field and Ship Shoal 26 Field (the "Ashlawn Acquisition"). The purchase price for the Ashlawn Acquisition consisted of 3,000,000 shares of Common Stock, $3.3 million in cash and the assumption of $5.7 million in debt. All of the assumed debt was repaid with the proceeds of the Initial Public Offering. All of the shares included in this offering are being sold by the former stockholders of Ashlawn. The Company conducted an active drilling program on these properties in 1995 and expects to continue to pursue additional development projects on the properties in 1996. See "-- 1995 and 1996 Offshore and Gulf Coast Drilling Activity".


    In November 1995, the Company acquired an approximate 50% working interest in certain leases in Howard Glasscock/Snyder fields in Howard County, Texas from Saga Petroleum, Inc. for approximately $3.9 million. The Company's 1996 capital budget includes $1.9 million for its pro rata share of drilling injection wells to initiate a waterflood recovery project in the field.

    In December 1995, the Company acquired, by purchase and simultaneous swap in two transactions, an approximate 50% working interest in the Vermilion 261 Field (increasing total ownership in the field to 75%) and a 100% working interest in the Vermilion 262 Field for $830,000 in cash and the exchange of the Company's interest in the Eugene Island 24 Field it acquired in February 1995. In late 1995, the Company acquired a 100% working interest in the Vermilion Block 380 Field, located offshore Louisiana, from Texaco Exploration and Production, Inc. for consideration of approximately $650,000.

    Effective December 1995, the Company acquired a 100% working interest in the West Cameron 630 Field, located offshore Louisiana and an approximately 51.7% working interest in the Comite Field in East Baton Rouge Parish, Louisiana from Exxon Corporation for approximately $3.9 million.


    As is customary in the oil and gas industry, the Company from time to time submits bids on oil and gas properties. The Company currently has executed purchase and sale agreements with two parties for the acquisition of properties in the Gulf of Mexico and West Texas for consideration of approximately $11.2 million and $3.6 million, respectively. Such agreements are subject to the completion of satisfactory due diligence by the Company including title and environmental due diligence. There can be no assurance that any of such transactions will be consummated.


GULF OF MEXICO PROPERTIES


    Since January 1, 1990, the Company has acquired working interests in 51 Gulf of Mexico and Gulf Coast blocks. The Company owns a 100% working interest in 26 of these blocks and operates 37 of the producing properties. The following table lists the working interest, net proved reserves and the operator for the Company's 14 largest offshore properties, comprising approximately 67% of the Company's total net proved reserves, as of December 31, 1995:


                                                                    NET PROVED RESERVES AT
                                                                       DECEMBER 31, 1995
                                                    AVERAGE
                                                    WORKING       OIL         GAS        TOTAL
                      FIELD                        INTEREST     (MBBLS)     (MMCF)      (MMCFE)   OPERATOR
- ------------------------------------------------  ---------    --------    --------    --------   --------
South Marsh Island Block 106/115  . . . . . . .     100%        4,326       12,659      38,615    Company
South Marsh Island 6 Field Complex  . . . . . .     100%        1,423       18,504      27,042    Company
Ship Shoal 230 Field, Block 219 . . . . . . . .     100%          973       10,615      16,453    Company
West Cameron 205 Field  . . . . . . . . . . . .     100%           96       11,564      12,140    Company
Ship Shoal 26 Field . . . . . . . . . . . . . .     100%          299        8,872      10,666    Company
Chandeleur 25 Field . . . . . . . . . . . . . .     100%            -        9,819       9,819    Company
High Island A 467 Field . . . . . . . . . . . .     100%           51        7,867       8,173    Company
High Island A-280 Field . . . . . . . . . . . .     100%           22        5,319       5,451    Company
South Timbalier 72 Field  . . . . . . . . . . .     100%          626        1,561       5,317    Company
Grand Isle 76 Field . . . . . . . . . . . . . .      96%          139        8,133       8,967    Company
Vermilion 262 Field, Block 261 and 262  . . . .      77%          903        6,076      11,494    Company
South Pass 24 Field . . . . . . . . . . . . . .      67%        7,254       10,817      54,341    Third Party
South Marsh Island 137 Field, Blocks 136/137  .      67%          708       16,451      20,699    Company
East Cameron 14 Field . . . . . . . . . . . . .      50%          374       12,692      14,936    Company


1995 AND 1996 OFFSHORE AND GULF COAST DRILLING ACTIVITY

    During 1995 and 1996 the Company continued to focus on increasing reserves and cash flow by targeting exploratory prospects on recently acquired properties, developed in most cases through the use of 3-D seismic data. Total capital spent in the 1995 drilling program was approximately $51.8 million, including capitalized internal costs of $3,660,000 with 57.5 Bcfe of proved reserves added at an average cost of $.90 per Mcfe. For the year, the Company successfully drilled seven of nine exploratory wells and ten of ten development wells in its offshore drilling program. Capital spending in 1995 for offshore projects was approximately $45.7 million, including $1.5 million for the acquisition of additional 3-D seismic data on offshore lease blocks. The Company has incurred $40.0 million in capital expenditures as of April 30, 1996 including $1.4 million in capitalized internal costs. Additionally, the Company has spent $1.0 million on geological and geophysical costs including 3-D seismic data. The current budget for 1996 is estimated at $88.0 million of which $70.0 million is targeted for the Gulf of Mexico. The following is a brief description of properties where significant activity has occurred during 1995 and 1996, all of which were operated by the Company. The working interest ownership of the Company is noted in parenthesis.

    South Marsh Island Block 106 North (SMI 106 N/2) and Block 106 South (SMI 106 S/2) (100% average working interest). The Company acquired its working interests in these fields (accounted for as separate fields) in a series of acquisitions from 1993 to 1995. An aggressive drilling program was initiated on these fields in 1995 as two development wells and four exploratory wells were successfully completed in SMI 106 S/2 and two exploratory wells were completed in SMI 106 N/2. During the first quarter of 1996 one development well and one exploratory well were drilled and completed on SMI 106 S/2. Initial production tests from these two wells totaled 805 BOPD (Bbls of oil per day) and 2,350 (MCFPD) (Mcf of gas per day), net to the Company. This activity increased total net production at SMI 106 S/2 to 1,180 BOPD and 6,100 MCFPD by the end of March 1996. Subsequent to the first 1996 quarter, the Company completed another development well on SMI 106 N/2 which has begun producing at initial rates of 512 BOPD and 230 MCFPD. This new production brings total net production at SMI 106 N/2 to 1,250 BOPD and 2,700 MCFPD as of May 1996. Total production net to the Company in the SMI Block was 2,430 BOPD and 8,800 MCFPD compared with average net rates of 475 BOPD and 1,600 MCFPD at the beginning of 1995. The Company currently plans to drill at least five more development wells in the SMI 106 N/2 area.

    East Cameron 14 Field (50% average working interest). A development well was completed in the first quarter of 1996 with production beginning in May at an initial rate of 3,090 MCFPD, net to the Company, increasing total net production in this field to 125 BOPD and 4,160 MCFPD. The well encountered reserves in seven other zones. The Company is currently evaluating plans for additional drilling in the field.

    South Pass 24 Field (approximate 67% average working interest). Subsequent to the Ashlawn merger, and during 1995 the Company drilled four development wells and undertook two workovers and recompletions in its effort to exploit the anticipated potential of this field. During the first quarter of 1996 four development wells were drilled, three of which have been completed. Initial production tests from the three completed wells totaled 172 BOPD and 338 MCFPD, net to the Company. In addition, three workovers were performed increasing net production by another 203 BOPD and 605 MCFPD. These 1995 and 1996 activities increased total net production in this field to 2,105 BOPD and 2,373 MCFPD by the end of March 1996 compared with net production of 891 BOPD and 501 MCFPD at acquisition. The Company currently plans to drill five more development wells, two exploratory wells and perform eleven workovers/recompletions during the balance of 1996. Under Louisiana law, new wells permitted prior to June 30, 1996, or wells which have been shut in for more than two years and which are permitted prior to that date, will qualify for a five year exemption from the state severance tax of 12.5% on the value of oil production sold and $.07 per Mcf on the volume of gas products sold during the five years following June 30, 1996.


    West Cameron 205 Field (100% average working interest). The Company acquired its working interest in West Cameron Blocks 205, 206 and 212 in a series of acquisitions during 1990 through 1992. During 1995 the Company drilled a dry exploratory test well in this field. Future drilling in this field is currently being evaluated.


    Ship Shoal 230 Field, Block 219 (100% working interest). One development well has been drilled to date. Completion operations were finalized in April 1996 and production from this well began in May at initial rates of 346 BOPD and 2,100 MCFPD net to the Company. This increased total net production in this field to 1,200 BOPD and 7,800 MCFPD. The Company expects to begin a multi-well development and exploitation program in this field during 1997.

    High Island 467 Field (100% working interest). Drilling of the first exploratory well of a planned three well program began during the first quarter of 1996. This well was completed in May with initial production rates of 41 BOPD and 4,473 MCFPD net to the Company. This brings total net production in this field to 50 BOPD and 5,300 MCFPD. The Company plans to drill two more wells, one development and one exploratory, in the field during 1996.

    In addition to the above discussed activity the Company plans to drill five exploratory wells and perform nine workovers/recompletions in the South Marsh Island 6 Field Complex in which the Company has a 100% working interest.

ONSHORE PROPERTIES

    Forcenergy owns working and royalty interests in approximately 1,328 producing oil and gas wells in 147 fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions of the United States. Management believes that the long life reserves in these primarily non-operated, onshore properties complements the Gulf of Mexico reserve base by providing a source of relatively stable cash flow that require limited management involvement. Onshore properties accounted for approximately 29% of net proved reserves at December 31, 1995. During 1995, the Company expended approximately $4.0 million in capital on its onshore properties, including $3.7 million for drilling and recompletion activities. The following is a summary of the Company's most significant onshore properties:

    Altamont/Bluebell Field. The Altamont/Bluebell Field is located in Duchesne and Uintah Counties, Utah. The Company owns working interests ranging from less than 1% to 27.9% (average approximately 7%) in approximately 250 active wells and has overriding royalty interests in another 190 wells. The Company also owns a 8.125% working interest in the Altamont natural gas processing plant. As of January 1, 1996, Forcenergy's net production, including gas plant liquids, was approximately 530 Bbls/d and 1,410 Mcf/d. Estimated net proved reserves as of December 31, 1995 were 1,139 Mbbls and 3,136 MMcf. In 1995 the Company participated in its share of a field development and workover program, of which Forcenergy's net share was $270,000. The Company expects a similar development and work schedule for 1996.


    Whitney Canyon Field. Forcenergy owns working interests ranging from 14.1% to 18.9% in three wells in this Uintah County, Wyoming field and a 3.02% working interest in the Whitney Canyon Gas Processing Plant. The Company's share of total sales from processed gas and condensate and plant liquids currently averages 160 Bbls/d and 1,800 Mcf/d. Net proved reserves as of December 31, 1995 for the Company's Whitney Canyon wells and share of the processing plant are estimated at 283 Mbbls and 13,106 MMcf. Additional wells are expected to be connected in 1996 to Whitney Canyon along a recently installed extension of the gathering system which currently processes gas from the Yellow Creek field located approximately 35 miles south of the plant.


    Mercy Field. The Company and partners acquired working interests in three additional wells in this San Jacinto County, Texas field during 1995. These shallow wells are scheduled to be deepened in 1996 to further develop the gas pays from which current production is derived. The Company owns a 28.3% working interest in one well and a 40.0% interest in the nine remaining field wells. As of December 31, 1995, Forcenergy's net production averaged 130 Bbls/d and 1,980 Mcf/d. Net proved reserves as of December 31, 1995 were 278 Mbbls and 4,470 MMcf. A planned 12,000 foot Wilcox development well will spud during 1996. The operator has also identified two additional exploratory prospects for 1997.

    Western Pennsylvania/West Virginia. Since 1989 the Company has participated in several exploratory drilling programs targeting the Oriskany formation in the Appalachia regions of western Pennsylvania and West Virginia. The Company's working interests in these program wells range from 2.5% to 50%. To date, the programs have included 32 wells, 28 of which have been successful. Production as of January 1, 1996 was 3,800 Mcf/d of which the Company's share is 425 Mcf/d. Net proved reserves for the Company's Oriskany programs, as of December 31, 1995, were 4,131 MMcf.

    Howard Glasscock/Snyder Field. During 1995 the Company acquired an approximate 50% non-operated working interest position in the Howard Glasscock/Snyder Field located in Howard County, Texas. The field will be further developed through waterflood operations. As of December 31, 1995, the Company's net proved reserves were estimated at 1,784 Mbbls. Current daily production from primary recovery methods is 350 Bbls of oil per day, of which the Company's share is 130 Bbls. The operator has commenced the waterflood program which will include the drilling of 21 water-injection wells, reactivating 15 shut-in production wells and upgrading those facilities. Water injection is expected to commence mid-1996 and peak response from the waterflood is expected in 1997.

ADDITIONAL FUTURE PROJECTS


    In addition to the activity described above, the Company has identified a substantial inventory of additional development, exploratory, workover and recompletion projects on existing properties which it may undertake over the next three to five years. Many of these projects are currently being reviewed by the Company's geologists and geophysicists utilizing 3-D seismic data acquired in 1994 and 1995.


OIL AND GAS RESERVES

    The following table summarizes the estimates of the Company's historical net proved reserves as of December 31, 1995 and the present values attributable to those reserves on such date using constant prices and operating costs as of the valuation date, discounted at a rate of 10% per annum, in accordance with Securities and Exchange Commission ("Commission") guidelines. The reserve data and present values as of December 31, 1995 for the onshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve data and present values as of December 31, 1995 for the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants. (See Note 16 to The Company's Financial Statements)

                                                                                                          AS OF
                                                                                                        DECEMBER 31,
                                                                                                           1995
                                                                                                       --------------
      NET PROVED RESERVES:
      Oil (Mbbls) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             24,458
      Natural gas (MMcf)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            218,052
          Total (MMcfe)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            364,800
      Present value of future net revenues before income taxes (thousands)  . . . . . . . . .           $540,901
      Standardized measure of discounted future net cash flows (thousands)(1) . . . . . . . .           $406,956

- --------------------

(1) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income taxes discounted at 10%.

    In accordance with applicable requirements of the Commission, estimates of the Company's proved reserves and future net revenues are made using sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by the Company, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. The Company's estimated proved reserves have not been filed with or included in reports to any federal agency.

DRILLING ACTIVITY


    The following table sets forth the drilling activity of the Company on its properties for the twelve month periods ended December 31, 1993, 1994, 1995 and the three-month period ended March 31, 1996:



                                                                                                        THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                                             -----------------------------------------------------     ---------------
                                                  1993                 1994               1995                1996
                                             -------------        -------------      -------------     ---------------
                                             GROSS    NET         GROSS    NET       GROSS    NET      GROSS      NET
                                             -----   -----        -----   -----      -----   -----     -----     -----
   OFFSHORE DRILLING ACTIVITY:
   Development:
       Oil . . . . . . . . . . . . . . .         2     0.6           1      1.0         8      5.9         5       4.1
       Gas   . . . . . . . . . . . . . .         2      --(1)        5      3.7         2      1.7        --        --
       Non-productive  . . . . . . . . .        --      --           1      1.0        --       --         1       1.0
                                              ----   -----        ----    -----      ----    -----      ----     -----
            Total  . . . . . . . . . . .         4     0.6           7      5.7        10      7.6         6       5.1
                                              ====   =====        ====    =====      ====    =====      ====     =====

   Exploratory:
       Oil . . . . . . . . . . . . . . .        --      --          --       --         5      5.0         1       1.0
       Gas   . . . . . . . . . . . . . .        --      --           1      0.3         2      1.5        --        --
                                              ----   -----        ----    -----      ----    -----      ----     -----
       Non-Productive  . . . . . . . . .         2     0.7          --       --         2      2.0        --        --
                                              ----   -----        ----    -----      ----    -----      ----     -----
            Total  . . . . . . . . . . .         2     0.7           1      0.3         9      8.5         1       1.0
                                              ====   =====        ====    =====      ====    =====      ====     =====

   ONSHORE DRILLING ACTIVITY:
   Development:
       Oil . . . . . . . . . . . . . . .        25     2.0           9      0.5         2      0.1         5       2.5
       Gas   . . . . . . . . . . . . . .         6     2.4           4      1.7        --       --        --        --
       Non-productive  . . . . . . . . .        --      --          --       --        --       --        --        --
                                              ----   -----        ----    -----      ----    -----      ----     -----
            Total  . . . . . . . . . . .        31     4.4          13      2.2         2      0.1         5       2.5
                                              ====   =====        ====    =====      ====    =====      ====     =====

   Exploratory:
       Oil . . . . . . . . . . . . . . .        --      --          --       --        --       --        --        --
       Gas   . . . . . . . . . . . . . .         3     0.9           4      0.2         1      0.5        --        --
       Non-productive  . . . . . . . . .         3     0.9           4      2.8         3      2.0         1       1.0
                                              ----   -----        ----    -----      ----    -----      ----     -----
            Total  . . . . . . . . . . .         6     1.8           8      3.0         4      2.5         1       1.0
                                              ====   =====        ====    =====      ====    =====      ====     =====

    (1) The Company has less than a 1% working interest in each of these wells.

PRODUCTIVE WELLS


    The following table sets forth the number of productive oil and gas wells in which the Company owned a working interest at March 31, 1996:



                                                                              TOTAL PRODUCTIVE
                                                                                    WELLS
                                                                             --------------------
                                                                               GROSS        NET
                                                                             --------    --------
                             Oil   . . . . . . . . . . . . . . . . . . . .      813        312.1
                             Gas   . . . . . . . . . . . . . . . . . . . .      971        242.4
                                                                              -----        -----
                                 Total   . . . . . . . . . . . . . . . . .    1,784        554.5
                                                                              =====        =====




    Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. The Company has 14 wells that are completed in more than one producing horizon; those wells have been counted as single wells.

ACREAGE DATA


    The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold, mineral or other interest at March 31, 1996. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.



                                        DEVELOPED ACRES        UNDEVELOPED ACRES
                                       ------------------     ------------------
                                        GROSS       NET        GROSS       NET
                                       -------     ------     -------     ------
    Offshore(1) . . . . . . . . .      195,901    140,326      20,127      8,205
    Onshore . . . . . . . . . . .      608,699     55,521     134,535     37,987
                                       -------    -------     -------     ------
        Total   . . . . . . . . .      804,600    195,847     154,662     46,192
                                       =======    =======     =======     ======


       (1) Offshore includes acreage in federal waters and state waters of coastal South Louisiana.

MARKETING AND CUSTOMERS

    The Company sells substantially all of its natural gas to unaffiliated entities under short-term contracts (maximum of one year in duration) at pricing based on current spot market indexes. A minor portion of the Company's gas production is committed to be processed through gas plants. Crude oil and condensate is typically sold at the wellhead on month-to-month contracts at posted field prices, plus a slight premium, in the area where production occurs. Approximately 8% of the Company's daily oil production is subject to agreements with the Company's predecessors in the properties whereby these predecessors have the right to purchase that production at prices less than might otherwise be obtained.

    Most of the Company's production is transported through gas gathering systems and oil and gas pipelines which are not owned by the Company. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other gas with priority transportation agreements. Forcenergy's access to transportation options can also be affected by regulation of intrastate and interstate gas transportation. In an attempt to promote competition, the Federal Energy Regulatory Commission ("FERC") has issued a series of orders which have altered significantly the marketing and transportation of natural gas (See "Government Regulation"). The effect of these orders to date has been to enable producers such as the Company to market their natural gas production to purchasers other than the interstate pipelines located in the vicinity of their producing properties. While the Company has not experienced any inability to market its production, if transportation space is restricted or is unavailable, the Company's cash flow could be adversely affected.

    During 1995 and 1994, certain purchasers of the Company's production purchased in excess of 10% of the value of the Company's oil and gas sold by the Company; however, based on the current demand for oil and natural gas, the Company does not believe the loss of any of these purchasers would have a material adverse effect on the Company (See Note 13 to the Company's Financial Statements).

    The Company utilizes forward sales contracts and commodity swaps for portions of its current oil and gas production to achieve more predictable cash
flows and to reduce its exposure to fluctuations in oil and gas prices.   The
remaining portion of current production has not been hedged so as to provide the Company the opportunity to benefit from increases in prices on that portion of the production, should price increases materialize. As of May 1, 1996, the Company had entered into future sales and swap contracts as a hedge against possible price declines that effectively fixed sales prices on approximately 74% of the Company's estimated net oil production for the remainder of the year and for approximately 59% of the Company's estimated net natural gas production for the remainder of 1996, at $18.00 per barrel and $2.03 per Mcf, respectively. For this purpose, this estimated net production for the remainder of the year assumes that current production rates will continue for the rest of the year; however, in reality, the Company anticipates that production will be added through its capital program. All of these arrangements are settled on a monthly basis. The Company accounts for its commodity swaps as hedging activities and, accordingly, gains or losses are included in oil and gas revenues for the period the production was hedged.
(See Note 11 to the Company's Financial Statements.)

ABANDONMENT COSTS

    The Company is responsible for the costs associated with the plugging of wells, the removal of facilities and equipment and site restoration on its oil
and gas properties, pro rata to its working interest.   The Company provides
for expected future abandonment liabilities by accruing for such costs as a component of depletion, depreciation and amortization as the properties are produced. As of December 31, 1995, total undiscounted abandonment costs estimated to be incurred through the year 2006 were approximately $48 million for properties in federal and state waters. For onshore properties, salvage values received for equipment are usually sufficient to offset the abandonment costs. Estimates of abandonment costs and their timing may change due to many factors including actual drilling and production results, inflation rates, and changes in environmental laws and regulations. No significant abandonment costs are anticipated to be incurred in 1996.

    The Minerals Management Service ("MMS") requires lessees of Outer Continental Shelf ("OCS") properties to post performance bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are also currently required to post an area wide bond of the lesser of $3 million, or $500,000 per producing lease. The Company currently has obtained additional supplemental bonding on its offshore leases as required by the MMS. Under certain circumstances, the MMS has the authority to suspend or terminate operations on federal leases for failure to comply with applicable bonding requirements or other regulations applicable to plugging and abandonment. Any such suspensions or terminations of the Company's operations could have a material adverse effect on the Company's financial condition and results of operations.

TITLE TO PROPERTIES

    As is customary in the oil and natural gas industry, the Company makes only a cursory review of title to farmout acreage and to onshore undeveloped oil and natural gas leases upon execution of the contracts. Prior to the commencement of drilling operations, a thorough title examination is conducted and curative work is performed with respect to significant defects. The Company performs complete reviews of title to federal and state offshore lease blocks prior to acquisition. To the extent title opinions or other investigations reflect material title defects, the seller of the property, rather than the Company, is typically responsible for curing any such title defects at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on undeveloped properties, the Company could suffer a loss of its entire investment in the property. The Company has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. Substantially all of the Company's oil and natural gas properties are and will continue to be mortgaged to secure borrowings under the Senior Credit Facility.

COMPETITION

    Forcenergy encounters competition from other oil and gas companies in all phases of its operations, including the acquisition of producing properties. Competitors include major integrated oil and natural gas companies, numerous independent oil and natural gas companies, individuals and drilling and income programs. Many competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. Forcenergy's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

    The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company through the loss of hydrocarbons, pollution claims, personal injury suits and damage to properties of the Company and others. The Company's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision that can cause substantial damage to facilities, and possible business interruption. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. Additionally, the Company may be liable for environmental damages caused by previous owners of property purchased or leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, Forcenergy maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition, results of operations and cash flow of the Company.

GOVERNMENT REGULATION

    The Company's drilling, production and transportation and marketing operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. Regulations also can limit production rates, require capital for environmental compliance and affect the transportation and marketing of hydrocarbons.

    Certain operations the Company conducts are on federal oil and gas leases, which the MMS administers. The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the Outer Continental Shelf Lands Act ("OCSLA") (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications, and has recently proposed additional safety-related regulations concerning the design and operating procedures for OCS production platforms and pipelines. The MMS also has issued regulations restricting the flaring or venting of natural gas, and has recently proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization.

    In November 1995, the MMS issued a notice of proposed rulemaking in which it proposed to amend its regulations governing the calculation of royalties and the valuation of natural gas produced from federal leases. The principle feature in the amendments, as proposed, would establish an alternative market-index based method to calculate royalties on certain natural gas production sold to affiliates or pursuant to non-arm's-length sales contracts. The MMS proposed this rulemaking to facilitate royalty valuation in light of changes in the gas marketing environment. The MMS has recently announced its intention to reconsider the proposal and reopen the comment period. The Company cannot predict what action the MMS will take on these matters, nor can it predict at this stage of the rulemaking proceeding how the Company might be affected if amendments to the regulations are adopted.

    The FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980s, the FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sales, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders is to increase competition within all phases of the natural gas industry. Order 636 and subsequent FERC orders on rehearing have been appealed and are pending judicial review. Because these orders may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on the Company and its natural gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. While significant regulatory uncertainty remains, Order 636 may ultimately enhance the Company's ability to market and transport its natural gas, although it may also subject the Company to greater competition and more restrictive pipeline imbalance tolerances and greater associated penalties for violation of such tolerances.

    The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the revenues the Company receives from the sale of these products. Effective January 1, 1995, the FERC adopted regulations establishing an indexing system for transportation rates for oil pipelines, which generally indexes such rates to inflation. These regulations, which could increase the cost of transporting crude oil, liquids and condensate by pipeline, have been appealed and are pending judicial decision. Because the regulations are subject to review, the Company cannot predict the ultimate effect of the orders on the Company.

    Legislation affecting the oil and gas industry is under constant review for amendment or expansion by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the Company's operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and, consequently, affects its profitability and cash flow. In as much as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations

ENVIRONMENTAL MATTERS

    The Company, as an owner or lessee and operator of oil and gas properties, is subject to federal, state and local laws and regulations governing the discharge of materials into, and the protection of, the environment. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations. Stricter standards in environmental legislation may be imposed in the oil and gas industry in the future, such as proposals made in Congress and at the state level from time to time that would reclassify certain oil and natural gas exploration and production wastes as "hazardous wastes" and make the reclassified wastes subject to more stringent and costly handling, disposal and clean-up requirements. The impact of any such changes, however, would not likely be any more burdensome to the Company than to any other similarly situated company involved in oil and gas exploration and production.

    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances, for damages to natural resources, and for the costs of certain health studies. Furthermore, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.

    In addition, the U.S. Oil Pollution Act establishes strict liability for owners of offshore facilities that are the site of a release of oil into "waters of the United States" (a term that includes the Gulf of Mexico) and the Act presently requires owners of offshore facilities to demonstrate that they have $150 million in insurance coverage or other sources of funds available to cover costs that might be incurred by governmental authorities in responding to an oil spill. Congress is presently considering amendments to the Oil Pollution Act that would reduce the level of "financial responsibility" required by the Act to $35 million.

    The Company maintains insurance coverages which it believes are customary in the industry although it is not fully insured against many environmental risks. Although the Company has not experienced any material adverse effect from compliance with environmental requirements, nor is it aware of any environmental claims existing at December 31, 1995, there is no assurance that this will continue in the future.

EMPLOYEES


    As of April 30, 1996, the Company had 141 full time employees, 29 of whom are located at the Company's headquarters in Miami, Florida and 112 of whom are located at the Company's regional offices in New Orleans, Lafayette and Intracoastal City, Louisiana and Denver, Colorado. Most of such regional employees work offshore in the Gulf of Mexico. None of Forcenergy's employees are represented by a labor union.


OFFICES

    The Company currently leases approximately 12,600 square feet of office space in Miami, Florida, where its principal offices are located, approximately 900 square feet in Denver, Colorado, approximately 17,900 square feet in New Orleans, Louisiana and approximately 666 square feet in Lafayette, Louisiana.

                               LEGAL PROCEEDINGS

    The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business, that management believes would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the executive officers and directors of the Company:


                NAME                  AGE             POSITION
                ----                  ---             --------
Robert Issal  . . . . . . . . . . .   50   Chairman of the Board
Stig Wennerstrom  . . . . . . . . .   53   President, Chief Executive Officer and Director
J. Russell Porter . . . . . . . . .   34   Vice President - Corporate Development
John A. Brush . . . . . . . . . . .   41   Vice President - Land and Marketing, General Counsel, Secretary
Harry F. Hufft  . . . . . . . . . .   45   Vice President - Exploration and Production
E. Joseph Grady . . . . . . . . . .   43   Vice President, Treasurer and Chief Financial Officer
Eric Forss  . . . . . . . . . . . .   30   Director
Arnold L. Chavkin . . . . . . . . .   44   Director
Kevin S. Penn . . . . . . . . . . .   34   Director
Bruce L. Burnham  . . . . . . . . .   62   Director
William F. Wallace  . . . . . . . .   56   Director


    Robert Issal has been Chairman of the Board of Directors of the Company since May 1994 and has been a director since the Company's inception in September 1993. Mr. Issal has been Chairman of FAB since May 1994 and served as Vice Chairman of FAB from April 1992 to April 1994. From 1988 through 1991, Mr. Issal was President and Chief Executive Officer of Forsheda AB, a Swedish public company, and from 1991 through 1994 served as President of Abstracta AB. Since 1994, Mr. Issal has served as Chairman and President of Rejmyre Belysning AB Sweden, a Swedish lighting manufacturer.


    Stig Wennerstrom has been President and Chief Executive Officer of the Company since its inception in September 1993. Prior to the formation of the Company, Mr. Wennerstrom was the President and Chief Executive Officer of Forcenergy Inc, the general partner of Forcenergy Partners. FGE managed Forcenergy Partners as its general partner (FAB was the sole limited partner of Forcenergy Partners) from its inception in 1989 until FGE and Forcenergy Partners were merged into the Company in September 1993.

    J. Russell Porter is Vice President - Corporate Development of the Company. Mr. Porter joined the Company as Vice President - Financial Planning & Analysis in April 1994 and served in that capacity until being promoted to his current position in October 1995. From January 1992 until joining the Company, Mr. Porter held the position of Vice President in the Natural Resources Group of Internationale Nederlanden (U.S.) Capital Corporation in New York. From July 1990 to December 1991, Mr. Porter was an Associate in the Energy Group at Manufacturers Hanover and Chemical Bank.


    John A. Brush is Vice President - Land and Marketing, General Counsel, Secretary of the Company. Mr. Brush joined the Company as Vice President-Land and General Counsel in November 1993 and served in that capacity until being appointed to his current position in November 1995. Prior to joining the Company, Mr. Brush was Manager of Contract Administration with Apache Corporation from April 1992 to June 1993 and was employed by Hamilton Brothers Oil Company from July 1985 to January 1992 in various positions.

    Harry F. Hufft is Vice President - Exploration and Production of the Company and has responsibilities for all Gulf of Mexico and Gulf Coast operations. Prior to joining the Company in December 1993, Mr. Hufft held various positions within Graham Royalty Ltd. from December 1989 to November 1993, serving as President from September 1991 until the sale of the company. From 1972 to November 1989, Mr. Hufft held various positions with Tenneco Oil Exploration and Production, Inc., serving as manager of the Central Gulf and Rocky Mountain regions as well as manager of acquisitions.

    E. Joseph Grady is Vice President, Treasurer and Chief Financial Officer of the Company. Prior to joining the Company in October 1995, Mr. Grady held various financial management positions within Southdown, Inc. and its subsidiaries since 1980. Most recently Mr. Grady was Director of Finance for Southdown Environmental Systems, Inc. from January 1991 until he joined the Company.

    Eric Forss has been a director of the Company since June 1994. Mr. Forss has been President of FAB since May 1991. Prior to serving as President, Mr. Forss had been Vice President of FAB from May 1990 through April 1991. Mr. Forss has served as a director on the Board of FAB since May 1994.



    Arnold L. Chavkin has been a director of the Company since its inception in 1993. Mr. Chavkin has been a General Partner of Chase Capital Partners (formerly Chemical Venture Partners) since January 1992 and has served as the president of Chemical Investments, Inc. since March 1991. Prior to March 1991, Mr. Chavkin was a member of Chase Manhattan (formerly Chemical) Bank's merchant banking group and a member of its corporate finance group since 1986. Mr. Chavkin serves as a director on the boards of Reading & Bates Corporation, American Radio Systems, Inc., American Recreation Company Holdings, CruisePhone, Inc., Bell Sports Corporation, Centennial Security, Inc., SMG, Inc., TruVision Cable, Inc. and U.S. Silica Company.

    Kevin S. Penn has been a director of the Company since its inception in 1993. Since October 1995, Mr. Penn has served as Managing Director of A.C. Israel Capital Co. Inc. Mr. Penn was Executive Vice President of First Spring Corporation from September 1991 to October 1995. From April 1991 to September 1991, Mr. Penn was Director, Financial Planning and Analysis for Primerica Corporation. From 1987 to 1990, Mr. Penn was a principal with the leveraged buyout firm of Adler & Shaykin. Mr. Penn has served as a director on the Board of T-Chem Products, Inc. since June 1992.

    Bruce L. Burnham has served as President of The Burnham Group, a privately held consulting and marketing firm formed by Mr. Burnham shortly after retiring from Dayton's Department Stores in 1984. From 1981 to 1984, Mr. Burnham served as Chairman and Chief Executive Officer of Dayton's Department Stores in Minneapolis, Minnesota. From 1979 to 1980, Mr. Burnham was President and Chief Executive Officer of Bonwit Teller in New York City. From 1978 to 1979, Mr. Burnham was President and Chief Operating Officer of Jordan Marsh. He serves on the boards of Paxson Communications Corporation, Financial Benefit Group, Inc. and J.B. Rudolph, Inc.

    William F. Wallace currently is an advisory member of the Beacon Alliance of the Beacon Group, a private investment and advisory partnership. Prior to joining the Beacon Alliance in early 1996, Mr. Wallace was Vice Chairman of Barrett Resources/Plains Petroleum Company and President and Chief Operating Officer of Plains Petroleum Company. Prior to joining Plains Petroleum Company in 1994, Mr. Wallace spent a combined total of 23 years with Texaco, Inc., the last seven of which he served as Regional Vice President.

    Members of the Board of Directors are elected each year at the Company's annual meeting and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board of Directors. There is currently a vacancy on the Board of Directors which may be filled by the Note Holders pursuant to the Voting Agreement.

VOTING AGREEMENT


    The Company, FAB, Wictor Forss and the Note Holders are parties to the Voting Agreement pursuant to which such persons agree to maintain the size of the Board of Directors at no more than eight members, designate all eight nominees to the Board of Directors and vote their shares of Common Stock to elect such nominees. The Voting Agreement provides that (i) FAB has the right to designate two nominees, (ii) the Note Holders have the right to designate three nominees, (iii) the Chief Executive Officer of the Company must be nominated to serve as a director and must be Stig Wennerstrom or another person acceptable to the Note Holders and (iv) two independent directors will be nominated by FAB subject to approval by the Note Holders. The Voting Agreement, as amended, provides that the independent director nominees for the Company's 1996 annual meeting have no previous affiliation with FAB. Mr. William F. Wallace and Mr. Bruce L. Burnham were nominated by FAB for election at the 1996 Annual Meeting of Stockholders to serve as independent directors. For so long as each of the Brinson Group and FS Energy Associates, L.P. own at least 50% of the Subordinated Notes originally purchased by it, or shares of Common Stock issuable in exchange therefor, each such Note Holder is entitled to designate one of the three Note Holder nominees to the Board of Directors. Pursuant to the Voting Agreement, the formation of board committees requires the unanimous approval of the Board of Directors. The Voting Agreement terminates on the earliest to occur of (i) September 15, 2003, (ii) the date on which FAB, certain of its transferees and their respective affiliates own less than 10% of the outstanding shares of Common Stock, and (iii) the date upon which less than $5 million aggregate principal amount of the Subordinated Notes remain outstanding and the Note Holders own less than 5% of the outstanding shares of Common Stock. The Voting Agreement is binding upon transferees of the Forss family who acquire shares equal to 10% or more of the outstanding shares of Common Stock. FAB has granted the Note Holders an irrevocable proxy solely with respect to the voting of shares of Common Stock held by FAB for the election of directors. The proxy is exercisable solely for the purpose of electing members of the Board of Directors in accordance with the terms of the Voting Agreement and expires upon termination of the Voting Agreement.

COMMITTEES


    The Company's Board of Directors has established Executive, Audit and Compensation Committees. The Executive Committee consists of Messrs. Wennerstrom, Forss and Chavkin. The Audit Committee consists of Messrs. Issal, Wallace and Burnham , all of whom are non-employee directors of the Company. The Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to the Company's internal control systems, and other matters related to audit functions.


    The Compensation Committee consists of Messrs. Issal and Penn, both of whom are non-employee directors of the Company. The Compensation Committee administers the Company's stock option plans, and in this capacity makes all option grants or awards to Company employees, including executive officers, under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's Chief Executive Officer and its other executive officers, and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company.

EMPLOYMENT AGREEMENT OF CHIEF EXECUTIVE OFFICER

    In connection with the formation of the Company, Mr. Stig Wennerstrom and the Company entered into an employment agreement effective as of September 14, 1993 (the "Employment Agreement") pursuant to which Mr. Wennerstrom serves as President and Chief Executive Officer of the Company.

    The Employment Agreement, as amended in May 1995, provides for Mr. Wennerstrom to receive total salary, including bonus, of $600,000 through December 31, 1995. Effective January 1, 1996, Mr. Wennerstrom will be entitled to receive a salary of $533,333, which amount will be increased by $33,333 in each of 1997 and 1998 and be subject to annual cost of living increases thereafter. In addition, Mr. Wennerstrom will be entitled to receive a $150,000 bonus, payable with his salary for the year 1996 and each subsequent year; provided that the Company may require him to return this bonus for any year in which the Company fails to attain predetermined cash flow targets. The Employment Agreement also provides that the Company will maintain certain life insurance policies on the life of Mr. Wennerstrom, payable to a beneficiary selected by Mr. Wennerstrom. The term of the Employment Agreement extends to December 31, 1998 and thereafter until December 31, 2001 for "rolling" three-year periods that can be terminated upon 36 months' prior notice; provided that the term can be ended upon 12 months' notice given after January 1, 2002.

    The Employment Agreement is subject to early termination by the Company for cause or upon the death or incapacity of Mr. Wennerstrom. The Employment Agreement is subject to early termination by Mr. Wennerstrom for cause. If the Employment Agreement is terminated without cause by the Company or with cause (including certain changes in control of the Company) by Mr. Wennerstrom, the Company is obligated to pay Mr. Wennerstrom a termination fee of three times the amount of Mr. Wennerstrom's annual includible compensation.

    The Employment Agreement, as amended, also provides, for the benefit of the Note Holders, that Mr. Wennerstrom cannot be removed as the Company's President and Chief Executive Officer without the consent of five of the Company's eight directors.

DIRECTOR COMPENSATION

    Members of the Board of Directors of the Company, other than those directors who are employees of the Company, receive a fee of $5,000 per year and $1,250 per board meeting attended for their services as directors, subject to a maximum of $10,000 per year per director. Members of the Board of Directors of the Company who are employees of the Company do not receive a fee for their services as directors or members of committees.

1995 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


    The Forcenergy Inc 1995 Nonemployee Director Stock Option Plan (the "Director Option Plan") provides for the grant of options to acquire Common Stock, to be granted to each director who is not and has never been an employee of the Company (an "Eligible Director"). The purposes of the Director Option Plan are to attract and retain the services of experienced and knowledgeable outside directors of the Company and to provide an incentive for such outside directors to increase their proprietary interest in the Company's long-term success and progress. The Director Option Plan covers an aggregate of 150,000 shares of Common Stock (subject to adjustments in the event of stock dividends, stock splits, and certain other events). Each of the options granted under the Director Option Plan will be non-qualified stock options.


    On August 2, 1995, each Eligible Director received an option to purchase 5,000 shares of Common Stock at an exercise price of $10.10 per share. In addition, newly elected or appointed directors will receive on the date of such director's election or appointment an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. On the date of any subsequent annual meetings of stockholders prior to the termination of the Director Option Plan, each Eligible Director who is continuing in office will automatically receive an option to purchase an additional 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Total shares issued under options per director cannot exceed 15,000.

    Options granted to current Eligible Directors under the Director Option Plan at the time of the Initial Public Offering are fully vested. Initial grants to new directors will vest in 33.33% increments on each of the first through third anniversary of the date of grant so long as the Eligible Director has served on the Board during the entire year in which such increment vests. Options granted annually to directors will vest six months from date of grant. Each option granted under the Director Option Plan will expire in all cases ten years from the date the option is granted. Except as described below and except in certain circumstances including a merger or consolidation with another corporation or the sale of substantially all of the Company's assets, no option will be exercisable as to any shares as to which the continuous service requirement has not been satisfied. If an option holder ceases to be a director of the Company for cause or voluntarily (other than by reason of mandatory retirement) not at the request of the Board, the option may be exercised (to the extent that the option has vested) within the three month period following the date of cessation (if otherwise within the option period), but not thereafter. If an option holder becomes disabled or dies while a director of the Company, such option may be exercised in full within 12 months after the date the option holder becomes disabled or dies (if otherwise within the option period). If an option holder ceases to be a director of the Company for any reason other than those listed in the two preceding sentences, the option may be exercised in full within three months after the date of cessation (if otherwise within the option period), but not thereafter. If an option holder dies within the three-month period after ceasing to be a director of the Company, such option may be exercised (to the extent such option was exercisable by the option holder at the time of his death) within 12 months after the date of death (if otherwise within the option period).

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information concerning the compensation provided by the Company in 1995 and 1994 to its Chief Executive Officer and each other person serving as an executive officer during 1995 and 1994 who earned $100,000 or more in combined salary and bonus during such year (collectively, the "Named Executive Officers").

                        1995 SUMMARY COMPENSATION TABLE



                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                   ------
                                                                                 SECURITIES
                                                                                 UNDERLYING
                                                               ANNUAL               STOCK
                                                          COMPENSATION(1)          OPTIONS
                                                          ---------------        (NUMBER OF        ALL OTHER
        NAME AND PRINCIPAL POSITION            DATE      SALARY       BONUS        SHARES)       COMPENSATION
        ---------------------------            ----     --------     -------       -------       ------------
 Stig Wennerstrom, President and Chief         1995      $600,000    $  --         492,943        $73,683  (2)
 Executive Officer . . . . . . . . . . .       1994       350,000    250,000         -0-           73,393  (2)
 John A. Brush, Vice President--Land and       1995       130,800       --         123,337          1,080  (3)
 Marketing, and General Counsel  . . . .       1994       111,667       --           --             1,665  (3)
 E. Joseph Grady, Vice President,              1995        34,773       --         75,000             ---
 Treasurer and Chief Financial
 Officer(4)  . . . . . . . . . . . . . .       1994          --         --           --
 Harry F. Hufft, Vice President --             1995       175,300     42,500       25,000           2,310  (3)
 Exploration and Production  . . . . . .       1994       175,000     42,500         --             2,185  (3)
 J. Russell Porter, Vice President             1995       194,800     50,000       75,000           2,310  (3)
 --Corporate Development . . . . . . . .       1994       130,385       --         98,337           1,685  (3)
 Harold Simon, Former Vice                     1995       295,006       --         25,000           9,364  (5)
 President--Finance, Secretary and             1994       147,332       --           --             9,368  (5)
 Treasurer . . . . . . . . . . . . . . .


(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.
(2) Includes $71,373 in premiums paid by the Company for life insurance policies on the life of, and payable to a beneficiary selected by, Mr. Wennerstrom. Also includes employer matching contributions of $2,310 and $2,020 under the Company's 401(k) Plan for 1995 and 1994, respectively.
(3) Employer matching contributions under the Company's 401(k) Plan.
(4) Mr. Grady joined the Company as Vice President, Treasurer and Chief Financial Officer on October 23, 1995.
(5) Includes $8,000 in premiums paid by the Company for life insurance policies on the life of, and payable to a beneficiary selected by, Mr. Simon. Also includes employer matching contributions of $1,368 under the Company's 401(k) Plan. Mr. Simon resigned from his position with the Company effective as of January 31, 1996 and all of his stock options were canceled prior to his departure.

1993 STOCK OPTION PLAN


    In September 1993, the Company adopted the Forcenergy Inc 1993 Stock Option Plan for Officers and Key Employees (the "1993 Option Plan"). The 1993 Option Plan is intended, among other things, to provide officers and key employees with incentives to further the growth, development and financial success of the Company. The aggregate number of shares of Common Stock which may be issued under the 1993 Option Plan is 983,370 shares. Options on 882,278 shares are currently outstanding under the 1993 Option Plan, subject to vesting requirements, at exercise prices ranging from $10.10 to $14.51 per share. Options granted under the 1993 Option Plan include both incentive stock options and non-qualified stock options. The exercise price of each option cannot be initially granted at or repriced to a level less than the fair market value of a share of the Common Stock on the date of grant or repricing. The 1993 Option Plan provides for adjustment of the number of shares and the exercise price (or type of shares in certain circumstances) upon the occurrence of extraordinary transactions, mergers, consolidations, dividends or distributions of Common Stock or rights thereto and certain other dilutive and antidilutive events.

    The 1993 Option Plan is administered by the Compensation Committee of the Board of Directors, each member of which is a "disinterested person" as defined in Rule 16b-3 pursuant to the Exchange Act. The Committee administers and interprets the 1993 Option Plan in accordance with its provisions and has the power to designate which employees receive options, and the number, terms and conditions of such options.

1995 STOCK OPTION PLAN


    On May 11, 1995, the Company adopted the Forcenergy Inc 1995 Stock Option Plan (the "1995 Option Plan"). The 1995 Option Plan is intended to provide key employees with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the profitable growth of the Company and to aid the Company in attracting and retaining outstanding personnel. The 1995 Option Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Code, or options that do not constitute incentive stock options ("nonqualified stock options")), restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof. The 1995 Option Plan covers an aggregate of 1,016,630 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events), of which options to purchase 899,880 shares of Common Stock are currently outstanding subject to vesting requirements, at exercise prices ranging from $10.00 to $14.51. See - Stock Option Grants in 1995 for a listing of options granted to the Named Executive Officers during 1995. No more than 500,000 shares of Common Stock, subject to adjustments, may be issued pursuant to grants made under the 1995 Option Plan to any one employee in any one year. The limitation set forth in the preceding sentence will be applied in a manner which permits compensation generated in connection with the exercise of options, stock appreciation rights and, if determined by the Compensation Committee, restricted stock awards to constitute "performance-based" compensation for purposes of Section 162(m) of the Code.


    The 1995 Option Plan is administered by the Compensation Committee. The Compensation Committee has the power to determine which employees will receive an award, the time or times when such award will be made, the type of the award and the number of shares of Common Stock to be issued under the award or the value of the award. Only persons who at the time of the grant are employees of the Company or of any subsidiary of the Company are eligible to receive grants under the 1995 Option Plan.

401(K) PLAN

    The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") for its employees. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash. Pursuant to the 401(k) Plan, the Company has currently elected to match $.25 for each $1.00 of employee deferral, not to exceed 5% of an employee's salary, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Salary deferral contributions under the 401(k) Plan are 100% vested. Matching contributions vest after an employee completes one year of service with the Company. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

EMPLOYEE STOCK PURCHASE PLAN


    The Company has adopted the Forcenergy Inc Employee Stock Purchase Plan (the "Stock Purchase Plan"), which permits Company employees (other than the Chief Executive Officer) who work full time (or part time for at least 20 hours per week and more than five months per year) to acquire Common Stock at a discount from its fair market value through payroll deductions. Up to 100,000 shares of Common Stock may be purchased under the Stock Purchase Plan.


    For each six-month period beginning on January 1 or July 1 during the term of the Stock Purchase Plan, unless the Board determines otherwise, the Company will offer to each eligible employee the opportunity to purchase Common Stock. Employees may elect to participate prior to the start of a period and may elect to have from two to ten percent of their compensation withheld. The Stock Purchase Plan allows withdrawals, terminations and reductions in amounts being deducted. The purchase price will be 85% of the lesser of the fair market value of Common Stock on (i) the first day of the period or (ii) the last day of the period. No employee may purchase Common Stock under the Stock Purchase Plan valued at more than $25,000 (or such other maximum as may be prescribed from time to time under the Code) for each calendar year in accordance with the provisions of the Code.

    Participants have purchased 9,961 shares under the Stock Purchase Plan as of December 31, 1995.


STOCK OPTION GRANTS IN 1995 AND 1996

    During 1995, the Company granted options to purchase 281,230 shares of Common Stock under the 1993 Option Plan and options to purchase 692,551 and 232,329 shares of Common Stock under the 1995 Option Plan during 1995 and 1996, respectively. The options granted to Mr. Wennerstrom were the only options granted to a Named Executive Officer in 1996. All options granted in 1995 and 1996 have ten year terms. The following table sets forth certain information with respect to such options granted to the Named Executive Officers.



                                                      NUMBER OF          % OF TOTAL
                                                      SECURITIES           OPTIONS
                                                      UNDERLYING          GRANTED TO      EXERCISE
                                                    OPTIONS GRANTED       EMPLOYEES IN     PRICE       EXPIRATION
                     NAME                                (#)              FISCAL YEAR      ($/SH)        DATE
- ----------------------------------------------      ---------------      -------------- -----------   ------------
Stig Wennerstrom  . . . . . . . . . . . . . .         492,943 (1)            50.62      $   10.10         2005
                                                      224,329 (1)            96.56          10.50         2006
J. Russell Porter . . . . . . . . . . . . . .          75,000 (3)             7.70          (2)           2005
Harry Hufft . . . . . . . . . . . . . . . . .          25,000 (3)             2.57          10.10         2005
Harold Simon  . . . . . . . . . . . . . . . .          25,000 (4)             2.57          10.10         2005
John A. Brush . . . . . . . . . . . . . . . .         123,337 (5)            12.67          (5)           2005
E. Joseph Grady . . . . . . . . . . . . . . .          75,000 (3)             7.70          10.00         2005



(1) Mr. Wennerstrom was granted (i) in 1995 options to purchase 232,061 shares of Common Stock under the 1993 Option Plan which were fully vested on the date of grant, (ii) in 1995 options to purchase 260,882 shares under the 1995 Option Plan, all of which vested on the date of grant, and (iii) options to purchase 224,329 shares under the 1995 Option Plan which were granted during 1996 and which vest over a three-year period.

(2) Mr. Porter was granted options to purchase 50,000 shares at $10.00 per share and options to purchase 25,000 shares at $10.10 per share.
(3) All options granted to such Named Executive Officers were granted under the 1995 Option Plan and vest 33.33% on each of the third through fifth anniversaries of the date of grant.
(4) Mr. Simon resigned from the Company effective January 31, 1996, and his options were canceled prior to his departure.
(5) Mr. Brush was granted (i) options to purchase 98,337 shares of Common Stock, 49,169 of which were granted under the 1993 Option Plan and have an exercise price of $12.02 per share and 49,168 of which were granted under the 1995 Option Plan and have an exercise price of $14.51 per share and all of which vest 33.33% on each of the first through third anniversaries of the date of grant and (ii) options to purchase 25,000 shares of Common Stock under the 1995 Option Plan with an exercise price equal to $10.10 which vest on each of the third through fifth anniversaries of the date of grant.

VALUE OF UNEXERCISED STOCK OPTIONS

    The following table contains certain information concerning the value of unexercised options at December 31, 1995. No stock options were exercised in 1995.

                                                                  DECEMBER 31,1995
                                         ------------------------------------------------------------------
                                                   NUMBER OF                       VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS (1)
            NAME                           EXERCISABLE/UNEXERCISABLE             EXERCISABLE/UNEXERCISABLE
- -----------------------------------      ----------------------------           ---------------------------
Stig Wennerstrom  . . . . . . . . .          695,130 / 202,187                      $443,647 / 0
J. Russell Porter . . . . . . . . .           30,484 / 142,853(2)                          0 / $72,500
Harry Hufft . . . . . . . . . . . .           39,827 / 83,510(2)                           0 / $22,500
John A. Brush . . . . . . . . . . .                0 / 123,337(2)                          0 / $22,500
E. Joseph Grady . . . . . . . . . .                0 / 75,000                              0 / $75,000
Harold Simon(3) . . . . . . . . . .           50,547 / 75,546(2)                           0 / $22,500

(1) Effective as of May 11, 1995, Mr. Wennerstrom was granted options to purchase 232,061 shares under the 1993 Option Plan and 260,882 shares under the 1995 Option Plan all at an exercise price of $10.10, all of which were fully vested on the date of grant. Of the 404,374 options granted to Mr. Wennerstrom prior to such date at an exercise price of $14.51 per share, 202,187 were repriced at an exercise price of $12.02 per share and the dates on which such options vest were amended such that 50% of such options are exercisable on each of the first and second anniversaries of the date such options were repriced. Mr. Wennerstrom, the Company's President and Chief Executive Officer, has been granted piggyback registration rights in connection with options granted to him under the 1993 Option Plan and the 1995 Option Plan. See "Shares Eligible for Future Sale." Mr. Wennerstrom also has the right to require the Company to purchase any shares of Common Stock he owns as a result of the exercise of his stock options at the then current market price of the Common Stock and any unexercised stock options at the excess of the fair market value of the Common Stock over the option price, upon (i) a termination of Mr. Wennerstrom's employment, (ii) the maturity of, or Mr. Wennerstrom's inability to obtain, financing to exercise his stock options and (iii) any expiration of Mr. Wennerstrom's right to exercise his stock options.
(2) Effective as of May 11, 1995, each of Messrs. Porter, Hufft, Simon and Brush were granted options to purchase 25,000 shares of Common Stock at an exercise price of $10.10, and which vest on each of the third through fifth anniversaries of the date of grant. On such date, 50% of each such officer's existing options were repriced at an exercise price of $12.02 per share and exercisable over the longer of (i) the original vesting schedule or (ii) 50% on each of the first and second anniversaries of the date such options were repriced. The Company has the right to repurchase shares of Common Stock acquired through the exercise of these options upon the officer's termination of employment with the Company for any reason.
(3) Mr. Simon resigned from the Company effective January 31, 1996 and his options were canceled prior to his departure.


    The following table updates certain information concerning the value of unexercised options at April 30, 1996. No stock options were exercised in 1996. Exercisable options include vested options and options which are exercisable within 60 days from April 30, 1996.



                                                                   APRIL 30,1996
                                          -----------------------------------------------------------------
                                                   NUMBER OF                      VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS (1)
          NAME                             EXERCISABLE/UNEXERCISABLE            EXERCISABLE/UNEXERCISABLE
- -----------------------------------       ---------------------------         -----------------------------
Stig Wennerstrom  . . . . . . . . .          796,222 / 325,422                     $2,122,636 / $985,316
J. Russell Porter . . . . . . . . .           56,217 / 117,120                        $32,452 / $362,420
Harry Hufft . . . . . . . . . . . .           64,411 / 58,926                         $48,678 / $146,176
John A. Brush . . . . . . . . . . .           28,683 / 94,654                         $24,340 / $82,764
E. Joseph Grady . . . . . . . . . .                0 / 75,000                               0 / $300,000




(1) During 1996 Mr. Wennerstrom was granted options to purchase 224,329 shares which vest over three years under the 1995 Option Plan at an exercise price of $10.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Messrs. Issal and Penn. Mr. Issal is the Chairman of the Board of FAB and the Company. FAB owns 49.5% of the outstanding shares of Common Stock of the Company.

                           RELATED PARTY TRANSACTIONS

    Prior to the Company's formation, the Company's business was operated by Forcenergy Partners, a limited partnership in which FAB was a 97% limited partner and a company owned by Stig Wennerstrom was the 3% general partner.
The Company was formed in August 1993 to succeed to the assets and business of Forcenergy Partners through a merger (the "Merger") with Forcenergy Partners and the corporate general partner owned by Mr. Wennerstrom. In connection with the Merger, Mr. Wennerstrom received $2.2 million in cash and 325,000 B shares of FAB for his shares of the general partner. Mr. Wennerstrom also received $192,000, the general partner's share of Forcenergy Partners' undistributed profits, and FAB received distributions from Forcenergy Partners of approximately $6.2 million in respect of such undistributed profits, including a $2 million non-interest bearing, unsecured note of the Company. In March 1994, the Company paid the note issued to FAB in connection with the Merger.

    In conjunction with the formation of the Company, Mr. Stig Wennerstrom and the Company entered into the Employment Agreement effective as of September 14, 1993 and amended as of May 18, 1995 pursuant to which Mr. Wennerstrom serves as President and Chief Executive Officer of the Company. See "Management - Employment Agreement" for a description of the Employment Agreement.

    Forcenergy Partners paid management fees of $280,500 to its general partner, a corporation owned by Mr. Wennerstrom, for investment, operations, finance and administrative services in 1993.

    On May 25, 1995, the Company entered into an agreement and plan of merger with Ashlawn. Pursuant to the agreement, the Company issued 3,000,000 shares of unregistered Common Stock with a market value of $30 million based on the Initial Public Offering price of $10.00 per share, to the Ashlawn stockholders (including Messrs. William A. Hines and William M. Hines) and granted the Ashlawn stockholders certain demand registration rights with respect to those shares. The Company also paid to the Ashlawn stockholders approximately $3.3 million in cash and assumed approximately $5.7 million of Ashlawn's debt. All of the Ashlawn debt assumed was repaid with the proceeds of the Company's August 2, 1995 Initial Public Offering. The Ashlawn Acquisition was closed concurrently with the Initial Public Offering.


    The Company leases its principal offices in Miami, Florida from an affiliate of the Forss family, who collectively own 49.4% of the voting interest in FAB. The terms of the lease include current monthly payments of $23,612, subject to a yearly escalation not to exceed 6%, and a term of five years, expiring in November 1998. The Company made payments under such lease of $175,000, $246,000 and $272,000 in 1993, 1994, and 1995. Annual increases in lease payments primarily are attributable to the Company's increase in the amount of leased space. The Company believes that the lease terms are comparable to those terms which could be obtained from an unaffiliated third party.


    In connection with the Company's issuance of the Subordinated Notes, the Company entered into the Voting Agreement with FAB, Wictor Forss and the holders of the Subordinated Notes pursuant to which FAB and the holders of the Subordinated Notes are entitled to approve and designate all of the Company's directors and are required to vote their shares of Common Stock in accordance with such designations. The Voting Agreement and Note Exchange Agreement further provide that FAB and its affiliates shall be restricted from selling any equity securities of the Company during specified periods. See "Description of Common Stock - Voting and Holdback Agreement."

    In May 1994, the Company issued 2,355,892 shares of Common Stock to FAB in a private placement resulting in net proceeds of $31.8 million to the Company.

    On May 12, 1994, in connection with the Company's sale of Common Stock to FAB, the Company granted options to the holders of the Subordinated Notes pro rata in proportion to their holdings of Subordinated Notes to purchase 317,629 shares of Common Stock at an exercise price of $18.18 per share. In connection with the Initial Public Offering, the Company reduced the exercise price for such options to $15.76 per share and extended the term of the options to September 15, 2000.

    In connection with Mr. Wennerstrom's currently outstanding stock options, the Company has granted certain piggy back registration rights and a put option on the value of all such options and the Common Stock acquired through the exercise of such options, including 1995 option grants. See "- Value of Unexercised Stock Options.

    The Company paid legal fees of $118,000 and $78,000 to the law firm in which Mr. Ekdahl is a partner for legal services in 1993 and 1995, respectively.


    The Company has a consulting arrangement with Wictor Forss, the former Chairman of the Board of the Company and FAB, whereby Mr. Forss currently receives $10,000 per month in exchange for consulting services. The arrangement may be terminated by either party upon 60 days notice. The Company believes that Mr. Forss' prior years of service to the Company as a board member enable him to provide business and financial advice to the Company at a reasonable cost. The Company does not believe that it could obtain such services from an unaffiliated third party.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 1, 1996 concerning the persons known by the Company to be beneficial owners of more than five percent of the Company's outstanding Common Stock, the members of the Board of Directors of the Company, the Named Executive Officers listed in the Summary Compensation Table above and all directors and executive officers of the Company as a group.


                                                                                      BENEFICIAL OWNERSHIP
                                                                                 ------------------------------
NAME OF BENEFICIAL OWNER (1)(2)                                                      SHARES           PERCENT
- -------------------------------                                                  --------------    ------------
Forcenergy AB (1)(8)  . . . . . . . . . . . . . . . . . . . . . . . . . . .         9,040,486           49.5%
William A. Hines  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,440,000            7.9
William M. Hines  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,440,000            7.9
The Crabbe Huson Group, Inc. (3)  . . . . . . . . . . . . . . . . . . . . .         1,173,300            6.4
The Crabbe Huson Special Fund, Inc. (3) . . . . . . . . . . . . . . . . . .           916,900            5.0
Chase Equity Associates (4) . . . . . . . . . . . . . . . . . . . . . . . .           787,553            4.1
FS Energy Associates, L.P.(5) . . . . . . . . . . . . . . . . . . . . . . .           626,041            3.3
Brinson Partners, Inc. (6)  . . . . . . . . . . . . . . . . . . . . . . . .           547,786            2.9
A.C. Israel Enterprises, Inc. (4) . . . . . . . . . . . . . . . . . . . . .            83,255            *
Stig Wennerstrom (7)(8) . . . . . . . . . . . . . . . . . . . . . . . . . .           939,222            4.9
Harry Hufft (7) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            59,246            *
J. Russell Porter (7) . . . . . . . . . . . . . . . . . . . . . . . . . . .            57,852            *
John A. Brush . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34,588            *
E. Joseph Grady . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                --            *
Eric Forss (8)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9,045,486           49.5
Robert Issal (8)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,000            *
Bruce L. Burnham (7)  . . . . . . . . . . . . . . . . . . . . . . . . . . .                --            *
William F. Wallace (7)  . . . . . . . . . . . . . . . . . . . . . . . . . .                --            *
Goran Ekdahl (9)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,000            *
Bengt Wicksen (9) . . .. . . . . . . . . . . . . . . . . . .  . . . . . . .             5,000            *
Arnold L. Chavkin (5) . . . . . . . . . . . . . . . . . . . . . . . . . . .           787,553            4.1
Kevin S. Penn (5) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           709,296            3.7
All Executive Officers and Directors as a group
    (10 persons) (4)(6)(7)(8)   . . . . . . . . . . . . . . . . . . . . . .        11,648,243           56.2%



  * Less than 1%.


(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned. FAB has granted an irrevocable proxy to the Note Holders to vote its shares solely in connection with the election of directors pursuant to the provisions, and for the term, of the Voting Agreement. See "Description of Capital Stock -- Voting and Holdback Agreement." The Voting Agreement and Note Exchange Agreement further provide that FAB and its affiliates were restricted from selling any equity securities of the Company prior to May 29, 1996. Thereafter, FAB has certain demand registration rights with respect to its shares. FAB has waived its registration rights in connection with this offering.
(2) The address of Forcenergy AB, Messrs. Forss, Wicksen, Ekdahl and Issal is Birger Jarlsgatan, 73-75, Box 19040, S104, 32 Stockholm, Sweden. The address of Messrs. Wennerstrom, Simon, Hufft, Porter, Brush and Grady is 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129. The address of Messrs. Hines and Hines is 3636 North Causeway Blvd., Suite 300, New Orleans, Louisiana 70002. FAB has waived its registration rights in connection with this offering. The address of Mr. Burnham is 2011 Fisher Island Drive, Fisher Island, FL 33109. The address of Mr. Wallace is
    30036 Snowbird Lane, Evergreen, CO 80439.
(3) The Crabbe Huson Special Fund, Inc., an investment company, directly owns 916,900 shares of Common Stock. It shares voting and dispositive power with its investment advisor, The Crabbe Huson Group, Inc., represented by Mr. James E. Crabbe. Mr. Crabbe has voting and dispositive power over the shares owned by the Crabbe Huson Special Fund, Inc. The Crabbe Huson Group, Inc. also shares voting and dispositive power with approximately ten investors for whom it serves as investment advisor. The investors directly own 256,400 shares of the Company. In total, the investment company and investors own 1,173,300 shares of the Company. The Crabbe Huson Group, Inc. does not directly own any shares of the Company. The address of The Crabbe Huson Group, Inc. and the Crabbe Huson Special Fund, Inc. is 1215 W. Morrison, Suite 1400, Portland, Oregon 97204. Information relative to the holdings of the Crabbe Huson Special Fund, Inc. and The Crabbe Huson Group, Inc. is based upon a
    Schedule 13G dated February 13, 1996 filed with the Securities and Exchange Commission.

(4) Of the shares indicated as owned by Chase Equity Associates, 689,132 are shares issuable pursuant to a right of exchange under the Subordinated Notes and 98,421(including 5,000 shares granted pursuant to the Directors
    Plan) are shares issuable upon exercise of options owned by Chase Equity Associates and are included because of Mr. Chavkin's affiliation with Chase Equity Associates. Chase Equity Associates is a limited partnership, the general partner of which is Chase Capital Partners, an affiliate of Chase Manhattan Bank. The address of Mr. Chavkin and Chase Capital Partners is 380 Madison Avenue, 12th Floor, New York, New York 10017. Mr. Chavkin disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.
(5) Of the shares indicated owned by A.C. Israel Enterprises, Inc. and Mr. Penn, 68,913 are issuable to A.C. Israel Enterprises, Inc. pursuant to a right of exchange under the Notes, 9,342 are issuable upon exercise of options and are included because of Mr. Penn's affiliation with A.C. Israel Capital Co., Inc., a subsidiary of A.C. Israel Enterprises, Inc., and 5,000 are options granted to Mr. Penn pursuant to the Director's Plan. The address of A.C. Israel Capital Co., Inc. and Mr. Penn is 65 East 55th Street, 32nd Floor, New York, New York 10022. Of the shares indicated owned by FS Energy Associates, L.P. and Mr. Penn, 551,305 are issuable to FS Energy Associates, L.P. pursuant to a right of exchange under the Subordinated Notes and 74,736 are issuable upon exercise of options and are included because of Mr. Penn's affiliation with FS Energy Associates, L.P. Mr. Penn has a 3.25% profit interest in the Notes held by FS Energy Associates, L.P. Mr. Penn disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The general partner of FS Energy Associates, L.P. is Mr. Guido Goldman. The address of FS Energy Associates, L.P., Mr. Goldman is 499 Park Avenue, 26th Floor, New York, New York 10022.
(6) Of the shares indicated owned by Brinson Partners, Inc., 19,326, 118,500 and 344,566 are issuable to the Brinson MAP Venture Capital Fund III ("MAP VC Fund"), Brinson Venture Capital Fund III, L.P. ("Direct Fund") and the Virginia Retirement System ("VRS"), respectively, pursuant to a right of exchange under the Subordinated Notes; and 2,620, 16,064 and 46,711 are shares issuable to the MAP VC Fund, Direct Fund and VRS, respectively, upon exercise of options. Brinson Partners, Inc. has voting and dispositive power over the shares issuable under the Subordinated Notes and the options of record through its wholly-owned subsidiary, The Brinson Trust Company as Trustee of MAP VC Fund and in its capacity as General Partner of the Direct Fund. In addition, Brinson Partners, Inc. has voting and/or dispositive power over the shares issuable under the Subordinated Notes and options owned by VRS pursuant to agreements between Brinson Partners, Inc. and VRS. The address of Brinson Partners, Inc. is Suite 114, 209 South LaSalle Street, Chicago, Illinois 60604. Brinson Partners, Inc. is indirectly controlled by Swiss Bank Corporation. The address of Swiss Bank Corporation is Aeschenplatz 6, CH-4002, Basel, Switzerland.

(7) The shares beneficially owned by Messrs. Wennerstrom, Porter, Brush, Hufft, Burnham and Wallace consist of 796,222, 56,217, 28,683, 56,217, 0 and 0 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 937,339 shares that may be acquired by such persons within 60 days through the exercise of stock options. Of the shares beneficially owned by Mr. Porter, 1,000 shares are owned by his wife.
(8) The 9,040,486 shares indicated as beneficially owned by Mr. Forss are owned directly by FAB and are included because of Mr. Forss's affiliation with FAB. The Forss family beneficially owns 1,000,000 A shares and 1,559,133 B shares of FAB (representing a 49.4% voting interest in FAB); Mr. Wennerstrom beneficially owns 853,300 B shares; Mr. Issal beneficially owns 70,000 B shares; Mr. Ekdahl beneficially owns 10,000 B shares; Mr. Wicksen beneficially owns 150,000 B shares. Mr. Forss disclaims beneficial ownership of the shares of Common Stock of the Company owned by FAB within the meaning of Rule 13d-3 under the Exchange Act.
(9) Messrs. Ekdahl and Wicksen did not stand for re-election and were not re-elected to the Board of Directors at the Company's Annual Meeting of its Stockholders on May 23, 1996.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding each of the Selling Stockholders.

                                    OWNERSHIP BEFORE OFFERING                    OWNERSHIP AFTER OFFERING(1)
                                    -------------------------    SHARES TO       ---------------------------
       NAME                           SHARES         PERCENT      BE SOLD         SHARES            PERCENT
- ----------------------              ---------        --------    ---------       --------           --------
 William A. Hines                   1,440,000           7.9       696,000        744,000               3.8
 William M. Hines                   1,440,000           7.9       696,000        744,000               3.8
 Louis F. Gilbert                     120,000         ---(2)      108,000          8,000            ---(2)

- -------------
(1) If the Underwriter's over-allotment option is exercised in full, Messrs. William A. Hines and William M. Hines will sell a total of 808,500 and 808,500 shares, respectively, and will own 631,500 and 631,500 shares, representing 3.5% and 3.5% of the outstanding shares of Common Stock, respectively.
(2) Less than 1%.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share. The following summary is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of common stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of holders of outstanding Preferred Stock. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

    The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is authorized to fix and determine variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights; and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers.

    Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock.

Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction in that some or a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price for such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the regulations of the exchange on which its Common Stock is listed.

WARRANTS

    In connection with the offering of the Subordinated Notes, Donaldson, Lufkin & Jenrette Securities Corporation was granted warrants to purchase 98,337 shares of the Company's Common Stock at an exercise price of $14.51 per share. The warrants are currently exercisable and have an expiration date of September 14, 1998. To date, none of these warrants have been exercised.

EXCHANGEABLE SUBORDINATED NOTES

    The Company has issued an aggregate principal amount of $34 million in Subordinated Notes which mature on September 15, 2000, pursuant to the Note Purchase Agreement among the Company and the Note Holders. Interest accrues on the Subordinated Notes at a rate of 7% per annum, payable semi-annually in arrears. Principal of the Subordinated Notes is payable upon maturity. If the Company has not consummated a Qualified Public Offering (as defined below) prior to September 15, 1998, two years before the maturity date of the Subordinated Notes, and the Subordinated Notes are not otherwise exchanged into Common Stock, the holders of the Subordinated Notes will be entitled to an additional payment on the maturity date of an amount sufficient to provide the Note Holders with a compounded annual rate of return of 13% from the issuance date of the Subordinated Notes. The Company is currently accruing interest on the Subordinated Notes at 13%. The Subordinated Notes are subordinate to the Senior Credit Facility. The Company is subject to various covenants pursuant to the Note Purchase Agreement, including restrictions on other debt, liens, issuance of preferred stock, and the sale of certain assets, maintenance of certain minimum working capital, tangible net worth and fixed charge coverage ratios, restrictions on affiliated transactions, compensation and limitations on the amount of dividends paid. The Company may pay the principal amount plus accrued interest on the Subordinated Notes at maturity in shares of Common Stock, subject to a cash make-whole provision equal to the difference between the cash proceeds of the sale of such stock (if sold within 30 days after the stock is issued) and the amount of principal and interest due.

    Each of the holders of the Subordinated Notes may elect at any time to exchange all or a portion of its Subordinated Notes into such number of shares of the Company's Common Stock determined by dividing the amount of outstanding principal of the Subordinated Notes to be exchanged by the exchange price of $14.51, subject to certain adjustments; provided that no such amount to be exchanged may be less than the lower of (i) $5 million and (ii) all of such Note Holder's remaining Subordinated Notes. The number of shares of Common Stock issuable upon exchange of the Subordinated Notes is subject to adjustment for various dilutive events, including certain stock issuances. As of the date of this Prospectus, the Subordinated Notes were exchangeable for approximately 2,343,047 shares of the Company's Common Stock.

    Under certain circumstances, the Company may require the Note Holders to exchange all (but not less than all) of the then outstanding Subordinated Notes into such number of freely tradeable shares of the Company's Common Stock determined by dividing the amount of total outstanding principal of the Subordinated Notes by the exchange price of $14.51, subject to certain adjustments (the "Call Option"). The Company may only elect to exercise the Call Option upon the consummation of a "Qualified Public Offering" of Common Stock. A "Qualified Public Offering" is defined as an offering of not less than 2% of outstanding shares at a price of not less than $21.76 per share; provided that immediately following the consummation of such offering at least 20% of the fully diluted then outstanding shares of Common Stock with an aggregate market value of at least $40 million are freely tradeable without restriction under the Securities Act. The Note Holders constituting 75% of the aggregate principal amount outstanding of the Subordinated Notes may elect to require that the Company exercise the Call Option at any time prior to maturity regardless of whether a Qualified Public Offering has been consummated.

    The Note Holders may at their election require that the Company prepay the Subordinated Notes upon the occurrence of a "change of control." A "change of control" under the Note Purchase Agreement occurs if: (i) any person or two or more persons acting as a group acquire beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934, as amended, and including holding proxies to vote for the election of directors) of 33 1/3% or more of the outstanding shares of voting Common Stock without the consent of the Note Holders holding more than 75% of the principal amount of the outstanding Subordinated Notes and except pursuant to an exchange of the Subordinated Notes or in connection with a public offering of securities registered pursuant to the Securities Act; or (ii) there is a sale of all or substantially all of the assets of the Company or a distribution of assets of the Company upon a dissolution, winding up, liquidation or reorganization of the Company.

    Upon the occurrence of a "change of control," the Note Holders may elect to require the Company to redeem the Subordinated Notes at the greater of (i) 149.65% of their outstanding principal amount plus accrued interest and (ii) an amount sufficient to provide the holders with a compounded annual rate of return of 15% on the outstanding principal amount of the Subordinated Notes.

    The Note Holders are entitled, under certain circumstances, to certain demand and piggyback registration rights with respect to the Common Stock into which their Subordinated Notes have been exchanged pursuant to the Note Exchange Agreement. The holders of no less than 25% of the outstanding principal amount of the Subordinated Notes may require the Company to effect two registrations of the shares of Common Stock issuable upon the exchange of the Subordinated Notes upon the earlier to occur of (i) June 30, 1996 and (ii) the consummation of an initial public offering. The Note Holders have waived such registration rights in connection with the Offering. See "Shares Eligible for Future Sale."

    Pursuant to the Subordinated Notes, so long as no event of default is in existence after giving effect to such dividends, the Company may declare and pay dividends to its stockholders during any fiscal year in an aggregate amount that may not exceed the lesser of (i) the excess of (a) 60% of the Company's net income before income taxes and non-cash extraordinary items for the immediately preceding fiscal year over (b) all income taxes incurred by the Company during the immediately preceding fiscal year and actually paid, and
(ii) a permitted dividend ceiling which equals $6.1 million in 1995 and increases by 10% each year; provided that after giving effect to the dividend, the ratio of future net revenues to total debt on the date of such distribution is greater that 2 to 1.

    On May 12, 1994, in connection with the Company's sale of Common Stock to FAB, the Company granted options to the holders of the Subordinated Notes pro rata in proportion to their holdings of Subordinated Notes to purchase 317,629 shares of Common Stock at an exercise price of $18.18 per share. In connection with the Initial Public Offering, the Company reduced the exercise price for such options to $15.76 per share and extended the term of the options to September 15, 2000.

VOTING AND HOLDBACK AGREEMENT

    The Company, FAB, Wictor Forss and the Note Holders are parties to the Voting Agreement pursuant to which such persons agree to maintain the size of the Board of Directors at no more than eight members, designate all eight nominees to the Board and vote their shares of Common Stock for such nominees. The Voting Agreement provides that (i) FAB has the right to designate two nominees, (ii) the Note Holders have the right to designate three nominees,
(iii) the Chief Executive Officer of the Company must be nominated to serve as a director and shall be Stig Wennerstrom or another person acceptable to the Note Holders and (iv) two independent directors be nominated by FAB subject to the approval of the Note Holders. The Voting Agreement provides that as long as each of FS Energy Associates, L.P. and the Brinson Group holds at least 50% of the Subordinated Notes (or shares of Common Stock issued in exchange therefor) originally purchased by such holder, each such holder shall be entitled to designate one of the three Note Holder nominees to the Board of Directors. The Voting Agreement, as amended, provides that the independent director nominees for the Company's 1996 annual meeting have no previous affiliation with FAB. In connection with the 1996 annual meeting, FAB nominated Bruce L. Burnham and William F. Wallace. The Note Holders may not vote any securities of the Company that they own to remove any director nominated by FAB without the prior consent of FAB. FAB has granted an irrevocable proxy to the Note Holders to vote its shares of Common Stock solely in connection with the election of directors pursuant to the provisions, and for the term, of the Voting Agreement. Pursuant to his Employment Agreement, Stig Wennerstrom cannot be removed as the Company's President and Chief Executive Officer without the consent of five of the Company's eight directors.


    Without the prior written consent of the holders of a majority of the shares of Common Stock issuable upon the exchange of the Subordinated Notes, FAB and Wictor Forss are not permitted to sell any equity securities of the Company to non-affiliates during (i) the period beginning from the date a registration statement is filed in connection with a registration of the Company of its securities pursuant to registration rights being exercised under the Note Exchange and Registration Rights Agreement and ending 300 days after the closing date of each underwritten offering made pursuant to such registration statement and (ii) the period beginning on the date the Company provides written notice to the holders of the Subordinated Notes of its exercise of the Call Option through and ending on the date on which the closing of the exchange under the Call Option occurs.

    The Voting Agreement terminates on the earliest to occur of: (i) September 15, 2003, (ii) the date on which FAB and its affiliates beneficially own less than 10% of the then outstanding voting Common Stock and (iii) the date on which less than $5 million aggregate principal amount of the Subordinated Notes is outstanding and the Holders of the Subordinated Notes own less than 5% of the then outstanding shares of voting Common Stock of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS AND DELAWARE LAW

    Certain provisions of the Certificate and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the Company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

    Number of Directors; Filling Vacancies; Removal . The Company's Bylaws provide that the number of directors of the Company shall be eight, which may be increased or decreased by the Board of Directors of the Company. The Board of Directors of the Company, acting by a majority of the directors then in office, may fill any vacancy or newly created directorship. However, the Voting Agreement generally permits the party that designated a director to nominate a replacement for a vacancy in that office. See "- Voting and Holdback Agreement."

    Stockholder Actions and Meetings. The Company's Certificate provides that all actions required or permitted to be taken by the stockholders of the Company may be taken only at a duly held annual or special meeting of the stockholders. The Company's Bylaws provide that special meetings of stockholders may be called only by the President or by a majority of the directors.

    The Company's Certificate requires a supermajority vote of the stockholders for certain "interested stockholder" transactions. An "interested stockholder" is any person who (i) is the beneficial owner of shares of capital stock of the Company having 5% or more of the votes of the outstanding capital stock entitled to vote, (ii) is an affiliate of the Company or was an affiliate within the last two years and at any time was the beneficial owner of 5% or more of the votes of the outstanding shares of capital stock entitled to vote or (iii) is an assignee of any shares of the voting capital stock of an interested stockholder, excluding shares transferred pursuant to a public offering.

    The affirmative vote of 75% of the outstanding shares of capital stock that are entitled to vote in the election of directors, excluding shares held by the interested stockholder and its affiliates, are required for:

(i) any merger or consolidation of the Company or its subsidiary with an interested stockholder or a corporation which is an affiliate of such interested stockholder, (ii) sales, pledges or other dispositions to an interested stockholder or its affiliate of assets of the Company or its subsidiary having a fair market value of $10 million or more, (iii) the issuance or transfer by the Company to an interested stockholder or its affiliate of securities of the Company or any of its subsidiaries having a fair market value of $10 million or more, (iv) adoption of a plan or proposal for the liquidation or dissolution of the Company on behalf of any interested stockholder or its affiliate, or (v) any reclassification of securities or recapitalization of the Company or merger or consolidation of the Company and any of its subsidiaries which has the effect of increasing the proportionate share of the outstanding shares of any equity or convertible securities of the Company or any subsidiary which are owned by an interested stockholder or its affiliate.

    The supermajority voting restriction does not apply to business combinations which (i) have been approved by a majority vote of the disinterested directors, (ii) provide all holders of Common Stock with certain "fair price" protection as set forth in the Certificate and (iii) meet certain other conditions.

    Anti-takeover Provisions. Delaware law permits and the Certificate grants the Company's Board broad discretionary authority to adopt any and all anti-takeover measures approved by it in response to any proposal to acquire the Company, its assets or more than 15% of its outstanding capital stock. Measures to be adopted could include a shareholder rights plan or by-law provisions requiring super-majority shareholder approval of acquisition proposals.

    Limitation on Personal Liability of Directors. Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them.
Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of the Company limits the liability of directors of the Company to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The inclusion of this provision in the Certificate may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Company's Bylaws provide indemnification to the Company's officers and directors and certain other persons with respect to certain matters, and the Company has entered into indemnification agreements with the Company's officers providing for indemnification with respect to certain matters.

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder become an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person become an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who become an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


    The Company has 18,260,447 shares of Common Stock outstanding. The shares sold in the Initial Public Offering are freely tradeable without restriction or further registration, except for shares owned by "affiliates" of the Company (as such term is defined under the Securities Act) which may be sold subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The 9,040,486 outstanding shares owned by FAB constitute "restricted securities" within the meaning of Rule 144. After expiration of a lockup period on May 29, 1996 as provided for in a separate registration rights agreement between the Company and FAB, such shares became eligible for resale, subject to the volume and other limitations of Rule 144, or pursuant to the exercise of demand registration rights. In connection with the Initial Public Offering, the Company and FAB entered into a registration rights agreement (the "FAB Registration Rights Agreement"). Pursuant to the FAB Registration Rights Agreement, FAB has two demand registration rights at the Company's expense and certain piggyback registration rights. FAB has waived its registration rights in connection with the offering made hereby.


    Generally, Rule 144 provides that a person (or persons whose shares are aggregate) who has beneficially owned "restricted" securities for at least two years, including a person who may be deemed an "affiliate" of the Company, as the term "affiliate" is defined under the Securities Act, is entitled to sell in "brokers' transactions" or in transactions directly with a "market maker", within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on any national securities exchange and/or over-the-counter market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company would be entitled to sell such shares under Rule 144 without regard to the volume, public information, manner of sale or notice provisions and limitations described above, once a period of at least three years has elapsed since the later of the date the shares were acquired from the Company or from an "affiliate" of the Company.

    In connection with the Ashlawn Acquisition, the Company issued 3,000,000 shares of Common Stock to the three shareholders of Ashlawn. The shares issued to the Ashlawn shareholders are "restricted securities" within the meaning of Rule 144. The Company gave such holders two demands, as well as piggyback registration rights with respect to such shares. This offering is being made under such demand registration rights. The Selling Stockholders have agreed not to dispose of any shares of Common Stock for a period of one year from the date of this Prospectus.

    The Subordinated Notes are exchangeable at any time for an aggregate of 2,343,047 shares of Common Stock. Under the provisions of Rule 144, the Note Holders will be deemed to have acquired beneficial ownership of such shares of Common Stock in September 1993. In addition, the Company granted options to the Note Holders in May 1994 to purchase an additional 317,629 shares of Common Stock at $18.81 per share. In connection with the Initial Public Offering, the Company reduced the exercise price for such options to $15.76 per share and extended the term of the options to September 15, 2000. The Note Holders have demand and piggyback registration rights with respect to the shares of Common Stock issuable in exchange for the Subordinated Notes or upon the exercise of such options. Holders of not less than 25% in aggregate principal amount of the Subordinated Notes may require the Company to effect up to two registrations of such shares of Common Stock at the Company's expense. The Noteholders have waived their registration rights in connection with this Offering.


    The Company has granted options to purchase 882,278 shares of Common Stock to its employees pursuant to the 1993 Stock Option Plan and options to purchase 924,880 shares under the 1995 Stock Option Plan. All shares of Common Stock underlying these options were registered pursuant to a registration statement on Form S-8 filed in December 1995. Accordingly, such shares will be freely tradeable by holders who are not affiliates of the Company and, subject to the volume and manner of sale limitations of Rule 144, by holders who are affiliates of the Company. Mr. Stig Wennerstrom, who holds options to purchase 1,121,646 shares of Common Stock, has certain piggyback registration rights with respect to the shares of Common Stock issuable to him upon the exercise of such options. See "Management - 1993 Option Plan."


    Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates hold warrants to purchase 98,337 shares of Common Stock at an exercise price of $14.51 per share. The Company has granted certain piggyback registration rights with respect to the shares issuable upon the exercise of such warrant.

    No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among the Selling Stockholders, the Company and Howard, Weil, Labouisse, Friedrichs Incorporated (the "Underwriter"), the Selling Stockholders have agreed to sell to the Underwriter and the Underwriter has agreed to purchase from the Selling Stockholders 1,500,000 shares of Common Stock.

    Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the shares of Common Stock offered hereby, if any are taken.

    The Underwriter proposes to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $            per share.  The Underwriter may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

    The Selling Stockholders have granted the Underwriter an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 225,000 additional shares of Common Stock solely to cover over-allotments, if any.

    The Selling Stockholders have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date one year after the date of this Prospectus not to offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of the Underwriter.

    The Underwriter has informed the Company and the Selling Stockholders that the Underwriter does not expect sales to accounts over which the Underwriter exercises discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

    The Company and the Selling Stockholders agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, and for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and for the year ended December 31, 1995, included in this prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The financial statements of the Company as of December 31, 1994 and for each of the two years in the period ended December 31, 1994; and the historical statement of revenues and direct operating expenses of the Conoco properties for each of the two years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Ashlawn as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of LaPorte, Sehrt, Romig and Hand APAC independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The estimates of the Company's net proved oil and natural gas reserves included herein as of January 1, 1996 have been prepared by Collarini Engineering Inc. and Netherland, Sewell & Associates, Inc. and by Collarini Engineering, Inc. and Joe C. Neal & Associates as of January 1, 1995 and 1994. The reserve estimates prepared by such firms as of January 1, 1995 have also been audited by Netherland, Sewell & Associates, Inc.

                             AVAILABLE INFORMATION


    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the offer and sale of Common Stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contract, agreement or document and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement.

                         GLOSSARY OF OIL AND GAS TERMS

    The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

    Bcf.  Billion cubic feet.

    Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

    Bbl/d.  One Bbl per day.

    Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

    Completion. The installation of permanent equipment for the production of oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

    Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

    Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage.
Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

    Field. An area consisting of single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

    Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

    Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.


    Liquids.  Crude oil, condensate and natural gas liquids.


    Mbbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

    Mbbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

    Mcf.  One thousand cubic feet.

    Mcf/d.  One thousand cubic feet per day.

    Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    MMbbls.  One million barrels of crude oil or other liquid hydrocarbons.

    MMBtu.  One million Btus.

    MMcf.  One million cubic feet.

    MMcf/d.  One million cubic feet per day.

    MMcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

    Oil.  Crude oil and condensate.

    Present value. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

    Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

    Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

    Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

    Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required from recompletion.

    Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

    Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

    Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

    Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

    Updip.  A higher point in the reservoir.

    Working interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

    Workover. Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                         PAGE
                                                                                                         ----
 FORCENERGY INC:

      Unaudited Pro Forma Statement of Operations for the Year ended December 31, 1995                   F-2

      Financial Statements:

          Report of Coopers & Lybrand L.L.P., Independent Accountants      . . . . . . . . . . . .       F-4

          Report of Price Waterhouse LLP, Independent Accountants  . . . . . . . . . . . . . . . .       F-5

          Balance Sheet as of December 31, 1994, 1995 and March 31, 1996 . . . . . . . . . . . . .       F-6

          Statements of Operations for the Years Ended December 31, 1993, 1994, 1995 and
            the three-month periods ending March 31, 1995 and 1996   . . . . . . . . . . . . . . .       F-7

          Statements of Stockholders' Equity for the Years Ended  December 31, 1993,
            1994, 1995 and the three-month period ending March 31, 1996  . . . . . . . . . . . . .       F-8

          Statements of Cash Flows for the Years Ended December 31, 1993, 1994, 1995
            and the three-month periods ending March 31, 1995 and 1996 . . . . . . . . . . . . . .       F-9

          Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-10

          Supplemental Information on Oil and Gas Producing Activities (Unaudited) . . . . . . . .       F-25

 CONOCO PROPERTIES:

      Report of Independent Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-31

      Historical Statement of Revenues and Direct Operating Expenses for the Years
          Ended December 31, 1993 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-32

      Notes to Historical Statement of Revenues and Direct Operating Expenses  . . . . . . . . . .       F-33

 ASHLAWN ENERGY, INC.:

      Financial Statements:

          Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-36

          Balance Sheets as of December 31, 1993 and 1994  . . . . . . . . . . . . . . . . . . . .       F-37

          Statements of Income for the period of inception (January 8, 1992) to December 31,
              1992, for the Years Ended December 31, 1993 and 1994 and for the seven month period
              ended July 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-38

          Statements of Changes in Stockholders' Equity for the Period from Inception
              (January 8, 1992) to December 31, 1992 and for the Years Ended December 31, 1993 and
              1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-39

 FORCENERGY INC:

          Statements of Cash Flows for the period from Inception (January 8, 1992) to December 31,
          1992 and for the Years Ended December 31, 1993 and 1994 and for the seven month period
          ended July 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-40

          Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-41


                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (Unaudited)

                        PRO FORMA FINANCIAL INFORMATION

    On March 3, 1995, the Company completed the acquisition of offshore oil and gas properties for a net purchase price of $24.5 million from Conoco. On August 2, 1995, the Company completed a plan of merger with Ashlawn. The consideration for the Ashlawn Acquisition was approximately $3.3 million in net cash, common stock of the Company with an indicated market value of $30.0 million based on the initial public offering price and the assumption of $5.7 million of Ashlawn debt. During 1995 the Company also acquired oil and gas properties from SONAT Exploration Company ("Sonat"), Amoco Production Company ("Amoco") and Texaco Exploration and Production, Inc. ("Texaco") for a combined purchase price of $8.8 million. The Company used the purchase method to account for these transactions.

    The unaudited pro forma statement of operations for the year ended December 31, 1995 assumes the Conoco Acquisition, the other property acquisitions by the Company during 1995, the Ashlawn Acquisition and gives effect to the application of the net proceeds of the Initial Public Offering as if such transactions had been consummated at January 1, 1995. The unaudited pro forma statement of operations includes certain adjustments to the historical statement of operations of the Company to give effect to the acquisition of the oil and gas properties and estimated administrative cost increases due to becoming a public entity.

    The pro forma statement of operations does not purport to be indicative of the results of operations of the Company had such transactions occurred on the dates assumed, nor is the pro forma statement necessarily indicative of the future results of operations of the Company. The pro forma statement should be read together with the Financial Statements of the Company, including the Notes thereto, included elsewhere in this Prospectus.



                                                                 ASHLAWN                    PRO FORMA ADJUSTMENTS
                                  FORCENERGY       CONOCO      ENERGY, INC.     OTHER     -------------------------  PRO FORMA
                                  HISTORICAL   ACQUISITION(1) HISTORICAL(2) PROPERTIES(3)  ACQUISITIONS    OFFERING  COMBINED
                                 ------------  -------------- ------------- -------------                           -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas sales . . . . . .    72,147          $1,283       $6,126          $  600     $    --      $   --       $80,156
  Other . . . . . . . . . . . .       494               0           27               0          --          --           521
                                  -------          ------       ------          ------     -------      ------       -------
       Total revenues . . . . .    72,641           1,283        6,153             600          --          --        80,677
Operating Expenses:
  Lease operating . . . . . . .    24,507             293        2,070             233          --          --        27,103
  Depreciation, depletion and
    amortization  . . . . . . .    31,295              --          699              --       2,323 (4)     --         34,317
  Production taxes  . . . . . .     1,868              --          509              43          --          --         2,420
  General and administrative, net   5,670              --          621              --        (621)(5)     100 (6)     5,770
                                  -------          ------       ------          ------     -------      ------       -------
       Total operating expenses    63,340             293        3,899             276       1,702         100        69,610
                                  -------          ------       ------          ------     -------      ------       -------
Income (loss) from operations .     9,301             990        2,254             324      (1,702)       (100)       11,067
Interest and other income (loss)     (561)             --           --              --          --          --          (561)
Interest expense, net . . . . .   (11,668)             --         (183)             --        (188)(7)   2,608        (9,431)
                                  -------          ------       ------          ------     -------      ------       -------
Income (loss) before income
   taxes  . . . . . . . . . . .    (2,928)            990        2,071             324      (1,890)      2,508 (8)     1,075
Income tax provision (benefit)     (1,075)             --           --              --         558 (9)     935 (9)       418
                                  -------          ------       ------          ------     -------      ------       -------
Net income (loss) . . . . . . .   $(1,853)         $  990       $2,071          $  324     $(2,448)     $1,573       $   657
                                  =======          ======       ======          ======     =======      ======       =======
Net income (loss) per share . .   $ (0.14)                                                                           $   .04
                                  =======                                                                            =======
Weighted average shares
  outstanding . . . . . . . . .    12,910                                                                             18,250


- --------------------

(1) The Forcenergy Historical results of operations reflect oil and gas revenues and direct operating expenses for the Conoco Acquisition from the acquisition date, March 3, 1995, through December 31, 1995. The pro forma results of operations for "Conoco Acquisition" reflects the oil and gas revenues and direct operating expenses for these properties from January 1, 1995 to the acquisition date.
(2) This column represents the historical results of operations of Ashlawn for the period from January 1, 1995 to July 31, 1995.

(3) The Forcenergy Historical results of operations reflect oil and gas revenues and direct operating expenses for Other Properties from their respective acquisition dates, February 2, 1995 for properties acquired from Sonat, April 26, 1995 for properties acquired from Texaco and March 14, 1995 for properties acquired from Amoco, through December 31, 1995. The Other Properties column reflects the historical oil and gas revenues and direct operating expenses for these properties from January 1, 1995 to their acquisition dates.
(4) Adjustment to reflect the depreciation, depletion and amortization of oil and gas properties, using the full cost method, based on the Company's 1995 historical rate per equivalent mcf of production.
(5) No additional general and administrative expense has been incurred as a result of the Ashlawn Acquisition.
(6) Historical general and administrative costs for the seven months ended July 31, 1995 have been adjusted by estimated incremental general and administrative expenses associated with the Company becoming a publicly traded entity.
(7) Adjustment to reflect increased interest expense on $42.1 million of borrowings incurred in connection with the Conoco Acquisition and the acquisition of other properties by the Company during 1995, net of interest capitalization.
(8) Adjustment to reflect the repayment of $57.7 million in debt including a portion of the Senior Credit Facility and additional debt assumed in connection with the acquisition of oil and gas properties from Texaco.
(9) Adjustment to income tax expense to reflect the combined results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Forcenergy Inc




We have audited the accompanying balance sheet of Forcenergy Inc (formerly known as Forcenergy Gas Exploration, Inc.) as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forcenergy Inc as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.





COOPERS & LYBRAND L.L.P.
Miami, Florida
February 27, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Forcenergy Inc




In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Forcenergy Inc (formerly known as Forcenergy Gas Exploration, Inc.) at December 31, 1994 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of Forcenergy Inc for any period subsequent to December 31, 1994.






PRICE WATERHOUSE LLP

Houston, Texas
June 1, 1995, except as to
    Note 1 which is as of
    July 6, 1995

                                 FORCENERGY INC
              (FORMERLY KNOWN AS FORCENERGY GAS EXPLORATION, INC.)
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)




                                                                       MARCH 31,           DECEMBER 31,
                                                                      ------------   ------------------------
                                                                          1996          1995          1994
                                                                      ------------   ----------    ----------
                                                                      (UNAUDITED)
 ASSETS
 Current Assets:
      Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        101   $    2,996    $    3,188
      Accounts receivable, net . . . . . . . . . . . . . . . . . .          18,634       16,338        11,373
      Other current assets . . . . . . . . . . . . . . . . . . . .           8,528        5,986         5,773
                                                                      ------------   ----------    ----------

              Total current assets . . . . . . . . . . . . . . . .          27,263       25,320        20,334
                                                                      ------------   ----------    ----------
 Investment in surety bonds, at cost . . . . . . . . . . . . . . .           6,205        6,164         7,830
                                                                      ------------   ----------    ----------
 Property, plant and equipment, at cost, full cost method, net of
   accumulated depletion, depreciation and amortization  . . . . .         316,227      298,832       186,241
                                                                      ------------   ----------    ----------
 Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . .           4,484        4,774         5,882
                                                                      ------------   ----------    ----------
                                                                      $    354,179   $  335,090    $  220,287
                                                                      ============   ==========    ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
      Accounts payable . . . . . . . . . . . . . . . . . . . . . .          19,607   $   17,811    $    5,813
      Other accrued liabilities  . . . . . . . . . . . . . . . . .          18,641       15,000         9,076
      Accrued acquisition obligations  . . . . . . . . . . . . . .              --        4,284            --
                                                                      ------------   ----------    ----------

              Total current liabilities  . . . . . . . . . . . . .          38,248       37,095        14,889
                                                                      ------------   ----------    ----------
 Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . .         144,533      130,729       131,646
                                                                      ------------   ----------    ----------
 Deferred income taxes . . . . . . . . . . . . . . . . . . . . . .          14,619       12,305         2,691
                                                                      ------------   ----------    ----------
 Commitments and Contingencies (Note 12)
 Stockholders' Equity:

      Preferred stock, $.01 par value; 5,000,000 shares
      authorized; none issued or outstanding . . . . . . . . . . .              --           --            --
      Common stock, $.01 par value; 50,000,000 shares   authorized;
      18,260,447 and 9,040,486 issued and   outstanding at December
      31, 1995 and 1994, respectively  . . . . . . . . . . . . . .             183          183            91
      Capital in excess of par value . . . . . . . . . . . . . . .         163,378      163,378        77,717
      Accumulated deficit, since September 14, 1993  . . . . . . .          (6,782)      (8,600)       (6,747)
                                                                      ------------   ----------    ----------
              Total stockholders' equity . . . . . . . . . . . . .         156,779      154,961        71,061
                                                                      ------------   ----------    ----------

                                                                      $    354,179   $  335,090    $  220,287
                                                                      ============   ==========    ==========



   The accompanying notes are an integral part of these financial statements.

                                 FORCENERGY INC
              (FORMERLY KNOWN AS FORCENERGY GAS EXPLORATION, INC.)
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)




                                                      FOR THE THREE MONTHS
                                                        ENDED MARCH 31,             FOR THE YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------------
                                                        1996        1995          1995          1994           1993
                                                    -----------  ----------   ------------   -----------   ------------
                                                          (UNAUDITED)
Revenues:
    Oil and gas sales   . . . . . . . . . . . . . . $    28,342   $  16,925   $     72,147   $    58,354   $     49,652
    Other   . . . . . . . . . . . . . . . . . . . .         126         114            494           388            441
                                                    -----------   ---------   ------------   -----------   ------------
                                                         28,468      17,039         72,641        58,742         50,093
                                                    -----------   ---------   ------------   -----------   ------------

Expenses:

    Lease operating   . . . . . . . . . . . . . . .       8,736       6,235         24,507        23,744         16,632
    Depletion, depreciation and amortization  . . .      11,556       7,786         31,295        24,572         19,889
    Production taxes  . . . . . . . . . . . . . . .         724         416          1,868         1,701          1,560
    General and administrative expense  . . . . . .       1,790       1,274          5,670         6,463          3,166
                                                    -----------   ---------   ------------   -----------   ------------
                                                         22,806      15,711         63,340        56,480         41,247
                                                    -----------   ---------   ------------   -----------   ------------
Income from operations  . . . . . . . . . . . . . .       5,662       1,328          9,301         2,262          8,846
Interest and other income (loss)  . . . . . . . . .         111         126           (561)          789            545
Interest expense, net of amounts capitalized  . . .      (2,874)     (3,069)       (11,668)       (9,529)        (6,192)
                                                    -----------   ---------   ------------   -----------   ------------
Income (loss) before income taxes . . . . . . . . .       2,899      (1,615)        (2,928)       (6,478)         3,199

Income tax provision (benefit)  . . . . . . . . . .       1,081        (601)        (1,075)       (2,403)         2,337
Minority interest . . . . . . . . . . . . . . . . .          --          --             --            --            107
                                                    -----------   ---------   ------------   -----------   ------------
Net income (loss) . . . . . . . . . . . . . . . . . $     1,818   $  (1,014)  $     (1,853)  $    (4,075)  $        755
                                                    ===========   =========   ============   ===========   ============
Net income (loss) per share . . . . . . . . . . . . $       .10   $    (.11)  $       (.14)  $      (.50)
                                                    ===========   =========   ============   ===========

Weighted average number of common shares                 18,260       9,040         12,910         8,188
                                                    ===========   =========   ============   ===========
outstanding . . . . . . . . . . . . . . . . . . . .
Unaudited pro forma data (Note 6):
    Income before income taxes  . . . . . . . . . .                                                        $      3,092
    Income tax provision  . . . . . . . . . . . . .                                                               1,207
                                                                                                           ------------
    Net income  . . . . . . . . . . . . . . . . . .                                                        $      1,885
                                                                                                           ============
    Net income per share  . . . . . . . . . . . . .                                                        $        .29
                                                                                                           ============
    Weighted average number of common shares  . . .                                                               6,520
                                                                                                           ============


   The accompanying notes are an integral part of these financial statements.

                                 FORCENERGY INC
                (FORMERLY KNOWN AS FORCENERGY GAS EXPLORATION, INC.)
                       STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                                                      ACCUMULATED
                                                                     COMMON STOCK       CAPITAL IN   DEFICIT SINCE
                                                                                         EXCESS OF   SEPTEMBER 14,
                                                                  SHARES      AMOUNT     PAR VALUE        1993            TOTAL
                                                                -----------   -------- ------------ --------------    ------------
                                                                                  (IN THOUSANDS, EXCEPT SHARES)
                  Balance, January 1, 1993  . . . . . . . . .     6,450,650   $     65 $     45,187                   $    45,252
                  Distributions . . . . . . . . . . . . . . .                                (8,418)                       (8,418)
                  Contributions . . . . . . . . . . . . . . .                                 2,200                         2,200
                  Purchase of  minority interest  . . . . . .       233,944          2        3,545                         3,547
                  Net loss  . . . . . . . . . . . . . . . . .                                 3,427 $        (2,672)          755
                                                               ------------   --------  ------------ ---------------   -----------
                  BALANCE, DECEMBER 31, 1993  . . . . . . . .     6,684,594         67       45,941          (2,672)       43,336


                  Issuance of common stock  . . . . . . . . .     2,355,892         24       31,776                        31,800

                  Net loss  . . . . . . . . . . . . . . . . .                                                (4,075)       (4,075)
                                                               ------------   -------- ------------ ---------------   -----------
                  BALANCE, DECEMBER 31, 1994  . . . . . . . .     9,040,486         91       77,717          (6,747)       71,061


                  Issuance of common stock  . . . . . . . . .     9,219,961         92       85,661                        85,753

                  Net loss  . . . . . . . . . . . . . . . . .                                                (1,853)       (1,853)
                                                               ------------   --------              ---------------   -----------
                  BALANCE, DECEMBER 31, 1995  . . . . . . . .    18,260,447        183      163,378          (8,600)      154,961
                  Net income (unaudited)  . . . . . . . . . .                                                 1,818         1,818
                                                               ------------   -------- ------------ ---------------   -----------
                  BALANCE, MARCH 31, 1996 (UNAUDITED) . . . .    18,260,447   $    183 $    163,378 $        (6,782)  $   156,779
                                                               ============   ======== ============ ===============   ===========



   The accompanying notes are an integral part of these financial statements.

                                 FORCENERGY INC
              (FORMERLY KNOWN AS FORCENERGY GAS EXPLORATION, INC.)
                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)



                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,              FOR THE YEAR ENDED DECEMBER 31,
                                                                   ----------------------   -------------------------------------
                                                                      1996       1995          1995         1994         1993
                                                                   ----------  ----------   ----------   ----------  ------------
                                                                        (UNAUDITED)
Cash flows from operating activities:
    Net income (loss)   . . . . . . . . . . . . . . . . . . . . .  $   1,818   $   (1,014)  $   (1,853)  $  (4,075)  $        755
                                                                   ---------   ----------   ----------   ---------   ------------
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization  . . . . . . . . . . . .     11,794        8,027       32,516      25,480         20,386
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . .      1,081         (601)      (1,075)     (2,403)         2,337
Deferred interest . . . . . . . . . . . . . . . . . . . . . . . .        770          510        2,040       2,040            595
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (41)         (39)        (194)       (167)          (196)
(Increase)  decrease in accounts receivable . . . . . . . . . . .     (2,296)        (107)      (4,965)      1,097         (3,412)
Increase in other current assets  . . . . . . . . . . . . . . . .     (2,543)         409          (63)     (1,637)        (3,032)
Increase in other assets  . . . . . . . . . . . . . . . . . . . .         52           56         (113)       (668)        (5,005)
Increase in accounts payable  . . . . . . . . . . . . . . . . . .        891          840        3,688       2,181          2,167
(Decrease) increase in other accrued liabilities  . . . . . . . .      1,834        1,200       (1,407)        585          4,878
                                                                   ---------   ----------   ----------   ---------   ------------
                                                                      11,543       10,295       30,427      26,508         18,718
                                                                   ---------   ----------   ----------   ---------   ------------
Net cash provided by operating activities . . . . . . . . . . . .     13,361        9,281       28,574      22,433         19,473
                                                                   ---------   ----------   ----------   ---------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of oil and gas properties  . . . . . . . . . . . . .         --      (29,981)     (41,462)    (13,778)       (36,623)
Capital expenditures  . . . . . . . . . . . . . . . . . . . . . .    (26,078)      (4,421)     (36,913)    (44,391)       (16,748)
Payment of accrued capital cost . . . . . . . . . . . . . . . . .     (4,284)          --           --          --             --
Purchase of surety bonds  . . . . . . . . . . . . . . . . . . . .         --         (170)      (1,020)         --         (8,815)
Sale of surety bonds  . . . . . . . . . . . . . . . . . . . . . .         --           --         2,730         --             --
Bond escrow proceeds  . . . . . . . . . . . . . . . . . . . . . .         --           --           --       2,855             --
Purchase of minority interest . . . . . . . . . . . . . . . . . .         --           --           --          --         (2,200)
Proceeds from sale of assets  . . . . . . . . . . . . . . . . . .      1,072           --          803          16          1,242
                                                                   ---------   ----------   ----------   ---------   ------------
Net cash used in investing activities . . . . . . . . . . . . . .    (29,290)     (34,572)     (75,862)    (55,298)       (63,144)
                                                                   ---------   ----------   ----------   ---------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under senior credit facility  . . . .     13,034       22,440       (2,957)      6,872         28,881
Proceeds from issuance of subordinated notes  . . . . . . . . . .         --           --           --          --         34,000
Principal payments on short-term debt . . . . . . . . . . . . . .         --           --           --      (4,500)          (780)
Bridge loan proceeds  . . . . . . . . . . . . . . . . . . . . . .         --           --        8,000          --             --
Repayment of bridge loan  . . . . . . . . . . . . . . . . . . . .         --           --       (8,000)         --             --
Repayment of acquisition debt . . . . . . . . . . . . . . . . . .         --           --       (5,700)         --             --
Repayment of term loan facility . . . . . . . . . . . . . . . . .         --           --           --          --        (14,000)
Distributions to partners . . . . . . . . . . . . . . . . . . . .         --           --           --          --         (6,418)
Issuance of common stock, net . . . . . . . . . . . . . . . . . .         --           --       55,753      31,800          2,200
                                                                   ---------   ----------   ----------   ---------   ------------
Net cash provided by financing activities . . . . . . . . . . . .     13,034       22,440       47,096      34,172         43,883
                                                                   ---------   ----------   ----------   ---------   ------------
NET INCREASE (DECREASE) IN CASH . . . . . . . . . . . . . . . . .     (2,895)      (2,851)        (192)      1,307            212
                                                                   ---------   ----------   ----------   ---------   ------------
CASH AT BEGINNING OF PERIOD . . . . . . . . . . . . . . . . . . .      2,996        3,188        3,188       1,881          1,669
                                                                   ---------   ----------   ----------   ---------   ------------
CASH AT END OF PERIOD . . . . . . . . . . . . . . . . . . . . . .  $     101   $      337   $    2,996   $   3,188   $      1,881
                                                                   =========   ==========   ==========   =========   ============


   The accompanying notes are an integral part of these financial statements.

                                 FORCENERGY INC
              (FORMERLY KNOWN AS FORCENERGY GAS EXPLORATION, INC.)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION


    Forcenergy Inc (formerly known as Forcenergy Gas Exploration, Inc.), a Delaware Corporation (the "Company"), is an independent oil and gas company engaged in the development, exploration, acquisition and production of domestic oil and natural gas properties. The Company was originally founded as a privately held corporation ("old FGE") in 1982 by the current President and Chief Executive Officer of the Company. In 1989, "old FGE" entered into a limited partnership agreement, as general partner and owner of a 3% partnership interest, with Forcenergy AB ("FAB"), a Swedish corporation, forming Forcenergy Partners, L.P., a Delaware limited partnership (the "Partnership"). On August 16, 1993, a wholly- owned subsidiary of FAB was formed and on September 14, 1993, that subsidiary succeeded to FAB's 97% interest in the Partnership and acquired by merger "old FGE's" 3% interest in the Partnership. The newly formed Delaware corporation retained the name of Forcenergy Inc.


    The transaction between the Company and FAB has been reflected in the accompanying financial statements as a reorganization of entities under common control whereby the historical basis of assets and liabilities of the Partnership are carried forward as the recorded basis for the Company. The acquisition by merger of "old FGE's" 3% general partner interest has been accounted for as the purchase of a minority interest. The accompanying financial statements for periods prior to September 14, 1993 reflect the entire operations of the Partnership with the general partner's 3% interest shown as minority interest. The accompanying financial statements reflect a retroactive adjustment to stockholders' equity to reflect the transaction between the Company and FAB.

    On July 28, 1995, 6,210,000 shares of the Company's stock were issued pursuant to the Company's initial public offering. The proceeds from the initial public offering were $55.7 million, net of underwriting and other offering costs of $6.4 million.


INTERIM FINANCIAL STATEMENTS

    The financial statements for the three months ended March 31, 1996, and all related footnote information for that period, are unaudited and reflect all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim periods.


ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

CASH/CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash deposits with a single financial institution. At certain times, these deposits may exceed federally insured limits.

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


ACCOUNTS RECEIVABLE

    Accounts receivable relate primarily to sales of oil and gas production and amounts due from joint interest partners for expenditures made by the Company on behalf of such partners. The Company reviews the financial condition of potential purchasers and partners prior to signing sales or joint interest agreements. At December 31, 1995 and 1994, the allowance for doubtful accounts was $50,000 and $0, respectively. The Company requires certain forms of financial assurance from its most significant customers.

INVESTMENT IN SURETY BONDS

    Investment in surety bonds are classified as held-to-maturity and represent government securities purchased and pledged pursuant to supplemental bonding requirements for offshore properties. The securities are carried at amortized cost, which approximates market.

OIL AND GAS PROPERTIES

    The Company follows the full cost method of accounting for oil and gas properties whereby all productive and non- productive exploration, development and acquisition costs incurred for the purpose of finding oil and gas reserves are capitalized. Such capitalized costs include lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and gas wells, together with internal costs directly attributable to property acquisition, exploration and development activities. No gains or losses are recognized upon the sale or other disposition of oil and gas properties, except in unusually significant transactions.

    The Company provides for expected future abandonment liabilities by amortizing such costs as a component of depletion, depreciation and amortization over the expected lives of the properties. At December 31, 1995, total undiscounted abandonment costs estimated to be incurred through the year 2006, net of estimated salvage values, for properties in federal and state waters were approximately $48 million, approximately $8.4 million of which has been accrued through depletion. For onshore properties, salvage values received for equipment are usually sufficient to offset the abandonment costs.


    Under the Securities and Exchange Commission's full cost accounting rules, the Company reviews the carrying value of its oil and gas properties each quarter. Under full cost accounting rules, capitalized costs of oil and gas properties, net of deferred tax reserves, may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or fair market value of unproved properties, as adjusted for related tax effects. Application of this rule generally requires pricing future production at the unescalated oil and gas prices in effect at the end of each fiscal quarter and requires a permanent write-down of capitalized costs if the "ceiling" is exceeded, even if prices declined for only a short period of time. At December 31, 1995, the value of the Company's oil and gas reserves and unproved properties for purposes of the ceiling limitation calculation exceeded capitalized costs, based on prices in effect on the reserve valuation date. While the Company has never been required to write-down its asset base, future significant downward revisions of quantity estimates or declines in oil and gas prices from those in effect on January 1, 1996 that are not offset by other factors could result in a one-time non-cash charge to earnings. During the first quarter of 1996, natural gas prices declined from those being received as of the reserve valuation date; however, valuing reserves at prices being received as of March 31, 1996 would not result in the capitalized cost ceiling being exceeded.



    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121 ("SFAS No. 121") regarding accounting for the impairment of long-lived assets. The Company is required to adopt SFAS No. 121 in 1996; however its provisions are not applicable to the Company's oil and gas assets as they are accounted for under the full cost method of accounting.

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



     The effect of adopting SFAS 121 for non-oil and gas properties is not material


    A substantial portion of the Company's oil and gas properties are located in the Gulf of Mexico.

OFFICE EQUIPMENT

    Depreciation of office furniture, fixtures and equipment is computed using an accelerated depreciation method over the useful lives of the assets, which range from five to seven years.

DEFERRED FINANCING COSTS

Included in other assets at December 31, 1995 and 1994 are debt issuance costs of $6,345,000 and $6,216,000, respectively, relating to the senior credit facility and the subordinated notes. These costs are amortized over the terms of the senior credit facility and the subordinated notes. Accumulated amortization at December 31, 1995 and 1994 was $2,868,000 and $1,929,000,
respectively.

REVENUE RECOGNITION


     Revenues from oil and natural gas production are recorded using the sales method, net of royalties and net profits interests. When the Company's share of sales volumes exceed, or are less than, the Company's entitled share of production based on the net revenue interest attributable to its working interest, an imbalance occurs. Under the sales method of revenue recognition, the net over/under-produced volumes are not recorded as a liability, or receivable, respectively. The underproduced party later takes sales volumes in excess of its entitled share of future production to eliminate the imbalance. To the extent an imbalance exceeds the remaining estimated proved oil and natural gas reserves for a given property, the Company records a liability or, in the case of a receivable consideration is given to contractual support and collectibility before recording. At March 31, 1996 and December 31, 1995, the Company's net imbalance position was not material.


    During 1995 and 1994, the Company maintained a hedging program on a portion of its estimated future production to provide a certain minimum level of cash flow from its sales of crude oil and natural gas (See Note 11). Any hedging gains or losses under these contracts are recognized in revenue upon settlement of hedged production, which is settled monthly.

INCOME TAXES

    Prior to September 14, 1993, there was no income tax provision related to the Partnership's operations as the Partnership was not a tax-paying entity. Upon the formation of the Company on September 14, 1993, the Company became subject to corporate income taxes.

    The Company follows the asset and liability approach to account for income taxes. Under this method, deferred taxes are recognized for temporary differences between the book and tax basis of assets and liabilities. These temporary differences are measured using applicable enacted tax rates and provisions of enacted tax laws.

EARNINGS PER SHARE


    Earnings per share is calculated on the weighted average number of shares outstanding during each period for common stock, and when dilution exceeds 3% common stock equivalents. The dilution effect of

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



common stock equivalents is less than 3%, for the quarter ended March 31, 1996 and the year ended December 31, 1993 and they are anti-dilutive for all other periods present.


    Supplemental earnings per share for the year ended December 31, 1995 is $.01 per share. Supplemental earnings per share reflects what primary earnings per share would have been had the initial public offering of common stock occurred at January 1, 1995 and had the proceeds been used to retire certain of the Company's long-term debt.

ENVIRONMENTAL EXPENDITURES

    Environmental expenditures relating to current operations are expensed or capitalized, as appropriate, depending on whether such expenditures provide future economic benefits. Liabilities are recognized when the expenditures are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted site-specific costs. Generally, such recognition coincides with the Company's commitment to a formal plan of action.

COMMON STOCK CONVERSION AND SPLIT

    Effective July 6, 1995, the Company increased in the authorized number of shares of common and preferred stock to 50,000,000 and 5,000,000, respectively, and reclassified and converted each share of Class A Common Stock and Class B Common Stock into 98.337 shares of Common Stock.

RECLASSIFICATIONS


    Certain minor reclassifications have been made to the Company's first quarter 1995 and 1994 and 1993 financial statements to conform them to classifications used in the 1995 annual financial statements.



NOTE 2 -- ACQUISITIONS AND MERGERS

1993 ACQUISITION

    On November 2, 1993, the Company acquired certain offshore oil and gas properties for an acquisition price of $20.1 million from WHK, Inc., et. al. The acquisition has been accounted for as a purchase and the results of operations of the properties acquired are included in the Company's results of operations effective November 2, 1993.

    The following pro forma statement of operations information has been prepared to give effect to the acquisition of properties from WHK, Inc., et. al, as if such transaction had occurred at July 1, 1993. Information prior to July 1, 1993 is not available. The historical results of operations have been adjusted to reflect (i) revenues and expenses attributable to the properties,
(ii) the difference between the WHK, Inc., et. al, properties' historical depreciation, depletion and amortization and such expense calculated based on the value allocated to the acquired assets, (iii) the increase in interest expense associated with the debt incurred in the WHK, Inc., et. al, acquisition, and (iv) the increase in income taxes giving retroactive effect to the merger. Management does not believe the pro forma amounts purport to be indicative of the results of operations that would have been reported had the acquisition occurred as of the dates indicated below, or that may be reported in the future (in thousands, except per share amounts).

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



                                                                                          PRO FORMA
                                                                                         YEAR ENDED
                                                                                      DECEMBER 31, 1993
                                                                                    ---------------------
                                                                                         (UNAUDITED)
                                                                                    ---------------------
              Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $ 53,801
              Income from operations  . . . . . . . . . . . . . . . . . . . . .           $  7,903
              Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . .           $    520
              Net income per share  . . . . . . . . . . . . . . . . . . . . . .           $   0.08


1994 ACQUISITIONS

    On September 15, 1994, the Company acquired certain offshore oil and gas properties for a cash acquisition price of $5.6 million from Ashlawn Energy, Inc. The acquisition has been accounted for as a purchase and the results of operations of the properties acquired are included in the Company's results of operations effective September 15, 1994.

    On February 2, 1994, the Company acquired certain offshore oil and gas properties for a cash acquisition price of $6.6 million from GLG Energy, L.P. The acquisition has been accounted for as a purchase and the results of operations of the properties acquired are included in the Company's results of operations effective February 2, 1994.

1995 ACQUISITIONS

    The Company completed 12 acquisitions during 1995 at an aggregate cost of approximately $92.1 million. The two most significant acquisitions are discussed below, including pro forma results of operations for the Company assuming the acquisitions had been completed on January 1, 1994. The aggregate effect of other acquisitions on the results of operations of the Company for the periods presented was not material.

    On March 3, 1995, the Company acquired certain offshore oil and gas properties from Conoco, Inc. ("Conoco") for a cash acquisition price of $24.5 million. The acquisition has been accounted for as a purchase and the results of operations of the properties acquired are included in the Company's results of operations effective March 3, 1995.

    On August 2, 1995, the Company completed a plan of merger with Ashlawn Energy, Inc. ("Ashlawn"). The consideration for the acquisition of Ashlawn was approximately $3.3 million in net cash, common stock of the Company with an indicated market value of $30.0 million, based upon the initial public offering price and the assumption of $5.7 million of Ashlawn debt. The net assets acquired consisted primarily of oil and gas properties. This transaction was accounted for as a purchase and the results of operations of the properties acquired are included in the Company's results of operations effective August 2, 1995.

    The following pro forma statement of operations information has been prepared to give effect to the Conoco transaction and the acquisition of Ashlawn as if such transactions had occurred on January 1, 1994. The historical results of operations have been adjusted to reflect (i) revenues and expenses attributable to the properties, (ii) the difference between the properties' historical depletion, depreciation, and amortization and such expense calculated based on the value allocated to the acquired assets, (iii) the increase in interest expense associated with the debt incurred, and (iv) the increase in income taxes giving retroactive effect to the mergers. Management does not believe the pro forma amounts purport to be indicative of the results of operations that would have been reported had the acquisitions occurred at the dates indicated below or that may be reported in the future (in thousands, except per share amounts).

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



                                                                           PRO FORMA (UNAUDITED)
                                                                ----------------------------------------
                                                                   YEAR ENDED             YEAR ENDED
                                                                DECEMBER 31, 1995      DECEMBER 31, 1994
                                                                -----------------      -----------------
             Revenues  . . . . . . . . . . . . . . . . . . .     $  80,050               $   76,553
             Income from operations  . . . . . . . . . . . .     $  11,024               $    5,771
             Net loss  . . . . . . . . . . . . . . . . . . .     $    (889)              $   (2,728)
             Net loss per share  . . . . . . . . . . . . . .     $   (0.07)              $    (0.33)



NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

    Investments in property, plant and equipment were as follows at December 31, 1995 and 1994:

                                                                                      1995         1994
                                                                                   ----------    ----------
                                                                                        (IN THOUSANDS)
               Oil and Gas Properties:
                   Proved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  343,378    $ 215,781
                   Unproved  . . . . . . . . . . . . . . . . . . . . . . . . . . .     39,057       26,650
                                                                                   ----------    ---------
                                                                                      382,435      242,431
               Office Equipment  . . . . . . . . . . . . . . . . . . . . . . . . .      2,738        1,934
               Less: accumulated depletion, depreciation and amortization  . . . .    (86,341)     (58,124)
                                                                                   ----------    ---------
               Net Property, Plant and Equipment . . . . . . . . . . . . . . . . . $  298,832    $ 186,241
                                                                                   ==========    =========

    Depreciation, depletion and amortization for oil and gas properties for the years ended December 31, 1995, 1994 and 1993 was, $30.8 million, $24.4 million and $19.7 million, respectively. Depreciation, depletion and amortization rates per Mcfe of hydrocarbons produced (using a Bbl-to-Mcf conversion factor of 1 to 6) for the years ended December 31, 1995, 1994 and 1993 were $.88, $.88 and $.96, respectively.

    Included in property, plant and equipment are capitalized internal costs of $1.1 million, $951,000 and $916,000 for the years ended December 31, 1995, 1994 and 1993, respectively, relating to oil and gas property acquisition, exploration and development costs.

    During the years ended December 31, 1995, 1994 and 1993 the Company capitalized interest of $2.6 million, $1.5 million and $357,000, respectively, on expenditures made in connection with exploration and development projects on significant unproved properties that are not subject to current depreciation, depletion or amortization. Interest is capitalized only for the period that activities are in progress to bring the properties to their intended use.

    The following sets forth the composition of capitalized costs excluded from the depletion, depreciation, and amortization base at December 31, 1995, 1994 and 1993:

                                                                          1995        1994        1993
                                                                       ----------  ----------  ----------
                                                                                 (IN THOUSANDS)
               Property Acquisition  . . . . . . . . . . . . . . . . . $   30,394  $   22,012  $    9,560
               Development Costs . . . . . . . . . . . . . . . . . . .      4,916       2,752       1,095
               Interest Capitalized  . . . . . . . . . . . . . . . . .      3,747       1,886         357
                                                                       ----------  ----------  ----------
               Total . . . . . . . . . . . . . . . . . . . . . . . . . $   39,057  $   26,650  $   11,012
                                                                       ==========  ==========  ==========

    At December 31, 1995, approximately 94% of excluded costs relate to offshore activities in the Gulf of Mexico and the remainder relates to domestic onshore activities. The inclusion of these costs in the depletion,

                                AFROCENTRIC INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


depreciation and amortization computation will be at the point in time that it is determined that proved reserves do or do not exist on the applicable properties.


NOTE 4 -- DEBT

    Long-term debt consists of the following:


                                                                        March 31,          December 31,
                                                                    ---------------  ------------------------
                                                                          1996          1995         1994
                                                                    ---------------  ----------  ------------
                                                                       (Unaudited)        (in thousands)
              Senior Credit Facility  . . . . . . . . . . . . . . . $       105,089  $   92,054  $     95,011
              Subordinated Notes  . . . . . . . . . . . . . . . . .          39,444      38,675        36,635
                                                                    ---------------  ----------  ------------
                                                                    $       144,533  $  130,729  $    131,646
                                                                    ===============  ==========  ============



SENIOR CREDIT FACILITY

    The Company has entered into a senior credit facility with a maximum loan amount of $120 million and a borrowing base of $120 million at December 31, 1995, subject to certain financial and operational criteria. The borrowing base is subject to redetermination semi-annually based on revised reserve estimates. The loan is collateralized by substantially all of the Company's oil and gas properties. Effective December 1, 1995, the senior credit facility was amended to extend the maturities of related borrowings on a revolving basis through December 31, 1997 and to reduce borrowing rates under the facility. Future annual principal payments, as a percentage of the principal balance outstanding at the time of conversion to the term loan, will be 36% in 1998, 30% in 1999, 23% in 2000, and 11% in 2001. The term loan matures on June 30, 2001. During 1995, advances, at the Company's option, bore interest at either the prime rate plus a variable percentage ranging from .25% to .75% or LIBOR plus a variable percentage ranging from 2% to 2.5%, based on the Company's leverage ratio. Effective December 1, 1995, under the amended facility, advances, at the Company's option, bear interest at either the prime rate or LIBOR plus 1.375%. Interest on prime loans is due quarterly, while interest on LIBOR loans is due the earlier of quarterly, or the end of each designated interest period.

    At December 31, 1995, the Company had drawn down $92.1 million under the facility and an additional $7.0 million of availability was committed to outstanding letters of credit issued under the facility. The Company had available funds pursuant to this agreement of $20.9 million at December 31, 1995. Commitment fees on the unused portion of the facility are due quarterly at an annual rate of 0.5%.


    Effective April 26, 1996 the Company renegotiated its senior credit facility to provide for a total commitment of $195 million, with a current borrowing base of $175 million. At April 30, 1996, the Company had approximately $59.9 million available under the renegotiated senior credit facility.


SUBORDINATED NOTES

    The Company has issued an aggregate principal amount of $34 million in subordinated notes which mature on September 15, 2000. Cash interest accrues on the subordinated notes at a rate of 7% per annum, payable semi-annually in arrears. However, if the Company has not consummated a "Qualified Public Offering" (as defined below) prior to September 15, 1998, two years before the maturity date of the subordinated notes and the holders of subordinated notes do not otherwise exchange these notes for common stock, the holders of the subordinated notes will be entitled to an additional payment on the maturity date of an amount sufficient to provide the holders with a compounded annual rate of return of 13%. For accounting purposes, the Company is accruing interest on these subordinated notes at 13%. Deferred interest on the

                                 FORCENERGY INC
                  NOTES TO FINANCIAL STATEMENTS   (CONTINUED)


subordinated notes was $4,675,000 and $2,635,000 at December 31, 1995 and 1994, respectively. Principal of the subordinated notes is payable upon maturity. The subordinated notes are subordinate to the senior credit facility. The Company may pay the principal amount plus accrued interest on the subordinated notes at maturity in shares of common stock, subject to a cash make-whole provision equal to the difference between the cash proceeds of the sale of such stock (if sold within 30 days after the stock is issued) and the amount of principal and interest due.

    Each of the holders of the subordinated notes may elect at any time to exchange all or a portion of its subordinated notes into such number of shares of common stock determined by dividing the amount of outstanding principal of the subordinated notes to be exchanged by the exchange price of $14.51, subject to certain adjustments; provided that no such amount to be exchanged may be less than the lower of (i) $5 million and (ii) all of such note holder's remaining subordinated notes. The number of shares of common stock issuable upon exchange of the subordinated notes is subject to adjustment for various dilutive events, including certain stock issuances.

    Under certain circumstances, the Company may require the holders to exchange all (but not less than all) of the then outstanding subordinated notes into such number of freely tradable shares of common stock determined by dividing the amount of total outstanding principal of the subordinated notes by the exchange price of $14.51, subject to certain adjustments (the "Call Option"). The Company may only elect to exercise the Call Option upon the consummation of a "Qualified Public Offering" of common stock. A "Qualified Public Offering" is defined as an offering at a price of not less than $21.76 per share; provided that immediately following the consummation of such offering at least 20% of the fully diluted then outstanding shares of common stock with an aggregate market value of at least $40 million are freely tradable without restriction under the Securities Act. The note holders constituting 75% of the aggregate principal outstanding amount of the subordinated notes may elect to require that the Company exercise the Call Option regardless of whether a Qualified Public Offering has been consummated.

    The note holders may at their election require that the Company prepay the subordinated notes upon the occurrence of a "change of control." A "change of control" under the Note Purchase Agreement occurs if: (i) any person or two or more persons acting as a group, other than FAB or the Forss family, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934, as amended, and including holding proxies to vote for the election of directors) of 33 1/3% or more of the outstanding shares of voting common stock without the consent of the note holders holding more than 75% of the principal amount of the outstanding subordinated notes and except pursuant to an exchange of the subordinated notes or in connection with a public offering of securities registered pursuant to an exchange of the subordinated notes or in connection with a public offering of securities registered pursuant to the Securities Act; (ii) there is a sale of all or substantially all of the assets of the Company or a distribution of assets of the Company upon a dissolution, winding up, liquidation or reorganization of the Company; or (iii) there is a "change of control" as defined in the senior credit agreement.

    Upon a "change of control," the holders may elect to require the Company to redeem the subordinated notes at the greater of (i) 149.65% of their outstanding principal amount plus accrued interest and (ii) an amount sufficient to provide the holders with a compounded annual rate of return of 15% on the outstanding principal amount of the subordinated notes. The contemplated initial public offering does not constitute a "change of control" under these provisions.

    The noteholders are entitled, under certain circumstances, to certain demand and piggyback registration rights with respect to common stock into which their subordinated notes have been exchanged pursuant to a registration rights agreement. The holders of no less than 25% of the outstanding principal amount of the subordinated notes may require the Company to effect two registrations of the shares of common stock

                                 FORCENERGY INC
                  NOTES TO FINANCIAL STATEMENTS   (CONTINUED)


issuable upon the exchange of the subordinated notes upon the earlier to occur of (i) June 30, 1996 or (ii) the consummation of an initial public offering.

    The senior credit facility and subordinated notes contain certain covenants which include maintenance of a minimum tangible net worth, certain financial ratios, restrictions on asset sales, affiliated transactions and compensation and certain limitations on dividends and additional debt or liens. The Company is in compliance with these covenants, or has received waivers in the event of non-compliance.

    The Company's aggregate long-term debt maturities for each of the next five calendar years are estimated to be as follows:

                                                                                   (IN THOUSANDS)
                       1996  . . . . . . . . . . . . . . . . . . . . . . . . . .         --
                       1997  . . . . . . . . . . . . . . . . . . . . . . . . . .         --
                       1998  . . . . . . . . . . . . . . . . . . . . . . . . . .      $33,139
                       1999  . . . . . . . . . . . . . . . . . . . . . . . . . .       27,616
                       2000  . . . . . . . . . . . . . . . . . . . . . . . . . .       59,847
                       2001  . . . . . . . . . . . . . . . . . . . . . . . . . .       10,127
                                                                                      -------
                       Total . . . . . . . . . . . . . . . . . . . . . . . . . .      130,729
                                                                                      =======


NOTE 5 -- RELATED PARTY TRANSACTIONS

    The Partnership paid management fees of $280,500 to its general partner, "old FGE," for investment, operations, finance and administrative services in 1993.

    The Company paid during 1995 and 1993 legal fees of $78,000 and $118,000, respectively, to the law firm of one of its directors.

    In 1993, the Company paid a dividend to FAB in the form of an unsecured and non-interest bearing $2.0 million note. Such note was paid in 1994.


    The Company leases its principal offices in Miami, Florida from an affiliate of the Forss family, who collectively own a majority voting interest in FAB, which owns approximately 49.5% of the Company. The terms of the lease include current monthly payments of approximately $24,000 and a remaining term of approximately three years. The Company made payments under such lease for increasing amounts of office space of $272,000, $246,000 and $175,000 for the years ended December 31, 1995, 1994 and 1993.


    On May 12, 1994, the Company issued 2,355,892 shares of its common stock to FAB for cash consideration, less offering costs, of $31,800,000.

    The Company has a consulting arrangement with Wictor Forss, whereby Mr. Forss currently receives $10,000 per month in exchange for consulting services.


NOTE 6 -- INCOME TAXES

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on September 15, 1993 as a result of the merger transactions which effectively converted the Partnership into a taxable United States (U.S.) corporation (see Note 1). For tax

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


purposes, the merger was considered to be a tax-free reorganization. Accordingly, the historical tax basis of the combined net assets of the merged companies has not changed. The Company provided for a one-time deferred tax provision of $2,422,000 for the temporary differences between the book and tax basis of the combined net assets of the Company.

    The Company's provision (benefit) for income taxes is as follows:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                   -----------------------------------------
                                                                                      1995           1994           1993
                                                                                   ------------- ------------   ------------
                     Deferred:                                                                  (IN THOUSANDS)
                     Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . $       (980) $     (2,082)  $     2,024
                     State . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (95)         (321)          313
                                                                                   ------------  ------------   -----------
                                 Total provision (benefit) for income taxes  . . . $     (1,075) $     (2,403)  $     2,337
                                                                                   ============  ============   ===========

    The Company's deferred income tax liabilities (assets) at December 31, 1995, 1994 and 1993 are composed of the following differences between financial and tax reporting (in thousands):

                                                                           1995          1994          1993
                                                                       -----------   ------------  -------------
         Capitalized costs and write-offs   . . . . . . . . . . . . . .$    28,659   $     16,865  $      7,786
         Net operating loss carry forwards  . . . . . . . . . . . . . .    (14,610)       (13,191)       (2,470)
         Deferred interest deductions   . . . . . . . . . . . . . . . .     (1,744)          (983)         (222)
                                                                       -----------   ------------  ------------
         Deferred tax liability  . . . . . . . . . . . . . . . . . . . $     12,305  $      2,691  $      5,094
                                                                       ============  ============  ============

    The Company has no deferred tax asset valuation allowance at December 31, 1995, 1994 or 1993.

    A reconciliation of the federal statutory income tax rates to the Company's effective rate is as follows:


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                -------------------------------------
                                                                                  1995           1994          1993
                                                                                --------       --------      --------
      Income taxes at federal statutory rates . . . . . . . . . . . . . .         34.0%         34.0%         34.0%
      State income tax, less federal benefit  . . . . . . . . . . . . . .          3.3           3.3           3.3
      Partnership income for the eight and one-half months
        ended September 14, 1993, approximately $3,427,000
        is not taxable  . . . . . . . . . . . . . . . . . . . . . . . . .          -             -           (39.9)
      Cumulative temporary differences in oil and gas properties
        at date of conversion to U.S. corporation . . . . . . . . . . . .          -             -            75.7
      Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (0.6)         (0.2)            -
                                                                                 -----         -----         -----
      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         36.7%         37.1%         73.1%
                                                                                 =====         =====         =====



    At December 31, 1995, 1994 and 1993 the Company had a net operating loss carryforward ("NOL") for tax purposes of $39,168,000, $35,365,000 and $6,621,000, respectively. The Company's NOLs expire as follows: $6,621,000 in 2008, $32,485,000 in 2009 and $62,000 in 2010. The Company's initial public offering of its common stock resulted in a change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended, and will cause an annual limitation in the utilization of the Company's NOLs. The Company has determined that the annual limitation for utilization of its NOLs as a result of Section 382 will be approximately $4.5 million.

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


PRO FORMA PROVISION FOR INCOME TAXES

    Effective with the September 14, 1993 merger transactions, the Company is no longer treated as a partnership for United States federal income tax purposes. Accordingly, the statement of operations includes a pro forma adjustment for income taxes which would have been recorded if the Company had been a corporation, based on tax laws in effect, for the year ended December 31, 1993.

    The pro forma income tax provision is as follows:

                        Current . . . . . . . . . . . . . . . . . . . . . . . . .       $    --
                        Deferred  . . . . . . . . . . . . . . . . . . . . . . . .         1,207
                                                                                        -------
                                                                                        $ 1,207
                                                                                        =======

    A reconciliation of the Company's pro forma United States income tax provision computed by applying the statutory United States federal income tax rate of 34% to the Company's pro forma income (loss) before income taxes is presented in the following table:

                        Income taxes at federal statutory rate  . . . . . . . . .         34.0%
                        State income tax, less federal benefit  . . . . . . . . .           3.3
                        Other, net  . . . . . . . . . . . . . . . . . . . . . . .          1.7
                                                                                         -----
                                                                                          39.0%
                                                                                         =====


NOTE 7 -- LEASES

    The following is a schedule by calendar year of future minimum rental payments, covering primarily office space, required under operating leases with a term in excess of one year:

                                                                                   (IN THOUSANDS)
                       1996  . . . . . . . . . . . . . . . . . . . . . . . . . .     $  592
                       1997  . . . . . . . . . . . . . . . . . . . . . . . . . .        730
                       1998  . . . . . . . . . . . . . . . . . . . . . . . . . .        683
                       1999  . . . . . . . . . . . . . . . . . . . . . . . . . .        447
                       2000  . . . . . . . . . . . . . . . . . . . . . . . . . .        410
                                                                                     ------
                       Total . . . . . . . . . . . . . . . . . . . . . . . . . .     $2,862
                                                                                     ======

    Total rental expense for operating leases was $419,000, $362,000 and $221,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

    At December 31, 1995, approximate future minimum lease payments under capitalized lease obligations were as follows:

                                                                                   (IN THOUSANDS)
                      1996  . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 462
                      1997  . . . . . . . . . . . . . . . . . . . . . . . . . .         219
                                                                                      -----
                      Total minimum lease payments  . . . . . . . . . . . . . .         681
                      Amounts representing interest . . . . . . . . . . . . . .         (88)
                                                                                      -----
                      Total . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 593
                                                                                      =====


                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


    Office equipment at December 31, 1995 and 1994, includes $1,083,000 and $516,000, respectively, of equipment under leases that have been capitalized. Accumulated depreciation and amortization for such equipment was $215,000 and $63,000 at December 31, 1995 and 1994, respectively.


NOTE 8 -- STOCKHOLDERS' EQUITY

REGISTRATION RIGHTS

    Under the agreement and plan of merger with Ashlawn, the Company granted certain registration rights to the Ashlawn shareholders pursuant to which the Company would, upon demand by the former Ashlawn shareholders, undertake to accomplish a secondary offering for purposes of allowing the Ashlawn shareholders to sell at public auction, all or a portion of the common stock of the Company issued pursuant to the merger.

    On October 10, 1995, the Company entered into a registration rights agreement with Forcenergy AB whereby the Company agreed to undertake in the future, upon demand by FAB, a secondary offering for purposes of allowing FAB to sell at public auction all or a portion of the common stock of the Company held by FAB.

SHAREHOLDERS' VOTING AGREEMENT

    The Company, FAB, Wictor Forss and the holders of the Subordinated Notes ("Noteholders") are parties to a voting agreement (the "Voting Agreement") pursuant to which such persons agree to maintain the size of the Board of Directors at no more than eight members, designate all eight nominees to the Board of Directors and vote their shares of common stock to elect such nominees. The Voting Agreement provides that (i) FAB has the right to designate two nominees, (ii) the Noteholders have the right to designate three nominees, (iii) the Chief Executive Officer of the Company must be nominated to serve as a director and must be Stig Wennerstrom or another person acceptable to the Noteholders and (iv) two independent directors be nominated by FAB subject to approval by the Noteholders. The Voting Agreement, as amended, provides that the independent director nominees for the Company's 1996 annual meeting will have no previous affiliation with FAB.

    The Voting Agreement terminates on the earliest to occur of (i) September 15, 2003, (ii) the date on which FAB, certain of its transferees and their respective affiliates own less than 10% of the outstanding shares of common stock, or (iii) the date upon which less than $5 million aggregate principal amount of the Subordinated Notes remain outstanding and the Noteholders own less than 5% of the outstanding shares of common stock. As a result, FAB and the Noteholders are in the position to control the election of the entire Board of Directors of the Company and FAB is able to determine the outcome of most matters requiring the vote of the Company's stockholders.


NOTE 9 -- STOCK OPTION AND PURCHASE PLANS

EMPLOYEE OPTION PLANS

    At December 31, 1995, the Company had 2,000,000 shares of common stock reserved for issuance under stock option plans to officers and key employees, with 1,675,921 options granted to date. The exercise price for all option grants is the fair market value of the stock at the date of grant. The outstanding options have varying vesting periods, expire at various dates through the year 2005, and are exercisable at prices ranging

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


from $10.00 to $14.51 per share, with an aggregate exercise price of $19.5 million. At December 31, 1995, 817,885 options were exercisable.

    The following table summarizes the change in stock options for the 1993, 1994 and 1995 years and the number of options outstanding at each year end.


                                                                       NUMBER OF      OPTION PRICE
                                                                        SHARES          PER SHARE
                                                                     -----------    -----------------
                  Outstanding at January 1, 1993  . . . . . . . . .        -                -
                  Granted . . . . . . . . . . . . . . . . . . . . .      638,256    $  12.02 to 14.51
                                                                     -----------    -----------------
                  Outstanding at December 31, 1993  . . . . . . . .      638,256       12.02 to 14.51
                  Granted . . . . . . . . . . . . . . . . . . . . .       98,337       12.02 to 14.51
                  Canceled  . . . . . . . . . . . . . . . . . . . .      (34,452)               14.51
                                                                     -----------    -----------------
                  Outstanding at December 31, 1994  . . . . . . . .      702,141       12.02 to 14.51
                  Granted . . . . . . . . . . . . . . . . . . . . .      973,780       10.00 to 14.51
                                                                     -----------    -----------------
                  Outstanding at December 31, 1995  . . . . . . . .    1,675,921    $  10.00 to 14.51
                                                                     ===========    =================



DIRECTORS AND OTHERS

    In May 1995, the Company adopted the 1995 Non-Employee Director Stock Option Plan (the "1995 Director Plan"). A total of 150,000 shares have been authorized for the 1995 Director Plan. Under the terms of the 1995 Director Plan, all existing directors were granted options on 5,000 shares of common stock with an exercise price of $10.10 per share, and immediate vesting. New directors will be issued options on 5,000 shares of common stock with an exercise price equal to the prevailing fair market value at the time of issuance, with vesting over a three year period. Thereafter, on an annual basis, each director will receive options on 1,000 shares at an exercise price equal to the fair market value at the date of grant, with vesting after six months. Each individual director will be limited to options on a maximum of 15,000 shares under the 1995 Director Plan. The outstanding options expire ten years after date of grant.

    On May 12, 1994, the Company granted options to the holders of the Subordinated Notes to purchase 317,629 shares of common stock at an exercise price of $15.76 per share. These options are currently exercisable and expire on September 15, 2000.

    In addition to the stock option plan, all outside directors receive $5,000 per year plus $1,250 per meeting, with such compensation limited to $10,000 per year.

WARRANTS

    The placement agent for the Subordinated Notes offering was granted warrants to purchase 98,337 shares of common stock with an exercise price of $14.51 per share. These warrants expire on September 14, 1998. No warrants were exercised during 1995 or 1994.

EMPLOYEE STOCK PURCHASE PLAN

    The Company has adopted the Forcenergy Employee Stock Purchase Plan (the "Stock Purchase Plan"), which will permit full-time Company employees (or part time for at least 20 hours per week and at least five months per year) to acquire common stock at a small discount from its fair market value through payroll deductions. Up to a maximum 100,000 shares of common stock may be sold to participants under the Stock Purchase Plan. As of December 1995, a total of 9,961 shares had been purchased by participants in the plan.

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


    In October 1995, the Financial Accounting Standards Board issued Statement No. 123, ("SFAS No. 123"). SFAS No. 123 is a new standard of accounting for stock-based compensation and establishes a fair value method of accounting for awards granted after December 31, 1995 under stock compensation plans. SFAS No. 123 encourages, but does not require, companies to adopt the fair value method of accounting in place of the existing method of accounting for stock-based compensation whereupon compensation costs are recognized only in situations where stock compensation plans award intrinsic value to recipients at the date of grant. Companies that do not adopt the fair value method of accounting prescribed in SFAS No. 123 must, nonetheless, make annual pro forma disclosures of the estimated effects on net income and earnings per share as if the fair value method had been used. The Company is currently determining what effects, if any, SFAS No. 123 may have on its financial position and results of operations.


NOTE 10 -- EMPLOYEE 401 (K) PLAN

    The Company maintains the FGE Employee 401 (k) Plan for the benefit of all full-time employees. This plan provides a tax deferred contribution by the Company of 25% of the participants' current year contributions to the extent that such contribution does not exceed 5% of total annual compensation. Participants vest in the contributions made by the Company after one year of service. Total pre-tax contributions per employee are limited each year by the Internal Revenue Service. During 1995, 1994 and 1993, the Company incurred approximately $32,000, $27,000 and $22,000, respectively, of compensation expense related to this plan.


NOTE 11 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to reduce its exposure to changing commodity prices. Commodity swap agreements are utilized to hedge oil and gas prices for varying time periods. The swap agreements contain an element of credit risk and price risk. The Company attempts to minimize the extent of credit risk by limiting the counterparties to major banks or significant industry participants. Any hedging gains or losses under these contracts are recognized in revenue upon settlement of hedged production. Since 1994, the Company has entered into a number of oil and gas swap arrangements with oil and gas purchasers and industry trading companies. Under these agreements, monthly settlements are based on the differences between the price specified in the instrument and the settlement price of certain oil and gas futures contracts quoted on the New York Mercantile Exchange ("NYMEX"). In instances where the applicable settlement price is less than the price specified in the contract, the Company receives a settlement based on the difference and in instances where the applicable settlement price is higher than the specified prices, the Company pays an amount based on the difference. The Company utilizes these forward sales contracts and commodity swaps for portions of its current oil and gas production to achieve more predictable cash flows and to reduce its exposure to fluctuations in oil and gas prices. The Company recognized an increase of $117,000 in oil and gas sales during 1995 and a decrease of $151,000 in oil and gas sales for 1994 as a result of these agreements.

    At the balance sheet date, the Company had only one swap contract in place, an oil swap that effectively fixed the price on 1,500 barrels of oil production per day through February 1996 production at $17.64 per barrel. However, during the first quarter of 1996, through March 15, 1996, the Company entered into additional future sales and swap contracts that effectively fixed prices on approximately 57% of the Company's estimated net oil production for the remainder of the year and for approximately 64% of the Company's estimated net natural gas production for the remainder of 1996, at $17.74 per barrel and $2.01 per Mcf, respectively. For this purpose, this estimated net production for the remainder of the year assumes that current production rates will continue for the rest of the year; however, in reality, the Company anticipates that production will be added through its capital program, thereby providing additional unhedged production that

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


could be sold at market prices in effect at that time. The Company accounts for its commodity swaps as hedging activities and, accordingly, gains or losses are included in oil and gas revenues for the period the production was hedged.


NOTE 12 -- COMMITMENTS AND CONTINGENCIES

    During September 1994, the Company entered into an agreement with a vendor for the purchase of 3-D seismic surveys over the subsequent 48 months, with a commitment of $3,600,000. Approximately 25% of that commitment has been met at December 31, 1995.

    The Company is involved in various litigation matters arising in the normal course of business. Management and legal counsel's assessment is that none of these matters is anticipated to have a material adverse affect on the financial position or results of operations of the Company.


NOTE 13 -- SIGNIFICANT CUSTOMERS

    The following table reflects sales to oil and gas purchasers who accounted for more than 10% of the Company's total oil and gas revenues (in thousands):

                                                                   1995         1994         1993
                                                               -----------  ------------  ----------
                    W&T Offshore, Inc.  . . . . . . . . . . .  $      -      $    -        $  5,038
                    Coast Energy Group  . . . . . . . . . . .       21,155       7,662         -
                    Mobil Oil Corp. . . . . . . . . . . . . .        7,930      11,767        8,012

    Based on the current demand for oil and gas, management believes that the loss of any of these purchasers would not have a material adverse effect on the financial position of the Company.


NOTE 14 -- FINANCIAL INSTRUMENTS

    The following table reflects the financial instruments for which the fair value differs from the carrying value of such financial instrument in the Company's balance sheets (in thousands).

                                                                  DECEMBER 31, 1995           DECEMBER 31, 1994
                                                              --------------------------   ------------------------
                                                                CARRYING                    CARRYING
                                                                 AMOUNT     FAIR VALUE       AMOUNT     FAIR VALUE
                                                              ------------ -------------  ------------ ------------
      Assets:
      Investment in surety bonds  . . . . . . . . . . . . . . $      6,164 $      6,343   $      7,830 $      7,122
      Liabilities:
      Long term debt  . . . . . . . . . . . . . . . . . . . . $    130,729 $    140,103   $    131,646 $    152,929

    The fair value of the Company's investment in surety bonds is based on independent quoted market prices. Investments in surety bonds classified as held-to-maturity mature on dates ranging from 1999 through 2002. The fair value of the Company's fixed-rate long-term debt is based on current borrowing rates available for financing with similar terms and maturities.

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 15 -- SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    A summary of non-cash investing and financing activities relating to the Ashlawn acquisition is as follows (in thousands):

            Issuance of common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     30,000
            Deferred income taxes recognized  . . . . . . . . . . . . . . . . . . . . . . . .          10,689
            Assumption of debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,700
                                                                                                 ============
                     Total included in oil and gas properties . . . . . . . . . . . . . . . .    $     46,389
                                                                                                 ============


    At March 31, 1996 and December 31, 1995 the Company had accrued additions to oil and gas properties in the amount of $18,353,000 and $15,641,000, respectively, resulting in a net non-cash investment in oil and gas properties amounting to $2,712,000 and $15,641,000 during the quarter ended March 31, 1996 and for the year ended December 31, 1995, respectively.


    In 1993, the Company paid a dividend to FAB in the form of an unsecured and non-interest bearing $2.0 million note. The note was repaid in 1994.

    In 1993, the Company purchased the minority interest of "old" FGE through the issuance of 233,944 shares of common stock with an estimated fair market value of $3,547,000.


    The Company paid interest costs of $3,540,000, $2,348,000, $10,065,000,
$8,512,000 and $4,965,000 for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, respectively.



NOTE 16 -- SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

COST INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

    Presented below are costs incurred in petroleum property acquisition, exploration and development activities (in thousands):

                                                                           1995        1994        1993
                                                                        ----------  ---------- -----------
                Acquisition of properties:
                Proved properties . . . . . . . . . . . . . . . . . . . $   75,836  $   10,437 $    27,188
                Unproved properties . . . . . . . . . . . . . . . . . .     16,300       3,341       9,435
                Exploration costs . . . . . . . . . . . . . . . . . . .      6,264       3,834       1,933
                Development costs . . . . . . . . . . . . . . . . . . .     45,485      39,525      14,243
                                                                        ----------  ---------- -----------
                                 Total  . . . . . . . . . . . . . . . . $  143,885  $   57,137 $    52,799
                                                                        ==========  ========== ===========

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES

    The following table presents total capitalized costs of proved and unproved properties and accumulated depletion, depreciation and amortization related to oil and gas producing operations (thousands):

                                                                                         1995          1994         1993
                                                                                      ----------    ---------    ---------
                        Proved properties . . . . . . . . . . . . . . . . . . . . . . $  343,378    $ 215,781    $ 169,534
                        Unproved properties . . . . . . . . . . . . . . . . . . . . .     39,057       26,650       16,415
                                                                                      ----------    ---------    ---------
                                                                                      $  382,435    $ 242,431    $ 185,949
                        Accumulated depletion, depreciation and amortization  . . . .    (85,251)    (57,481)      (33,872)
                                                                                      ----------    --------     ---------
                             Total  . . . . . . . . . . . . . . . . . . . . . . . . . $  297,184    $ 184,950    $ 152,077
                                                                                      ==========    =========    =========


    Of the capitalized cost of unproved properties at December 31, 1995, $15,828,000, $6,617,000, $8,788,000 and $7,824,000 were incurred in 1995, 1994,
1993 and years prior to 1993, respectively. The Company anticipates evaluating these properties over the next three to five years as it continues its property exploitation and development program.

RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

    The results of operations from oil and gas producing activities, which do not include revenues associated with the production and sale of sulfur and processing fees for third party gas, and excluding corporate overhead and interest costs are as follows (in thousands):

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                       ---------------------------------------
                                                                           1995          1994         1993
                                                                       -----------  ------------  ------------
           Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . $    72,147  $     58,354  $    49,652
           Production costs  . . . . . . . . . . . . . . . . . . . . .     (26,375)      (25,445)     (18,192)
           Depreciation, depletion and amortization  . . . . . . . . .     (30,830)      (24,572)     (19,889)
           Income tax expense  . . . . . . . . . . . . . . . . . . . .      (5,573)       (3,110)      (1,259)
                                                                       -----------  ------------  -----------
           Results of operations for petroleum producing activities  . $     9,369  $      5,227  $    10,312
                                                                       ===========  ============  ===========
           Average sales prices:
           Oil (per Bbl) . . . . . . . . . . . . . . . . . . . . . . . $     16.46  $    15.04    $    16.65
           Gas (per Mcf) . . . . . . . . . . . . . . . . . . . . . . . $      1.59  $     1.87    $     2.16


    Income tax expense for the results of operations only gives effect to the Company's tax status beginning September 15, 1993. There was no tax expense for the period January 1, 1993 to September 14, 1993.

RESERVE QUANTITIES (UNAUDITED)

    Estimates of proved reserves of the Company and the related standardized measure of discounted future net cash flow information are based on the reports of independent petroleum engineers. The Company's proved reserves for onshore properties have been estimated by Netherland, Sewell and Associates, Inc., independent reservoir engineering consultants, for the estimated reserves as of January 1, 1996 and by Joe C. Neal and Associates, independent reservoir engineering consultants, as of January 1, 1995 and 1994. Estimates of offshore reserves as of January 1, 1996, 1995 and 1994 were made by Collarini Engineering, Inc., independent reservoir engineering consultants. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth herein represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

    The present value of estimated future net cash flows included herein should not be construed as the current market value of estimated oil and natural gas reserves attributable to the Company's operations. In accordance with the applicable requirements of the Securities and Exchange Commission (the "Commission"), the estimated discounted net cash flows from proved reserves are generally based on current prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Current prices in effect as of the valuation date incorporated the estimated effects of hedging agreements in place as of the valuation date, and for the period the agreements will be in effect. As of the reserve valuation date, the Company had two swap agreements in place: 1) 1,500 barrels of oil per day through February 29, 1996 were hedged at a fixed price of $17.64 per barrel, and 2) effective January 1, 1996 through the period ending April 30, 1996 (extendible through December 31, 1996 at the option of the other party), 2,000 barrels per day of oil production were hedged at a fixed price of $18.65 per barrel. Actual future cash flows will also be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by purchasers and changes in governmental regulation or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and the risk associated with the Company's reserves or the oil and gas industry in general.

    The Company's estimates of its proved reserves and proved developed reserves of oil and gas as of December 31, 1993, 1994 and 1995 and the changes in its proved reserves are as follows:

                                                                                  OIL           GAS
                                                                                 (MBBL)        (MMCF)
                                                                                ---------    ---------
                 1993
                 Proved developed and undeveloped:
                            Beginning of year  . . . . . . . . . . . . . . . .     9,368       110,589
                            Production . . . . . . . . . . . . . . . . . . . .    (1,425)      (12,025)
                            Purchases of minerals-in-place . . . . . . . . . .     2,395        23,264
                            Extensions and discoveries . . . . . . . . . . . .       213         2,930
                            Sales of minerals-in-place . . . . . . . . . . . .       ---           (76)
                            Revisions to previous estimates  . . . . . . . . .       225        14,180
                                                                               ---------    ----------
                            End of year  . . . . . . . . . . . . . . . . . . .    10,776       138,862
                                                                               =========    ==========
                 Proved developed:
                            Beginning of year  . . . . . . . . . . . . . . . .     7,172        90,997
                                                                               =========    ==========
                            End of year  . . . . . . . . . . . . . . . . . . .     8,121       101,653
                                                                               =========    ==========

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                 1994
                 Proved developed and undeveloped:
                            Beginning of year  . . . . . . . . . . . . . . . .     10,776      138,862
                            Production . . . . . . . . . . . . . . . . . . . .     (1,753)     (17,121)
                            Purchases of minerals-in-place . . . . . . . . . .        898       23,775
                            Extensions and discoveries . . . . . . . . . . . .      2,431       19,392
                            Sales of minerals-in-place . . . . . . . . . . . .         (3)          (1)
                            Revisions to previous estimates  . . . . . . . . .     (1,039)       7,215
                                                                               ----------   ----------
                            End of year  . . . . . . . . . . . . . . . . . . .     11,310      172,122
                                                                               ==========   ==========
                 Proved developed:
                            Beginning of year  . . . . . . . . . . . . . . . .      8,121      101,653
                                                                               ==========   ==========

                            End of year  . . . . . . . . . . . . . . . . . . .      9,035      125,468
                                                                               ==========   ==========
                 1995
                 Proved developed and undeveloped:
                            Beginning of year  . . . . . . . . . . . . . . . .     11,310      172,122
                            Production . . . . . . . . . . . . . . . . . . . .     (2,343)     (21,112)
                            Purchases of minerals-in-place . . . . . . . . . .     10,691       57,786
                            Extensions and discoveries . . . . . . . . . . . .      6,018       21,344
                            Sales of minerals-in-place . . . . . . . . . . . .       (467)      (5,586)
                            Revisions to previous estimates  . . . . . . . . .       (751)      (6,502)
                                                                               ----------   ----------
                            End of year  . . . . . . . . . . . . . . . . . . .     24,458      218,052
                                                                               ==========   ==========
                 Proved developed:
                            Beginning of year  . . . . . . . . . . . . . . . .      9,035      125,468
                                                                               ==========   ==========
                            End of year  . . . . . . . . . . . . . . . . . . .     16,050      154,705
                                                                               ==========   ==========


    Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data indicate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

    Revisions to previous estimates for each year of the three year period ended December 31, 1995 were primarily the result of property performance revisions.

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


STANDARDIZED MEASURE OF  DISCOUNTED FUTURE NET CASH FLOWS (UNAUDITED)

    The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows (in thousands):

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                          1995           1994           1993
                                                                      -----------     -----------    -----------
     Future cash inflows . . . . . . . . . . . . . . . . . . . . .  . $ 1,128,646     $  465,300     $  474,076
     Future production costs . . . . . . . . . . . . . . . . . . . .     (242,370)      (134,774)      (113,297)
     Future development and dismantlement costs  . . . . . . . . . .     (143,845)       (82,300)       (68,938)
     Future income tax expenses  . . . . . . . . . . . . . . . . . .     (183,850)       (27,176)       (57,187)
                                                                      -----------     ----------     ----------
     Future net cash flows . . . . . . . . . . . . . . . . . . . . .      558,581        221,050        234,654
     10% annual discount for estimated timing of cash flows  . . . .    ( 151,625)       (68,423)       (75,481)
                                                                      -----------     ----------     ----------
     Standardized measure of discounted future net cash flows  . . .  $   406,956     $  152,627     $  159,173
                                                                      ===========     ==========     ==========


    The following table summarizes the principal sources of change in the standardized measure of discounted future net cash flows (in thousands):

                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1995          1994         1993
                                                                             ----------    ----------   ----------
     Standardized measure -- beginning of period . . . . . . . . . . . .   $ 152,627     $ 159,173    $ 196,685
     Sales of oil and gas produced, net of production costs  . . . . . .     (45,655)      (35,274)     (33,347)
     Purchases of minerals-in-place  . . . . . . . . . . . . . . . . . .     167,129        21,645       29,014
     Extensions and discoveries  . . . . . . . . . . . . . . . . . . . .      91,413        20,841        2,645
     Sales of minerals-in-place  . . . . . . . . . . . . . . . . . . . .      (4,395)          (13)        (101)
     Net changes in prices and production costs  . . . . . . . . . . . .     181,480       (49,976)       7,784
     Changes in estimated future development and dismantlement costs . .      (6,322)       (5,956)     (31,310)
     Revisions to previous quantity estimates  . . . . . . . . . . . . .     (20,468)         (207)      19,541
     Accretion of discount . . . . . . . . . . . . . . . . . . . . . . .      15,263        15,917       19,669
     Changes in timing of production and other . . . . . . . . . . . . .     (10,611)        6,134      (12,615)
     Net changes in income taxes . . . . . . . . . . . . . . . . . . . .    (113,505)       20,343      (38,792)
                                                                           ---------     ---------    ---------
     Standardized measure-end of period  . . . . . . . . . . . . . . . .   $ 406,956     $ 152,627    $ 159,173
                                                                           =========     =========    =========

    The standardized measure is based on current prices as of the valuation date and reflects overall weighted average prices of:

                                                        DECEMBER 31,
                                             ---------------------------------
                                                1995       1994        1993
                                             ---------  ---------   ----------
     Oil (per Bbl) . . . . . . . . . . . .   $   19.16  $   16.15   $   16.67
     Gas (per Mcf) . . . . . . . . . . . .   $   3.02   $    1.64   $    2.12

    The standardized measure of discounted future net cash flows was calculated by applying current prices to estimated future production, less future expenditures (based on current costs) to be incurred in developing and producing such proved reserves and the estimated effect of future income taxes based on the current tax law. The resulting future net cash flows were discounted using a rate of 10% per annum.

                                FORCENERGY INC
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


    Subsequent to the reserve valuation date , the natural gas industry experienced a softening in natural gas prices, partly offset by increases in oil prices. Weighted average prices that the Company estimates it will receive for March 1996 production are $20 - $21 per barrel and $2.60 - $2.70 per Mcf for oil and natural gas, respectively. These changes in prices would have had an effect on the Standardized Measure of Discounted Cash Flows of the Company's reserves at January 1, 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholder of Forcenergy Inc

We have audited the accompanying Historical Statement of Revenues and Direct Operating Expenses of the property acquired by Forcenergy Inc (formerly known as Forcenergy Gas Exploration, Inc.) from Conoco Inc. for the years ended December 31, 1993 and 1994. This historical statement is the responsibility of Conoco Inc. and Forcenergy Inc. Our responsibility is to express an opinion on this historical statement based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the historical statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement was prepared as described in Note 1 for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission (SEC) for inclusion in certain SEC regulatory reports and filing of Forcenergy Inc and are not intended to be a complete presentation of the revenues and direct operating expenses of the property.

In our opinion, the historical statement referred to in the first paragraph of this report presents fairly, in all material respects, the revenues and direct operating expenses of the property as described in Note 1 for the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.





PRICE WATERHOUSE LLP

Houston, Texas
May 12, 1995

                   SOUTH MARSH ISLAND BLOCKS 106, 136 AND 137

         HISTORICAL STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)


                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                     --------------------------
                                                                                         1993         1994
                                                                                     -----------   ------------
Revenues:
    Oil and condensate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $       3,304  $    3,604
    Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,202       5,725
                                                                                     -------------  ----------
             Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,506       9,329
Lease operating expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,456       2,196
                                                                                     -------------  ----------
Revenues in excess of direct operating expenses . . . . . . . . . . . . . . . . . .  $       2,050  $    7,133
                                                                                     =============  ==========



        The accompanying notes are an integral part of these statements.

                   SOUTH MARSH ISLAND BLOCKS 106, 136 AND 137

                   NOTES TO HISTORICAL STATEMENT OF REVENUES
                         AND DIRECT OPERATING EXPENSES

(1) BASIS OF PRESENTATION


    Under an agreement dated December 22, 1994 Forcenergy Inc (formerly known as Forcenergy Gas Exploration, Inc.) (Forcenergy) has acquired Conoco Inc.'s interest in South Marsh Island Blocks 106, 136 and 137 (the Conoco Property) for approximately $27,500,000 in cash. The acquisition has been accounted for as a purchase and the results of operations for the Conoco Property are included in Forcenergy's results of operations effective March 3, 1995.


    The accompanying statements of revenues and direct operating expenses ("Statement") were prepared from the historical accounting records of Conoco (accrual basis, successful efforts method of accounting for oil and gas activities, in accordance with generally accepted accounting principles).

    Oil revenues and associated direct operating expense relate to the net revenue interest and net working interest, respectively, in the Conoco Property. With respect to gas sales, the sales method is used for recording revenues. Under this approach, each party recognizes revenue based on sales actually made regardless of its proportionate share of the related production. Under the sales method, direct operating expenses are allocated to the Conoco Property in proportion to the revenue recognized. Lease operating expenses include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the wells and related equipment and facilities. The Statement does not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or for taxes on income.

    Complete financial statements, including a balance sheet, are not presented as the Conoco Property was not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the Conoco Property were not segregated. It is not practicable to identify all assets, liabilities or indirect operating costs applicable to the Conoco Property.

(2) SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

   Estimated Quantities of Proved Oil and Gas Reserves

    Reserve information presented below is based on the January 1, 1995 reserve report prepared by an independent petroleum engineer. The December 31, 1993 and 1992 information has been computed by adjusting the January 1, 1995 reserve report for production and known purchases.

    Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Below are the net quantities of proved reserves and proved developed reserves for the Conoco Property:

                   SOUTH MARSH ISLAND BLOCKS 106, 136 AND 137

                   NOTES TO HISTORICAL STATEMENT OF REVENUES
                  AND DIRECT OPERATING EXPENSES   (CONTINUED)

                                                                                                     OIL         GAS
                                                                                                   (MBBLS)     (MMCF)
                                                                                                 ----------   ---------
                          Proved reserves at December 31, 1992  . . . . . . . . . . . . . . . .        842      11,522
                          Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (212)      (544)
                          Purchases of reserves in place  . . . . . . . . . . . . . . . . . . .        370       9,174
                                                                                                ---------- -----------
                          Proved reserves at December 31, 1993  . . . . . . . . . . . . . . . .      1,000      20,152
                          Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (240)     (2,916)
                                                                                                ---------- -----------

                          Proved reserves at December 31, 1994  . . . . . . . . . . . . . . . .        760      17,236
                                                                                                ========== ===========
                          Proved developed reserves at:
                          December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . .        689       9,107
                                                                                                ========== ===========

                          December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . .        449       6,329
                                                                                                ========== ===========

   Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

    The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (Standardized Measure") is a disclosure requirement under Statement of Financial Accounting Standards No. 69 (SFAS No.
69). The Standardized Measure does not purport to present the fair market value of the proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

    Under the Standardized Measure, 1994 and 1993 future cash inflows were estimated by applying December 31, 1994 and 1993 prices, respectively, adjusted for fixed and determinable escalations, to the estimated future production of proved reserves. Future cash inflows for 1994 and 1993 were reduced by estimated future production, development and dismantlement costs based on 1994 and 1993 year-end costs, respectively, to determine pre-tax cash inflows. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure. No deduction has been made for general and administrative expenses, interest or provisions for depreciation, depletion or amortization, or for taxes on income.

    The following Standardized Measure and changes in the Standardized Measure are based on the reserve estimate performed as of December 31, 1994 using appropriate year-end prices and costs.

    Set forth below is the Standardized Measure (before income taxes) relating to proved oil and gas reserves at December 31, (in thousands):

                                                                                                  1993          1994
                                                                                              -----------  ------------
                          Future cash inflows . . . . . . . . . . . . . . . . . . . . . . . . $    53,304  $     43,975
                          Future production and development costs . . . . . . . . . . . . . .     (14,432)      (12,236)
                                                                                              -----------  ------------
                          Future net cash inflows . . . . . . . . . . . . . . . . . . . . . .      38,872        31,739
                          10% annual discount for estimated timing of cash flows  . . . . . .      (7,750)       (6,328)
                                                                                              -----------  ------------
                          Standardized Measure (before income taxes) of discounted
                            future net cash flows . . . . . . . . . . . . . . . . . . . . . . $    31,122  $     25,411
                                                                                              ===========  ============


                   SOUTH MARSH ISLAND BLOCKS 106, 136 AND 137

                   NOTES TO HISTORICAL STATEMENT OF REVENUES
                  AND DIRECT OPERATING EXPENSES   (CONTINUED)

    The Standardized Measure of discounted future net cash flows is based on the following oil and gas prices at December 31:

                                                                                1993       1994
                                                                            ----------  ----------
    Oil (per Bbl) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $    13.27  $   16.77
    Gas (per Mcf) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $     2.48  $    1.81

    The following is an analysis of the changes in the Standardized Measure (before income taxes) for the years ended December 31, (in thousands):


                                                                            1993          1994
                                                                        -----------  ------------
    Standardized measure (before income taxes) -- beginning             $    16,804  $     31,122
      of year . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Sales and transfers of oil and gas product, net of production            (2,050)       (7,133)
      costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Purchases of reserves in place  . . . . . . . . . . . . . . . . . .      15,858            --
    Accretion of discount . . . . . . . . . . . . . . . . . . . . . . .       1,680         3,112
    Changes in timing of production and other . . . . . . . . . . . . .      (1,170)       (1,690)
                                                                        -----------  ------------
    Standardized measure (before income taxes) -- end of year . . . . . $    31,122  $     25,411
                                                                        ===========  ============

Board of Directors
Ashlawn Energy, Inc.

                          INDEPENDENT AUDITOR'S REPORT

    We have audited the accompanying balance sheets of Ashlawn Energy, Inc. as of December 31, 1993 and December 31, 1994, and the related statements of income, changes in stockholders' equity, and cash flows for the period from inception (January 8, 1992) to December 31, 1992 and for the years ended December 31, 1993 and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ashlawn Energy, Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the initial period then ended December 31, 1992 and the years then ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

    As explained in Note I to the financial statements, Ashlawn Energy, Inc. retroactively changed from the full cost method to the successful efforts method of accounting for its oil and gas properties as of January 1, 1994.

    As explained in Note J to the financial statements, on May 25, 1995, Ashlawn Energy, Inc.'s stockholders entered into an agreement and plan of merger with another company.





                                           LaPORTE, SEHRT, ROMIG & HAND
                                           A Professional Accounting Corporation

Metairie, Louisiana
April 12, 1995 except for Note J
for which the date is May 25, 1995

                             ASHLAWN ENERGY, INC.
                                BALANCE SHEETS

                                       ASSETS

                                                                                         DECEMBER 31,
                                                                             -----------------------------------
                                                                                    1993              1994
                                                                             ----------------- -----------------
CURRENT ASSETS:
   Cash   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $         188,158 $         200,323
   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . .            339,201           593,951
   Oil and Gas Sales Receivable   . . . . . . . . . . . . . . . . . . . . .          1,283,908         1,061,014
   Prepaid Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .            245,279           219,856
   Other Current Assets   . . . . . . . . . . . . . . . . . . . . . . . . .             24,581            95,709
                                                                             ----------------- -----------------
          Total Current Assets  . . . . . . . . . . . . . . . . . . . . . .          2,081,127         2,170,853

PROPERTY AND EQUIPMENT (AT COST):
   Oil and Gas Properties (Successful Efforts Method):
       Proved Properties  . . . . . . . . . . . . . . . . . . . . . . . . .          7,281,481         7,724,617
       Wells and Related Equipment  . . . . . . . . . . . . . . . . . . . .          1,677,489         3,251,811
       Support Equipment and Facilities . . . . . . . . . . . . . . . . . .          2,776,162         2,895,207
   Other Fixed Assets   . . . . . . . . . . . . . . . . . . . . . . . . . .            149,926           167,414
                                                                             ----------------- -----------------
                                                                                    11,885,058        14,039,049

   Less:  Accumulated Depreciation, Depletion and
     Amortization   . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,770,677)       (2,677,573)
                                                                             ----------------- -----------------
          Net Property and Equipment  . . . . . . . . . . . . . . . . . . .         10,114,381        11,361,476
OTHER ASSETS:

   Financing Costs (Net of Accumulated Amortization
     of $187,533 and $313,632, respectively)  . . . . . . . . . . . . . . .            348,387           222,289
   Investments and Other  . . . . . . . . . . . . . . . . . . . . . . . . .             31,203            29,163
                                                                             ----------------- -----------------
          Total Other Assets  . . . . . . . . . . . . . . . . . . . . . . .            379,590           251,452
                                                                             ----------------- -----------------

                                                                             $      12,575,098 $      13,783,781
                                                                             ================= =================
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

   Accounts Payable   . . . . . . . . . . . . . . . . . . . . . . . . . . .  $       1,045,253 $       2,822,971
   Accounts Payable -- Affiliate  . . . . . . . . . . . . . . . . . . . . .            718,077            13,294
   Joint Owner Advance Payments   . . . . . . . . . . . . . . . . . . . . .             70,000           274,460
   Royalties and Revenue Payable  . . . . . . . . . . . . . . . . . . . . .            216,743            85,133
   Accrued Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . .             29,936            32,823
                                                                             ----------------- -----------------
          Total Current Liabilities   . . . . . . . . . . . . . . . . . . .          2,080,009         3,228,681
LONG-TERM DEBT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          7,400,000         2,300,000
                                                                             ----------------- -----------------

          Total Liabilities   . . . . . . . . . . . . . . . . . . . . . . .          9,480,009         5,528,681
COMMITMENTS AND CONTINGENCIES (NOTE F)
STOCKHOLDERS' EQUITY:
   Common Stock -- No Par Value; 10,000 Shares
     Authorized; 2,000 Shares Issued and Outstanding  . . . . . . . . . . .              2,000             2,000
   Additional Paid-In Capital   . . . . . . . . . . . . . . . . . . . . . .          2,000,000         2,000,000
   Retained Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,093,089         6,253,100
                                                                             ----------------- -----------------
          Total Stockholders' Equity  . . . . . . . . . . . . . . . . . . .          3,095,089         8,255,100
                                                                             ----------------- -----------------
                                                                             $      12,575,098 $      13,783,781
                                                                             ================= =================

   The accompanying notes are an integral part of these financial statements.

                              ASHLAWN ENERGY, INC.
                              STATEMENTS OF INCOME


                                                       FOR THE
                                                     PERIOD FROM
                                                      INCEPTION
                                                  (JANUARY 8, 1992)
                                                          TO              FOR THE YEARS ENDED         SEVEN MONTHS
                                                     DECEMBER 31,            DECEMBER 31,            ENDED JULY 31,
                                                     ------------   ------------------------------ ----------------
                                                         1992             1993           1994             1995
                                                     ------------   --------------- -------------- ----------------
                                                                                                      (UNAUDITED)
REVENUE:
  Oil and Gas Sales . . . . . . . . . . . . . . .    $ 3,704,504    $    10,790,830 $    8,481,832 $     6,125,609
  Gain on Sale of Oil and
   Gas Leases and
   Properties   . . . . . . . . . . . . . . . . .      1,716,769                 --      4,108,585              --
  Gain on Sale of Assets  . . . . . . . . . . . .             --                 --          1,278              --
  Interest Income . . . . . . . . . . . . . . . .          7,520             10,130         48,149              --

  Other . . . . . . . . . . . . . . . . . . . . .             --             50,289         15,359          26,974
                                                     -----------    --------------- -------------- ---------------
     Total Revenue  . . . . . . . . . . . . . . .      5,428,793         10,851,249     12,655,203       6,152,583
                                                     -----------    --------------- -------------- ---------------
COSTS AND EXPENSES:
  Lease Operating . . . . . . . . . . . . . . . .      2,707,746          4,100,363      3,930,286       1,904,622
  Well Workover . . . . . . . . . . . . . . . . .        888,632            352,312        244,103         165,053
  Production Taxes  . . . . . . . . . . . . . . .        431,565          1,018,370        791,986         508,605

  Depreciation, Depletion
   and Amortization   . . . . . . . . . . . . . .        459,424          1,498,791      1,057,347         698,792
  General and Administrative  . . . . . . . . . .        184,632            238,840        654,050         584,385
  Interest  . . . . . . . . . . . . . . . . . . .        418,970            449,310        438,252         182,734
  Bank Fees . . . . . . . . . . . . . . . . . . .        146,250             46,948         91,668          36,138
                                                     -----------    --------------- -------------- ---------------
     Total Costs and
       Expenses . . . . . . . . . . . . . . . . .      5,237,219          7,704,934      7,207,692       4,080,329
                                                     -----------    --------------- -------------- ---------------
NET INCOME  . . . . . . . . . . . . . . . . . . .    $   191,574    $     3,146,315 $    5,447,511 $     2,072,254
                                                     ===========    =============== ============== ===============

EARNINGS PER COMMON
  SHARE . . . . . . . . . . . . . . . . . . . . .     $       96    $         1,573 $        2,724 $         1,036
                                                     ===========    =============== ============== ===============


  The accompanying notes are an integral part of these financial statements.

                             ASHLAWN, ENERGY, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                        FOR THE
                                                                      PERIOD FROM
                                                                       INCEPTION
                                                                   (JANUARY 8, 1992)
                                                                           TO                FOR THE YEARS ENDED
                                                                      DECEMBER 31,               DECEMBER 31,
                                                                     --------------   ---------------------------------
                                                                          1992               1993             1994
                                                                     --------------   ---------------   ---------------
COMMON STOCK
  Balance at Beginning of Year  . . . . . . . . . . . . . . . . .    $          --    $          2,000  $         2,000
  Sale of Stock for Cash  . . . . . . . . . . . . . . . . . . . .            2,000                  --               --
                                                                     -------------    ----------------  ---------------

  Balance at End of Period  . . . . . . . . . . . . . . . . . . .    $       2,000    $          2,000  $         2,000
                                                                     =============    ================  ===============
ADDITIONAL PAID-IN CAPITAL
  Balance at Beginning of Year  . . . . . . . . . . . . . . . . .    $          --    $      2,000,000  $     2,000,000
  Contributed Capital for Cash  . . . . . . . . . . . . . . . . .        2,000,000                  --               --
                                                                     -------------    ----------------  ---------------

  Balance at End of Period  . . . . . . . . . . . . . . . . . . .    $   2,000,000    $      2,000,000  $     2,000,000
                                                                     =============    ================  ===============
RETAINED EARNINGS
  Balance at Beginning of Year, as
   Previously Reported  . . . . . . . . . . . . . . . . . . . . .    $          --    $        302,402  $     1,379,257
  Cumulative Effect on Prior Years of
   Retroactive Restatement for
   Accounting Change  . . . . . . . . . . . . . . . . . . . . . .               --            (110,828)        (286,168)
                                                                     -------------    ----------------  ---------------

  Balance at Beginning of Year, as
   Adjusted   . . . . . . . . . . . . . . . . . . . . . . . . . .               --             191,574        1,093,089
  Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . .          191,574           3,146,315        5,447,511
  Dividends Paid ($1,122 per share in
   1993 and $144 per share in 1994)   . . . . . . . . . . . . . .               --          (2,244,800)        (287,500)
                                                                     -------------    ----------------  ---------------
  Balance at End of Period  . . . . . . . . . . . . . . . . . . .    $     191,574    $      1,093,089  $     6,253,100
                                                                     =============    ================  ===============

TOTAL STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . .    $   2,193,574    $      3,095,089  $     8,255,100
                                                                     =============    ================  ===============

  The accompanying notes are an integral part of these financial statements.

                              ASHLAWN ENERGY, INC.
                            STATEMENTS OF CASH FLOWS


                                                             FOR THE
                                                           PERIOD FROM
                                                            INCEPTION
                                                        (JANUARY 8, 1992)
                                                               TO              FOR THE YEAR ENDED          SEVEN MONTHS
                                                          DECEMBER 31,            DECEMBER 31,            ENDED JULY 31,
                                                          ------------   -----------------------------    --------------
                                                              1992           1993           1994               1995
                                                          ------------   -------------   -------------    --------------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income  . . . . . . . . . . . . . . . . . . . . .   $   191,574    $   3,146,315   $    5,447,511        2,072,254
  Adjustments to Reconcile Net Income to Net
   Cash Provided by (Used in) Operating Activities:
     Depreciation, Depletion and Amortization   . . . .       459,424        1,498,791        1,057,347          698,792
     Gain on Sale of Oil and Gas Properties   . . . . .    (1,716,769)              --       (4,108,585)              --
     Gain on Sale of Fixed Assets   . . . . . . . . . .            --               --           (1,278)              --
     (Increase) Decrease in Accounts
       Receivable . . . . . . . . . . . . . . . . . . .      (767,988)         428,787         (254,750)         367,335
     (Increase) Decrease in Oil and Gas Sales
       Receivable . . . . . . . . . . . . . . . . . . .      (627,811)        (656,097)         222,894          216,704
     (Increase) Decrease in Insurance Claim
       Receivable . . . . . . . . . . . . . . . . . . .      (139,218)         139,218               --               --
     (Increase) Decrease in Prepaid Insurance   . . . .      (143,070)        (102,209)          25,423          219,856
     Increase in Prepaid Intangible Drilling Cost   . .            --               --               --       (3,000,000)
     (Increase) Decrease in Other Current
       Assets . . . . . . . . . . . . . . . . . . . . .       (20,681)          (3,900)         (71,128)          23,287
     Increase (Decrease) in Accounts Payable  . . . . .     1,830,296         (785,043)       1,777,718       (2,461,236)
     Increase (Decrease) in Accounts
       Payable -- Affiliates  . . . . . . . . . . . . .       196,636          521,441         (704,783)              --
     Increase (Decrease) in Joint Owner
       Advance Payments . . . . . . . . . . . . . . . .       151,079          (81,079)         204,460         (274,460)
     Increase (Decrease) in Royalties and
       Revenue Payable  . . . . . . . . . . . . . . . .        72,634          144,109         (131,610)          30,885
     Increase (Decrease) in Accrued Expenses  . . . . .        29,632              304            2,887           (6,954)
                                                          -----------    -------------   -------------- ----------------
       Net Cash Provided by (Used in)
         Operating Activities . . . . . . . . . . . . .      (484,262)       4,250,637        3,466,106       (2,113,537)
                                                          -----------    -------------   -------------- ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Oil and Gas Properties  . . . . . . . . .   (13,664,537)        (379,473)      (2,361,231)              --
  Capital Expenditures on Oil and Gas Properties  . . .            --       (1,997,199)      (1,580,878)        (650,789)
  Investments and Other . . . . . . . . . . . . . . . .       (25,844)          (5,359)           2,040               --
  Proceeds from Sale of Oil and Gas Properties  . . . .     6,022,841               --        5,892,774               --
  Proceeds from the Sale of Assets  . . . . . . . . . .            --               --            6,000               --
  Purchase of Other Fixed Assets  . . . . . . . . . . .      (116,300)         (33,626)         (25,146)         (10,664)
                                                          -----------    -------------   -------------- ----------------
       Net Cash Provided by (Used in)
         Investing Activities . . . . . . . . . . . . .    (7,783,840)      (2,415,657)       1,933,559         (661,453)
                                                          -----------    -------------   -------------- ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Issuance of Common Stock  . . . . . . .         2,000               --               --               --

  Proceeds from Additional Paid-In Capital  . . . . . .     2,000,000               --               --               --
  Additions to Long-Term Debt . . . . . . . . . . . . .    15,000,000        7,400,000        2,200,000        8,200,000
  Repayment of Long-Term Debt . . . . . . . . . . . . .    (8,000,000)      (7,000,000)      (7,300,000)      (4,800,000)
  Dividends Paid  . . . . . . . . . . . . . . . . . . .            --       (2,244,800)        (287,500)        (650,350)
  Finance Costs . . . . . . . . . . . . . . . . . . . .      (535,920)              --               --               --
                                                          -----------    -------------   -------------- ----------------
       Net Cash Provided by (Used in)
         Financing Activities . . . . . . . . . . . . .     8,466,080       (1,844,800)      (5,387,500)       2,749,650
                                                          -----------    -------------   -------------- ----------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS . . . . . . . . . . . . . . . . . . . . .       197,978           (9,820)          12,165          (25,340)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR . . . . . . . . . . . . . . . . . . . . . . .            --          197,978          188,158          200,323
                                                          -----------    -------------   -------------- ----------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD  . . . . . .   $   197,978    $     188,158   $      200,323 $        174,983
                                                          ===========    =============   ============== ================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash Paid During the Period for Interest  . . . . . .   $   418,970    $     449,310   $      438,252 $        182,734


   The accompanying notes are an integral part of these financial statements.

                              ASHLAWN ENERGY, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE A.
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Ashlawn Energy, Inc. began operations in July 1992 as the operator and interest owner of oil and gas producing properties. The Company grants credit to selected customers substantially all of whom are related to the petroleum industry.

         Cash and Cash Equivalents

             For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         Method of Accounting for Oil and Gas Properties

             The Company uses the successful efforts method of accounting for oil and gas producing activities, as set forth in the Statement of Financial Accounting Standards No. 19, as amended. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved properties are expensed as incurred.

             Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing a valuation allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment servicing more than one property is carried at cost and depreciated using the unit-of-production method according to the properties serviced. Other property and equipment are carried at cost and depreciated over their estimated useful lives.

             On sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with a resulting gain or loss recognized in income.

             On sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the interest retained.

         Property and Equipment

             Office equipment and vessels are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (primarily five to seven years).

                              ASHLAWN ENERGY, INC.
                         NOTES TO FINANCIAL STATEMENTS



NOTE A.
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Income Taxes

             The Company is an S Corporation for Federal and state income tax reporting purposes. Under this election, income or loss of the Company is included in the stockholders' tax returns.

         Earnings Per Common Share


             Earnings per common share amounts are based on the weighted average number of shares outstanding (2,000 in 1995, 1994, 1993 and 1992).

         Interim Financial Statements

             The financial statements for the seven-month period ended July 31, 1995 and all related footnote information for that period are unaudited and reflect all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the Company's results of operations and cash flows.


NOTE B.
         PURCHASES OF INTERESTS IN OIL AND GAS PROPERTIES

             In separate transactions completed in 1993, the Company purchased interests in oil and gas leases, movable and immovable property in the Grand Isle 76 Field, Offshore, Louisiana from Shell Offshore, Inc., SOI Royalties, Inc., Devon Energy Corporation and Grand Isle Corporation. The entire cost of each purchase was capitalized as oil and gas property under the successful efforts method of accounting.
         In connection with these transactions, the Company has agreed to workover a specific reservoir in a certain well. Should the workover prove economically productive, the Company has agreed to pay the seller 40% of the gross revenue attributable to the Company's interest in the reservoir up to an aggregate maximum of $2,616,500. In accordance with the sale of this property in 1994, this agreement was transferred as part of the sale.

             In November 1993, the Company purchased an interest in an oil and gas lease and movable and immovable property in the Vermillion 28 Field, Offshore, Louisiana from Chevron U.S.A., Inc. The entire cost of the purchase was capitalized as oil and gas property under the successful efforts method of accounting.

             In 1994, the Company purchased an interest in an oil and gas lease and movable and immovable property in Ship Shoal Blocks 25 and 26, Offshore, Louisiana from Four Star Oil and Gas Company. The entire cost of the purchase was capitalized as oil and gas property under the successful efforts method of accounting.

NOTE C.
         SALE OF INTERESTS IN OIL AND GAS PROPERTIES

             In September 1992, the Company sold one-third of the interests acquired from Chevron U.S.A., Inc. in the South Pass 24 Field, Plaquemines Parish, Louisiana, a proved property, for $6,040,989. The Company recorded a gain from this transaction of $1,716,768.

                             ASHLAWN ENERGY, INC.
                         NOTES TO FINANCIAL STATEMENTS



             In 1994, the Company sold its entire interest in the Grand Isle 76 Field, a proved property, to Forcenergy Inc. for $4,250,000. The Company recorded a gain from this transaction of $3,908,585.

NOTE C.
         SALE OF INTERESTS IN OIL AND GAS PROPERTIES (CONTINUED)

             In 1994, the Company sold 50% of its interest in Ship Shoal Blocks 25 and 26, a proved property, for $1,372,294. The Company recorded a gain from this transaction of $200,000.

NOTE D.
         INVESTMENTS

             Investments consist of a U.S. Treasury Note with a par value of $25,000 and an interest yield of 6.345%, maturing May 31, 1997. The market value of the U.S. Treasury Note as of December 31, 1993 and 1994 was $26,555 and $26,719, respectively. The U.S. Treasury Note has been pledged to secure the Company's Louisiana Statewide Oil and Gas Lease Bond.

NOTE E.
         LONG-TERM DEBT

             The details of long-term debt as of December 31, 1993 and 1994 are as follows:

                                                                                  1993               1994
                                                                             -------------     -------------
         Note Payable -- Internationale Nederlanden (U.S.) Capital
            Corporation; interest payable quarterly beginning June
            1992 at 1.5% above the bank's prime lending rate; principal payments due quarterly beginning December 1992 in
            accordance with the amended credit agreement; maturity
            December 1996  . . . . . . . . . . . . . . . . . . . . . . . . . $       100,000  $       100,000

         Note Payable -- Whitney National Bank; interest payable
            at 6.5%; secured by a personal guaranty of a major
            stockholder and all Company funds on deposit with the
            financial institution; principal due January 6, 1994 . . . . . .       7,300,000               --
         Note Payable -- Whitney National Bank; interest payable
            at 8.5%; secured by a personal guaranty of a major
            stockholder and all Company funds on deposit with the
            financial institution; principal due January 6, 1995 . . . . . .              --        2,200,000
                                                                             ---------------  ---------------

                                                                                   7,400,000        2,300,000

             Less:  Current Maturities   . . . . . . . . . . . . . . . . . .              --               --
                                                                             ---------------  ---------------
             Total Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . $     7,400,000  $     2,300,000
                                                                             ===============  ===============

         The following is a schedule of note payable maturities:
             1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  $     2,300,000
                                                                                              ===============


                              ASHLAWN ENERGY, INC.
                         NOTES TO FINANCIAL STATEMENTS




NOTE E.
         LONG-TERM DEBT (CONTINUED)

         Note Payable -- Whitney National Bank

             Subsequent to December 31, 1993, the Company satisfied its Note Payable -- Whitney National Bank with a loan from an affiliate. The Note Payable -- Affiliate is unsecured, interest is payable monthly at the Whitney National Bank's prime lending rate, and the principal is due January 31, 1995.

             Subsequent to December 31, 1994, the Company satisfied its Note Payable -- Whitney National Bank with a loan from an affiliate. The Note Payable -- Affiliate is unsecured, interest is payable monthly at the Whitney National Bank's prime lending rate, and the principal is due January 31, 1996.

         Note Payable -- Internationale Nederlanden (U.S.) Capital Corporation

             During 1993, the Company made principal reductions of $6,900,000 satisfying its obligation to the bank until December 1996.

             In accordance with the terms of the credit agreement, the Company has the option to subject all or any portion of its obligation to a fixed rate of interest for periods of up to three months. As of December 31, 1993, the Company exercised this option for the entire note balance at an effective interest rate of 6.6250% for a three month period. As of December 31, 1994, the Company has exercised this option for the entire note balance at an effective interest rate of 9.750% for a three month period.

             The note is secured by mortgage liens on all of the Company's interest in the South Pass 24 Field, Plaquemines Parish, Louisiana, the assignment of production proceeds therefrom, and the limited guaranty of a major stockholder.

             The agreement with the lender contains provisions regarding the maintenance of certain ratios, covenants requiring the Company to furnish the bank certain financial, reserve, and production data within specified time periods, as well as other restrictive covenants concerning debt, ownership, dividends and contracts. As of December 31, 1993 and 1994, the lender has waived compliance with certain financial ratios and covenants contained in the credit agreement for a period of one year.

             In consideration of the bank granting the Company this loan, the Company has conveyed to the lending institution an overriding royalty interest equal to 2.5% of the majority of the Company's operating interest in oil, gas and other minerals produced from the South Pass 24 Field, Plaquemines Parish, Louisiana. The Company has been granted an option to purchase and reduce the overriding royalty percentage in accordance with the agreements.

                              ASHLAWN ENERGY, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE F.
         COMMITMENTS AND CONTINGENCIES

             In connection with the 1992 purchase of certain oil and gas interests in the South Pass 24 Field, Plaquemines Parish, Louisiana, the Company, by agreement, assumed certain plugging and abandonment, reclamation, restoration and clean up liabilities and obligations related thereto. To secure these liabilities and obligations and to provide a source of funds to satisfy the liabilities and obligations, a guarantee trust, funded by a $4,500,000 letter of credit, was established. The original letter of credit matured June 1993 and was renewed until December 31, 1994. The letter of credit is secured by mortgage liens on all of the Company's interest in the South Pass 24 Field, Plaquemines Parish, Louisiana, the assignment of production proceeds therefrom, and the limited guaranty of a major stockholder. In connection with the 1992 sale of a portion of the Company's interest in the South Pass 24 Field, a letter of credit on behalf of the purchasing company in the amount of $1,500,000 has been secured to fund its share of the $4,500,000 guarantee trust.

             In connection with the 1993 purchase of certain oil and gas interests in the Vermillion 28 Field, Offshore, Louisiana, the Company, by agreement, assumed certain plugging and abandonment, reclamation, restoration and clean up liabilities and obligations related thereto. A $600,000 letter of credit and a $600,000 corporate guaranty from an affiliate have been established to secure these liabilities and obligations. The letter of credit matures October 31, 1995 and is secured by a personal guaranty of a major stockholder.

             In connection with the 1993 purchase of certain oil and gas interests in the Grand Isle 76 Field, Offshore, Louisiana, the Company, by agreement, assumed certain plugging and abandonment, reclamation, restoration and clean up liabilities and obligations related thereto.

             In July 1993, a $250,000 letter of credit maturing July 30, 1994 and since extended to July 31, 1995, and a corporate guaranty from an affiliate were established to secure federal offshore operator's and right-of-way bonds in connection with the Company's purchase of certain oil and gas interests in the Grand Isle 76 Field. The letter of credit is secured by a personal guaranty of a major stockholder.

             In connection with the 1994 purchase of certain oil and gas interests in the Ship Shoal Blocks 25 and 26, Offshore, Louisiana, the Company, by agreement, assumed certain plugging and abandonment, reclamation, restoration and clean up liabilities and obligations related thereto. A $2,500,000 Guarantee Trust and Custodial Agreement has been established to secure these liabilities and obligations. The Guarantee Trust and Custodial Agreement is secured by assets of a major stockholder.

NOTE G.
         RELATED PARTY TRANSACTIONS

             During 1992, 1993 and 1994, the Company had purchases from affiliated companies of approximately $251,717, $540,998 and $429,403, respectively. Transactions with affiliates also included the advancement of funds, payment of interest, the reimbursement of operating expenses and the payment of certain administrative services at terms determined by management. At December 31, 1993 and 1994, amounts due to the affiliates were $718,077 and $13,294, respectively.

             During 1992, the Company sold a substantial portion of its product to one customer totaling $3,509,004.

                              ASHLAWN ENERGY, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE G.
         RELATED PARTY TRANSACTIONS (CONTINUED)

             During 1993 and 1994, the Company sold a substantial portion of its product to two customers. At December 31, 1993, sales to those customers aggregated $8,319,054 and $1,638,168, respectively. At December 31, 1993, amounts due from those customers included in oil and gas sales receivable were $450,204 and $490,218, respectively. At December 31, 1994, sales to those customers aggregated $5,730,214 and $1,152, 834, respectively. At December 31, 1994, amounts due from those customers included in oil and gas sales receivable were $524,980 and $-0-, respectively.

NOTE H.
         OFF-BALANCE SHEET RISK

             During 1993 and 1994, the Company maintained balances in a financial institution in excess of the federally insured limit.

NOTE I.
         CHANGE IN ACCOUNTING PRINCIPLE

             During 1994, the Company changed its method of accounting for its oil and gas properties from the full cost method to the successful efforts method. The Company believes that the new method more accurately reflects the results of operations and is the more commonly used method in the industry. The financial statements for 1992 and 1993 have been restated for the change which resulted in a decrease of net income of $110,828 ($55 per share) and $175,340 ($88 per share), respectively. The effect of this change was to increase net income in 1994 by approximately $3,320,000 ($1,660 per share). Retained earnings have been adjusted for the retroactive effect of the new method.

NOTE J.
         SUBSEQUENT EVENT


             Effective May 25, 1995, the Company entered into an agreement and plan of merger with Forcenergy Inc. The consideration for the acquisition of the Company will consist of $7.5 million in cash (to be reduced by any long-term debt assumed, negative working capital, and dividends paid to the Company's stockholders since January 1, 1995) and common stock of Forcenergy Inc with a market value of $30.0 million based upon the initial public offering price. This transaction is contingent upon the completion of Forcenergy Inc's initial public offering of its common stock under the Securities Act of 1933 as amended.

                              ASHLAWN ENERGY, INC.
                  SUPPLEMENTARY INFORMATION REGARDING OIL AND
                      GAS PRODUCING ACTIVITIES (UNAUDITED)

    The following supplementary oil and gas information is provided in accordance with SFAS No. 69, "Disclosures about Oil and Gas Producing Activities".

Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                            1993               1994
                                                                         -------------    --------------
 Proved Oil and Gas Properties . . . . . . . . . . . . . . . . . .        $ 8,958,970        $10,976,428
 Support Equipment and Facilities  . . . . . . . . . . . . . . . .          2,926,088          3,062,621
                                                                          -----------        -----------
                                                                           11,885,058         14,039,049
 Less: Accumulated Depreciation, Depletion and
      Amortization . . . . . . . . . . . . . . . . . . . . . . . .         (1,770,677)        (2,677,573)
                                                                          -----------        -----------
      Net Capitalized Costs  . . . . . . . . . . . . . . . . . . .        $10,114,381        $11,361,476
                                                                          ===========        ===========


Costs Incurred in Oil and Gas Producing Activities

                                                                               DECEMBER 31,
                                                               ------------------------------------------
                                                                  1992            1993            1994
                                                               -----------    ------------    -----------
 Property Acquisition Costs Proved . . . . . . . . . . .       $7,024,217     $   257,264     $   954,243
 Exploration Costs . . . . . . . . . . . . . . . . . . .               --         253,884         107,609
 Development Costs . . . . . . . . . . . . . . . . . . .           78,403       1,985,274       1,800,084
                                                               ----------     -----------     -----------
                                                               $7,102,620     $ 2,496,422     $ 2,861,936
                                                               ==========     ===========     ===========

Reserve Quantity Information

    The following estimates, based on reports of independent petroleum engineers, of proved developed and proved undeveloped reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.

    Proved reserves are estimated, reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

                             ASHLAWN ENERGY, INC.
                 SUPPLEMENTARY INFORMATION REGARDING OIL AND
             GAS PRODUCING ACTIVITIES (UNAUDITED) -- (CONTINUED)


Reserve Quantity Information (Continued)


                                                              OIL       GAS
                                                           (MBBLS)    (MMCF)
                                                          --------  ---------
 1992
      Proved Developed and Undeveloped Reserves:
          Beginning of Year  . . . . . . . . . . . . . .       --         --
              Revisions of Previous Estimates  . . . . .       --         --
              Improved Recovery  . . . . . . . . . . . .       --         --
              Purchases of Minerals in Place . . . . . .     8,319      5,170
              Extensions and Discoveries . . . . . . . .       --         --
              Production . . . . . . . . . . . . . . . .      (171)       (95)
              Sales of Minerals in Place . . . . . . . .    (2,773)    (1,724)
                                                          --------  ---------
          End of Year  . . . . . . . . . . . . . . . . .     5,375      3,351
                                                          ========  =========
      Proved Developed Reserves:
          Beginning of Year  . . . . . . . . . . . . . .        --         --
                                                          ========  =========
          End of Year  . . . . . . . . . . . . . . . . .     4,686      1,176
                                                          ========  =========
 1993
      Proved Developed and Undeveloped Reserves:
          Beginning of Year  . . . . . . . . . . . . . .     5,375      3,351

              Revisions of Previous Estimates  . . . . .      (944)    (1,685)
              Improved Recovery  . . . . . . . . . . . .        --         --
              Purchases of Minerals in Place . . . . . .       103      7,363
              Extensions and Discoveries . . . . . . . .        --         --
              Production . . . . . . . . . . . . . . . .      (515)      (915)
              Sales of Minerals in Place . . . . . . . .        --         --
                                                          --------  ---------
          End of Year  . . . . . . . . . . . . . . . . .     4,019      8,114
                                                          ========   ========
      Proved Developed Reserves:
          Beginning of Year  . . . . . . . . . . . . . .     4,686      1,176
                                                          ========   ========
          End of Year  . . . . . . . . . . . . . . . . .     4,019      8,114
                                                          ========   ========
 1994
      Proved Developed and Undeveloped Reserves:
          Beginning of Year  . . . . . . . . . . . . . .     4,019      8,114
              Revisions of Previous Estimates  . . . . .     2,465     14,465
              Improved Recovery  . . . . . . . . . . . .        --         --
              Purchases of Minerals in Place . . . . . .       244      6,228
              Extensions and Discoveries                        --         --

              Production . . . . . . . . . . . . . . . .      (447)      (744)
              Sales of Minerals in Place . . . . . . . .      (299)   (12,557)
                                                          --------- ----------
          End of Year  . . . . . . . . . . . . . . . . .     5,982     15,506
                                                          ========  =========

      Proved Developed Reserves:
          Beginning of Year  . . . . . . . . . . . . . .     4,019      8,114
                                                          ========  =========
          End of Year  . . . . . . . . . . . . . . . . .     4,167     11,691
                                                          ========   ========



    Revisions of previous estimates in 1994 are primarily due to improved seismic and geological data analysis. Purchases of minerals in place include the purchase of oil and gas properties in 1992, 1993 and 1994. Sales of minerals in place for 1994 included the sale of interests in Ship Shoal Block 26 and Grand Isle prospect.

                             ASHLAWN ENERGY, INC.
                 SUPPLEMENTARY INFORMATION REGARDING OIL AND
             GAS PRODUCING ACTIVITIES (UNAUDITED) -- (CONTINUED)


Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves


    The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent a year to reflect the estimated timing of the future cash flows.

    The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows (Dollars in Thousands):

                                                                               DECEMBER 31,
                                                                    --------------------------------
                                                                      1992        1993       1994
                                                                    ---------   --------   ---------
 Future Cash Inflows . . . . . . . . . . . . . . . . . . . . .      $ 106,048   $ 71,094   $ 123,706
 Future Production Costs . . . . . . . . . . . . . . . . . . .        (61,409)   (42,398)    (48,729)
 Future Development Costs  . . . . . . . . . . . . . . . . . .         (5,984)    (2,511)     (7,104)
                                                                    ---------   --------   ---------
 Future Net Cash Flows . . . . . . . . . . . . . . . . . . . .         38,655     26,185      67,873
 Less:    10% Annual Discount for Estimated
            Timing of Cash Flows . . . . . . . . . . . . . . .        (16,851)    (7,830)    (25,586)
                                                                    ---------   --------   ---------
 Standardized Measure of Discounted Future Net Cash
   Flows Relating to Proved Oil and Gas Reserves . . . . . . .      $  21,804   $ 18,355   $  42,287
                                                                    =========   ========   =========

         The following table reconciles the change in the standardized measure of discounted future net cash flows (Dollars in Thousands):

                                                                                 DECEMBER 31,
                                                                    -----------------------------------
                                                                       1992       1993          1994
                                                                    ---------  ---------   ---------
 Beginning of Year . . . . . . . . . . . . . . . . . . . . .        $          $  21,804   $  18,355
                                                                          --
 Sales of Oil and Gas Produced, Net of Production Costs  . .              323     (5,320)     (3,692)
 Net Changes in Prices and Production Costs  . . . . . . . .              --      (6,842)      6,715
 Net Change in Estimated Future Development Costs  . . . . .              --       2,450      (3,681)
 Revisions of Previous Quantity Estimates  . . . . . . . . .              --      (4,187)     24,087
 Net Change From Purchases and Sales of Minerals in Place. .           21,481      6,981      (2,779)
 Accretion of Discount . . . . . . . . . . . . . . . . . . .              --       2,180       1,836
 Other . . . . . . . . . . . . . . . . . . . . . . . . . . .              --       1,289       1,446
                                                                    ---------   --------   ---------

 End of Year . . . . . . . . . . . . . . . . . . . . . . . .        $  21,804   $ 18,355   $  42,287
                                                                    =========   ========   =========



                 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
                 PROSPECTUS SUMMARY  . . . . . . . . . . . . . . .   3
                 RISK FACTORS  . . . . . . . . . . . . . . . . . .   8
                 THE COMPANY . . . . . . . . . . . . . . . . . . .  15
                 USE OF PROCEEDS . . . . . . . . . . . . . . . . .  15
                 DIVIDEND POLICY . . . . . . . . . . . . . . . . .  15
                 MARKET FOR AND RECENT PRICES OF
                   COMMON STOCK  . . . . . . . . . . . . . . . . .  16
                 CAPITALIZATION  . . . . . . . . . . . . . . . . .  17
                 SELECTED FINANCIAL DATA . . . . . . . . . . . . .  18
                 MANAGEMENT'S DISCUSSION AND
                   ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS . . . . . . . . . . .  19
                 BUSINESS  . . . . . . . . . . . . . . . . . . . .  25
                 MANAGEMENT  . . . . . . . . . . . . . . . . . . .  37
                 RELATED PARTY TRANSACTIONS  . . . . . . . . . . .  45
                 SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND
                   MANAGEMENT  . . . . . . . . . . . . . . . . . .  47
                 SELLING STOCKHOLDERS  . . . . . . . . . . . . . .  49
                 DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . .  49
                 SHARES ELIGIBLE FOR FUTURE SALE . . . . . . . . .  54
                 UNDERWRITING  . . . . . . . . . . . . . . . . . .  55
                 LEGAL MATTERS . . . . . . . . . . . . . . . . . .  56
                 EXPERTS . . . . . . . . . . . . . . . . . . . . .  56
                 AVAILABLE INFORMATION . . . . . . . . . . . . . .  56
                 GLOSSARY OF OIL AND GAS TERMS . . . . . . . . . .  57
                 INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . F-1





                                1,500,000 SHARES




                                FORCENERGY INC






                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)





                      HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses of the offering are estimated to be as follows:


         Securities and Exchange Commission Registration Fee  . . . .  $   9,000
                                                                       ---------
         NASD Filing Fee  . . . . . . . . . . . . . . . . . . . . . .      3,000
                                                                       ---------
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . .    100,000
                                                                       ---------
         Accounting Fees and Expenses . . . . . . . . . . . . . . . .     40,000
                                                                       ---------
         Blue Sky Fees and Expenses (including legal fees)  . . . . .     20,000
                                                                       ---------
         Printing Expenses  . . . . . . . . . . . . . . . . . . . . .     15,000
                                                                       ---------
         Transfer Agent and Registrar Fees  . . . . . . . . . . . . .      5,000
                                                                       ---------
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .      8,000
                                                                       ---------

         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 200,000
                                                                       =========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is amended after the approval by the stockholders of the Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended from time to time.

         The Certificate and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will, in the case of directors and officers and may in the case of employees and agents, be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

         Pursuant to the Certificate and Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Certificate and Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been rendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including the Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         The Certificate and Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Certificate and Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate, the Bylaws, Indemnification Agreement, vote of stockholders or disinterested directors or otherwise. The Certificate permits the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any person serving as the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.
The Company intends to obtain directors and officers liability insurance providing coverage to its directors and officers.

         The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if Delaware law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Certificate or otherwise.

         The Company has also entered into an indemnification agreement with certain of its directors and certain of its officers indemnifying such persons substantially to the extent set forth above in the Certificate and Bylaws except with respect to advance expenses.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         On September 14, 1993, in the conjunction with the formation of the Company, the Company issued 6,450,650 shares of its Common Stock to FAB in consideration of cash in the amount of $2.2 million and a

97% limited partnership interest in Forcenergy Partners. The transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof.

         On September 14, 1993, the Company issued 233,944 shares of its Common Stock, which was promptly exchanged for 325,000 B shares of FAB, and paid cash of $2.2 million in the merger of Mr. Wennerstrom's general partner corporation and the Company's predecessor, Forcenergy Partners into the Company. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

         On September 15, 1993, the Company issued $34 million of its 7% Exchangeable Subordinated Notes, in exchange for $34 million in cash, to the Virginia Retirement System (in the amount of $5,000,000), Brinson Venture Capital Fund III, L.P. (in the amount of $1,719,562), Brinson Trust Company as Trustee of the Brinson Map Venture Capital Fund III (in the amount of $280,438), FS Energy Associates, L.P. (in the amount of $8,000,000), Bilgekeel & Co. (in the amount of $1,000,000), Grapnell & Co. (in the amount of $1,000,000), Chemical Equity Associates (in the amount of $10,000,000), Burden Direct Investment Fund I, L.P. (in the amount of $1,000,000), A.C. Israel Enterprises, Inc. (in the amount of $1,000,000), Clark Partners I (in the amount of $1,500,000), and Lamar Life Insurance (in the amount of $3,500,000). The Subordinated Notes are exchangeable into 2,343,047 shares of the Company's Common Stock at an exercise price of $14.51 per share, subject to antidilution adjustments. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

         On September 15, 1993, the Company issued to Donaldson, Lufkin & Jenrette Securities Corporation, a warrant to purchase 98,337 shares of Common Stock of the Company at a purchase price of $14.51 per share in exchange for investment banking services rendered in connection with the issuance of the Subordinated Notes. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

         On May 12, 1994, the Company issued 2,355,892 shares of its Common Stock to FAB in exchange for net proceeds of $31.8 million. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

         On May 12, 1994, in connection with the above private placement, the Company issued options to the holders of the Subordinated Notes to purchase 317,629 shares of the Company's Common Stock at an exercise price of $18.81 per share. The options are currently exercisable and terminate on September 15, 2000. This option was issued to induce the waiver by the Note Holders of their rights to an antidilutive adjustment of the number of shares of Common Stock into which the Subordinated Notes are exchangeable, which were triggered upon the sale of Common Stock to FAB on May 12, 1994 described above. The exercise price for such options has been reduced to $15.76 per share and the term of the options has been extended to September 15, 2000 in exchange for certain consents and waivers of the Noteholders in conjunction with the Initial Public Offering. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



  Exhibit No.                          Index to Exhibits
  -----------                          -----------------
      1.1      --      Form of Underwriting Agreement

      3.1*     --      Amended and Restated Certificate of Incorporation
                       of the  Company dated July 25, 1995. (Filed as
                       Exhibit 3.1 to the Quarterly Form on 10-Q filed on
                       November 14, 1995 for the nine month period ending
                       September 30, 1995 and is included herein by
                       reference (File No. 0-26444)) and Amendment No. 1
                       thereto dated May 23, 1996 (filed herewith)

      3.2      --      Bylaws of the Company. (Filed as Exhibit 3.2 to
                       the Registration Statement on Form S-1 filed on June
                       2, 1995, as amended on July 6, 1995 and July 25,
                       1995 and is included herein by reference (File No.
                       33-93020))

      4.1      --      Specimen Common Stock certificate. (Filed as Exhibit
                       4.1 to the Registration Statement on Form S-1 on
                       June 2, 1995, as amended on July 6, 1995 and July
                       25, 1995 and is included herein by reference (File
                       No. 33-93020))

     4.2       --      Agreement and Plan of Merger, dated as of September
                       14, 1993, among Forcenergy Partners, L.P.,
                       Forcenergy Inc, and the Company. (Filed as Exhibit
                       4.2 to the Registration Statement on Form S-1 filed
                       on June 2, 1995, as amended on July 6, 1995 and
                       July 25, 1995 and is included herein by reference
                       (File No. 33-93020))

     4.3       --      Supplemental Agreement and Plan of Merger, dated as
                       of September 14, 1993, among Forcenergy Partners,
                       L.P., Forcenergy Inc, and the Company, Stig
                       Wennerstrom, and Forcenergy AB. (Filed as Exhibit
                       4.3 to the Registration Statement on Form S-1 filed
                       on June 2, 1995, as amended on July 6, 1995 and
                       July 25, 1995 and is included herein by reference
                       (File No. 33-93020))

     4.4       --      Registration Rights Agreement dated as of October 10,
                       1995 by and between Forcenergy Inc and Forcenergy AB.

     5.1*      --      Opinion and Consent of Vinson & Elkins L.L.P.

    10.1       --      Employment Agreement, dated as of September 14,
                       1993 between the Company and Stig Wennerstrom.
                       (Filed as Exhibit 10.1 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))

     10.2      --      First  Amendment to Employment Agreement dated
                       effective as of May 18, 1995 between the Company and
                       Stig  Wennerstrom. (Filed as Exhibit 10.2 to
                       the Registration Statement on Form S-1 filed on
                       June 2, 1995, as amended on July 6, 1995 and July
                       25, 1995 and is included herein by reference (File
                       No. 33-93020))

     10.3      --      Indemnification Agreement, dated as of September
                       14, 1993 between the Company and Stig Wennerstrom.
                       (Filed as Exhibit 10.3 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))


      10.4    --       Form of Indemnification Agreement between the
                       Company and certain officers and directors.
                       (Filed as Exhibit 10.5 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and
                       is included herein by reference (File No. 33-93020))

      10.5    --       Forcenergy Inc 1993 Stock Option Plan for Officers
                       and Key Employees and forms of incentive and
                       nonqualified stock option agreements. (Filed as
                       Exhibit 10.6 to the Registration Statement on Form
                       S-1 filed on June 2, 1995, as amended on July 6,
                       1995 and July 25, 1995 and is included herein by
                       reference (File No. 33- 93020))

      10.6    --       Forcenergy Inc 1995 Stock Option Plan and forms of
                       incentive and nonqualified stock option agreements.
                       (Filed as Exhibit 10.7 to the Registration Statement
                       on Form S-1 filed on June 2, 1995, as amended on
                       July 6, 1995 and July 25, 1995 and is included
                       herein by reference (File No. 33-93020))

      10.7    --       Forcenergy Inc 1995 Non Employee Director Stock
                       Option Plan and forms of nonqualified stock option
                       agreement. (Filed as Exhibit 10.8 to the
                       Registration Statement on Form S-1 filed on June 2,
                       1995, as amended on July 6, 1995 and July 25, 1995
                       and is included herein by reference (File No.
                       33-93020))

      10.8    --       Forcenergy Inc 1995 Employee Stock Purchase Plan.
                       (Filed as Exhibit 10.9 to the Registration Statement
                       on Form S-1 filed on June 2, 1995, as amended on
                       July 6,1995 and July 25, 1995 and is included
                       herein by reference (File No. 33-93020))

      10.9    --       Deed of Trust, Mortgage, Assignment, Security
                       Agreement and Financing Statement dated September
                       15, 1993 between the Company and Internationale
                       Nederlanden (U.S.) Capital Corporation, as Agent.
                       (Filed as Exhibit 10.15 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020)

     10.10    --       Note Purchase Agreement dated as of September 15,
                       1993 among the Company, Forcenergy Offshore, Inc.,
                       Chemical Equity Associates, FS Energy Associates,
                       L.P., Financial Strategic Portfolios, Inc.  --
                       Energy Portfolio, Financial Strategic Portfolios,
                       Inc. -- Utilities Portfolio, Burden Direct
                       Investment Fund I, L.P., A.C. Israel Enterprises,
                       Inc., Lamar Life Insurance Company, Clark Partners
                       I, Brinson Venture Capital Fund III, L.P., Brinson
                       Trust Company as Trustee of the Brinson Map Venture
                       Capital Fund III Trust and Virginia Retirement
                       System. (Filed as Exhibit 10.16 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))

     10.11    --       Consent and Modification Agreement dated May 4, 1994
                       among the Company and Chemical Equity Associates, FS
                       Energy Associates, L.P., Financial Strategic
                       Portfolios, Inc. -- Energy Portfolio, Financial
                       Strategic Portfolios, Inc. -- Utilities Portfolio,
                       Burden Direct Investment Fund  I, L.P., A.C. Israel
                       Enterprises, Inc., Lamar Life Insurance  Company,
                       Clark Partners I, Brinson Venture Capital Fund III,
                       L.P., Brinson Trust Company as Trustee of the
                       Brinson Map Venture Capital Fund III Trust and
                       Virginia Retirement System, including form of option
                       agreement. (Filed as Exhibit 10.17 to the
                       Registration Statement on Form S-1 filed on June 2,
                       1995, as amended on July 6, 1995 and July 25, 1995
                       and is included herein by reference (File No.
                       33-93020))



     10.12    --       Amendment to Note Purchase Agreement among the
                       Company and Chemical Equity Associates, FS Energy
                       Associates, L.P., Financial Strategic Portfolios,
                       Inc. -- Energy Portfolio, Financial Strategic
                       Portfolios, Inc. -- Utilities Portfolio, Burden
                       Direct Investment Fund I, L.P., A.C. Israel
                       Enterprises, Inc., Lamar Life Insurance Company,
                       Clark  Partners I, Brinson Venture Capital Fund
                       III, L.P., Brinson Trust Company as Trustee of
                       the Brinson Map Venture Capital Fund III Trust and
                       Virginia Retirement System. (Filed as Exhibit 10.4
                       to the Quarterly Form on 10-Q filed on November
                       14, 1995 for the six month period ending June 30,
                       1995 and is included herein by reference (File No.
                       0-26444))

     10.13    --       Note Exchange and Registration Rights Agreement
                       dated as of September 15, 1993 among the Company
                       and Chemical Equity Associates, FS Energy
                       Associates, L.P., Financial Strategic Portfolios,
                       Inc. -- Energy Portfolio, Financial Strategic
                       Portfolios, Inc. -- Utilities Portfolio, Burden
                       Direct  Investment Fund I, L.P., A.C. Israel
                       Enterprises, Inc., Lamar Life Insurance Company,
                       Clark  Partners I, Brinson Venture Capital Fund
                       III, L.P., Brinson Trust Company as Trustee of the
                       Brinson Map Venture Capital Fund III Trust and
                       Virginia Retirement System. (Filed as Exhibit 10.19
                       to the Registration Statement on Form S-1 filed on
                       June 2, 1995, as amended on July 6, 1995 and July
                       25, 1995 and is included herein by reference (File
                       No. 33-93020))

     10.14    --       Amendment to Note Exchange and Registration Rights
                       Agreement among the Company and Chemical Equity
                       Associates, FS Energy Associates, L.P., Financial
                       Strategic Portfolios, Inc. -- Energy Portfolio,
                       Financial Strategic Portfolios, Inc. -- Utilities
                       Portfolio, Burden Direct Investment Fund I,
                       L.P., A.C. Israel Enterprises, Inc., Lamar Life
                       Insurance Company, Clark Partners I, Brinson
                       Venture Capital Fund III, L.P., Brinson Trust
                       Company as Trustee of the Brinson Map Venture
                       Capital Fund III Trust and Virginia Retirement
                       System. (Filed as Exhibit 10.1 to the Quarterly
                       Form on 10-Q  filed on November 14, 1995 for the
                       six month period ending June 30, 1995 and is
                       included herein by reference (File No. 0-26444))

     10.15    --       Subordination Agreement dated as of September 15,
                       1993 among the Company and Internationale
                       Nederlanden (U.S.) Capital Corporation, as Agent for
                       the Banks who are party to the Credit Agreement, and
                       Chemical Equity Associates, FS Energy Associates,
                       L.P., Financial Strategic  Portfolios, Inc. --
                       Energy Portfolio, Financial Strategic Portfolios,
                       Inc. -- Utilities Portfolio, Burden Direct
                       Investment Fund I, L.P., A.C. Israel Enterprises,
                       Inc., Lamar Life Insurance Company, Clark Partners
                       I, Brinson Venture Capital Fund III, L.P., Brinson
                       Trust Company as Trustee of the Brinson Map Venture
                       Capital Fund III Trust and Virginia Retirement
                       System. (Filed as Exhibit 10.21 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))

     10.16    --       Voting and Holdback Agreement dated as of September
                       15, 1993 among the Company, Forcenergy AB, Wictor
                       Forss and Chemical Equity Associates, FS Energy
                       Associates, L.P., Financial Strategic  Portfolios,
                       Inc. -- Energy Portfolio, Financial Strategic
                       Portfolios, Inc. -- Utilities Portfolio, Burden
                       Direct Investment Fund I,  L.P., A.C. Israel
                       Enterprises, Inc., Lamar Life Insurance Company,
                       Clark Partners I, Brinson Venture Capital Fund III,
                       L.P., Brinson Trust Company as Trustee of the
                       Brinson Map Venture Capital Fund III Trust and
                       Virginia Retirement System. (Filed as Exhibit
                       10.22 to the Registration Statement on Form S-1
                       filed on June 2, 1995, as amended on July 6, 1995
                       and July 25, 1995 and is included herein by
                       reference (File No. 33-93020))




     10.17    --       Amendment to Voting and Holdback Agreement among the
                       Company and Chemical Equity Associates, FS Energy
                       Associates, L.P., Financial Strategic  Portfolios,
                       Inc. -- Energy Portfolio, Financial Strategic
                       Portfolios, Inc. -- Utilities  Portfolio, Burden
                       Direct Investment Fund I,  L.P., A.C. Israel
                       Enterprises, Inc., Lamar Life Insurance  Company,
                       Clark  Partners I, Brinson Venture Capital Fund
                       III, L.P., Brinson Trust Company as Trustee of
                       the Brinson Map Venture Capital Fund III Trust and
                       Virginia Retirement System. (Filed as Exhibit 10.2
                       to the Quarterly Form on 10-Q filed on November
                       14, 1995 for the six month period ending June 30,
                       1995 and is included herein by reference (File No.
                       0-26444))

     10.18    --       Warrants to Purchase Common Stock of the Company
                       dated October 28, 1994 issued to Donaldson, Lufkin &
                       Jenrette Securities Corporation and DLJ First ESC
                       L.L.C. (Filed as Exhibit 10.24 to the Registration
                       Statement on Form S-1 filed on June 2,1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))

     10.19    --       Consulting Agreement dated January 18, 1991
                       between the Company and Wictor Forss. (Filed as
                       Exhibit 10.25 to the Registration Statement on Form
                       S-1 filed on June 2, 1995, as amended on July 6,
                       1995 and July 25, 1995 and is included herein by
                       reference (File No. 33-93020))

     10.20    --       Incentive Stock Option Agreement dated September
                       14, 1993 between the Company and Stig Wennerstrom.
                       (Filed as Exhibit 10.26 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))

     10.21    --       Non-Qualified Stock Option Agreement dated
                       September 14, 1993 and amendment dated November
                       23, 1993 between the Company and Stig Wennerstrom.
                       (Filed as Exhibit 10.27 to the Registration
                       Statement on  Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))

     10.22    --       Form of Incentive Stock Option Agreement between the
                       Company and Stig Wennerstrom under the 1995 Stock
                       Option Plan. (Filed as Exhibit 10.28 to the
                       Registration Statement on Form  S-1 filed on June 2,
                       1995, as amended on July 6, 1995 and July 25, 1995
                       and is included herein by reference (File No.
                       33-93020))

     10.23    --       Form of Non-Qualified Stock Option Agreement
                       between the Company and Stig Wennerstrom under  the
                       1995 Stock Option Plan. (Filed as Exhibit 10.29 to
                       the Registration Statement on Form S-1 filed on June
                       2, 1995, as amended on July 6, 1995 and July 25,
                       1995 and is included herein by reference (File No.
                       33-93020))

     10.24    --       Form of Incentive Stock Option Agreement between
                       the Company and its officers and directors
                       excluding Stig Wennerstrom under the 1995 Stock
                       Option Plan or the 1995 Non-Employee Director Plan.
                       (Filed as Exhibit 10.30 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))




     10.25    --       Form of Non-Qualified Stock Option Agreement
                       between the Company and its officers and directors
                       excluding Stig Wennerstrom under the 1995 Stock
                       Option Plan or the 1995 Non-Employee Director Plan.
                       (Filed as Exhibit 10.31 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020)

     10.26    --       Subscription Agreement dated September 14, 1993
                       between the Company and Forcenergy AB. (Filed as
                       Exhibit 10.32 to the Registration Statement on Form
                       S- 1 filed  on June 2, 1995, as amended on July 6,
                       1995 and July 25, 1995 and is included herein by
                       reference (File No. 33-93020))

     10.27    --       Stock Purchase Agreement dated May 12, 1994 between
                       the Company and Forcenergy AB. (Filed as Exhibit
                       10.33 to the Registration Statement on Form S-1
                       filed on June 2, 1995, as amended on July 6, 1995
                       and July 25, 1995 and is included herein by
                       reference (File No. 33-93020)

     10.28    --       Agreement and Plan of Merger dated as of May 25,
                       1995 among the Company, Ashlawn Energy, Inc.,
                       Jeannie M. Hines, William A. Hines, Donna B. Hines,
                       William M. Hines, Ann Gilbert and Louis  F.
                       Gilbert. (Filed as Exhibit 10.34 to the Registration
                       Statement on Form S-1 filed  on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020))

     10.29    --       Certificate of Merger of Ashlawn Energy, Inc. Into
                       Forcenergy Inc dated August 2, 1995. (Filed as
                       Exhibit 2.1 to the Quarterly Form on 10-Q filed on
                       November 14, 1995 for the six month period ending
                       June 30, 1995 and is included herein by reference
                       (File No. 0-26444

     10.30    --       Form of Waiver letter of Donaldson, Lufkin &
                       Jenrette Securities Corporation related to Warrant
                       to purchase Common Stock dated October 28, 1994.
                       (Filed as Exhibit 10.35 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25, 1995 and is
                       included  herein by reference (File No. 33-93020))

     10.31    --       Form of Waiver letter of DLJ First  ESC L.L.C.
                       related to Warrant to purchase Common Stock  dated
                       October 28, 1994. (Filed as Exhibit 10.36 to the
                       Registration Statement on Form  S-1 filed on June 2,
                       1995, as amended on July 6, 1995 and July 25, 1995
                       and is included herein by reference (File No.
                       33-93020))

     10.32    --       Purchase and Sale/Exchange Agreement dated December
                       12, 1994 between Conoco Inc. and the Company.
                       (Filed as Exhibit 10.37 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended) on July 6, 1995 and July 25, 1995 and is
                       included herein by reference (File No. 33-93020).

     10.33    --       Purchase and Sale Agreement dated September 15,
                       1994 between Ashlawn Energy, Inc. and the Company.
                       (Filed as Exhibit 10.38 to the Registration
                       Statement on Form S-1 filed on June 2, 1995, as
                       amended on July 6, 1995 and July 25,1995 and is
                       included herein by reference (File No. 33-93020))

     10.34    --       Purchase and Sale Agreement dated February 2, 1994
                       between GLG Energy, L.P. and the Company. (Filed  as
                       Exhibit 10.39 to the Registration Statement on Form
                       S-1 filed on June 2, 1995, as amended on July 6,
                       1995 and July 25, 1995 and is included herein by
                       reference (File No. 33-93020))




     10.35    --       Purchase and Sale Agreement dated October 28, 1993
                       among WHK, Inc., Gas Transportation Corp. and the
                       Company. (Filed as Exhibit 10.40 to the
                       Registration  Statement on Form S-1 filed on June 2,
                       1995, as amended on July 6, 1995 and July 25, 1995
                       and is included herein by reference (File No.
                       33-93020))

     10.36    --       Form of Irrevocable Proxy granted by Forcenergy AB
                       to representatives of the holders of the
                       Exchangeable Subordinated Notes. (Filed as Exhibit
                       10.41 to the Registration Statement on Form S-1
                       filed on June 2, 1995, as amended on July 6, 1995
                       and July 25, 1995 and is included herein by
                       reference (File No. 33-93020))

     10.37    --       Third Restatement of Credit Agreement dated as  of
                       April 29, 1996 among Forcenergy Inc,  Internationale
                       Nederlanden (U.S.) Capital  Corporation, as Agent
                       and Lender, and Certain Financial Institutions named
                       therein , as Lenders.

     11.1*    --       Computation of earnings per share.

     21.1     --       Subsidiaries of the Company

     23.1*    --       Consent of Coopers & Lybrand L.L.P.

     23.2*    --       Consent of Price Waterhouse LLP

     23.3*    --       Consent of LaPorte, Sehrt, Romig and Hand APAC.

     23.4*    --       Consent of Netherland, Sewell & Associates, Inc.

     23.5*    --       Consent of Collarini Engineering Inc.

     23.6*    --       Consent of Joe C. Neal & Associates.

     23.7     --       Consent of Vinson & Elkins L.L.P. (included in
                       Exhibit 5.1 hereto).

     24.1     --       Powers of Attorney of the Company's Directors
                       (included on the original signature page of this
                       Registration Statement)
- --------------


*        Filed herewith.


         All other exhibits have been previously filed.


         (b) Consolidated Financial Statement Schedules,Years ended December 31, 1992, 1993, and 1994:

                                Not Applicable.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                 (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 4th day of June, 1996.

                                       FORCENERGY INC


                                       By /s/ STIG WENNERSTROM
                                          -------------------------------------
                                          President and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                           Title                          Date
      ---------                           -----                          ----
 /s/  STIG WENNERSTROM        President and Chief Executive Officer    June 4, 1996
- -------------------------     (Principal Executive Officer)
      Stig Wennerstrom


   /s/  E. JOSEPH GRADY       Vice President--Chief Financial Officer  June 4, 1996
- ---------------------------   (Principal Financial and Accounting
        E. Joseph Grady       Officer)


             *                Director and Chairman of the Board of    June 4, 1996
- ---------------------------   Directors
       Robert Issal

             *                Director                                 June 4, 1996
- ---------------------------
       Kevin S. Penn

             *                                                         June 4, 1996
- ---------------------------
     Arnold L. Chavkin

             *                                                         June 4, 1996
- ---------------------------
        Eric Forss

                              Director                                 June 4, 1996
- ---------------------------
        Bruce L. Burnham

                              Director                                 June 4, 1996
- ---------------------------
       William F. Wallace


*By:  /s/  STIG WENNERSTROM
    -----------------------
     Stig Wennerstrom, as
       attorney-in-fact


                               INDEX TO EXHIBITS





 Exhibit No.                 Index to Exhibits
 -----------                 -----------------
 1.1     --   Form of Underwriting Agreement

 3.1*    --   Amended and Restated Certificate of Incorporation
              of the Company dated July 25, 1995. (Filed as
              Exhibit 3.1 to the Quarterly Form on 10-Q filed on
              November 14, 1995 for the nine month period ending
              September 30, 1995 and is included herein by
              reference (File No. 0-26444)) and Amendment No. 1
              thereto dated May 23, 1996 (filed herewith)

 3.2     --   Bylaws of the Company. (Filed as Exhibit  3.2 to
              the Registration Statement on Form S-1 filed on
              June 2, 1995, as amended on July 6, 1995 and July
              25, 1995 and is included herein by reference (File
              No. 33-93020))

 4.1     --   Specimen Common Stock certificate. (Filed as
              Exhibit 4.1 to the Registration Statement on Form
              S-1 on June 2, 1995, as amended on July 6, 1995
              and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

 4.2     --   Agreement and Plan of Merger, dated as of
              September 14, 1993, among Forcenergy Partners,
              L.P., Forcenergy Inc, and the Company. (Filed as
              Exhibit 4.2 to the Registration Statement on Form
              S-1 filed on June 2, 1995, as amended on July 6,
              1995 and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

 4.3     --   Supplemental Agreement and Plan of Merger, dated as
              of September 14, 1993, among Forcenergy Partners,
              L.P., Forcenergy Inc, and the Company, Stig
              Wennerstrom, and Forcenergy AB. (Filed as Exhibit
              4.3 to the Registration Statement on Form S-1
              filed on June 2, 1995, as amended on July 6, 1995
              and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

 4.4     --   Registration Rights Agreement dated as of October
              10, 1995 by and between Forcenergy Inc and
              Forcenergy AB.

 5.1*    --   Opinion and Consent of Vinson & Elkins L.L.P.

10.1     --   Employment Agreement, dated as of September 14,
              1993  between the Company and Stig Wennerstrom.
              (Filed as Exhibit 10.1 to the Registration
              Statement on  Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.2     --   First Amendment to Employment Agreement dated
              effective as of May 18, 1995 between the Company
              and Stig Wennerstrom. (Filed as Exhibit 10.2 to the
              Registration Statement on Form S-1 filed on June
              2, 1995, as amended on July 6, 1995 and July 25,
              1995 and is included herein by reference (File No.
              33-93020))

10.3     --   Indemnification Agreement, dated as of September
              14, 1993 between the Company and Stig  Wennerstrom.
              (Filed as Exhibit 10.3 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25,  1995 and is
              included herein by reference (File No. 33-93020))

10.4     --   Form of Indemnification Agreement between the
              Company and certain officers and directors. (Filed
              as Exhibit 10.5 to the Registration Statement on
              Form S-1 filed on June 2, 1995, as amended on July
              6, 1995 and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

10.5     --   Forcenergy Inc 1993 Stock Option Plan for  Officers
              and Key Employees and forms of incentive and
              nonqualified stock option agreements. (Filed  as
              Exhibit 10.6 to the Registration Statement on Form
              S-1 filed on June 2, 1995, as amended on July 6,
              1995 and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

10.6     --   Forcenergy Inc 1995 Stock Option Plan and forms of
              incentive and nonqualified stock option agreements.
              (Filed as Exhibit 10.7 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.7     --   Forcenergy Inc 1995 Non Employee Director Stock
              Option Plan and forms of nonqualified stock option
              agreement. (Filed as Exhibit 10.8 to the
              Registration Statement on Form S-1 filed on June 2,
              1995, as amended on July 6, 1995 and July 25, 1995
              and is included herein by reference (File No.
              33-93020))

10.8     --   Forcenergy Inc 1995 Employee Stock Purchase Plan.
              (Filed as Exhibit 10.9 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.9     --   Deed of Trust, Mortgage, Assignment, Security
              Agreement and Financing Statement dated September
              15, 1993 between the Company and Internationale
              Nederlanden (U.S.) Capital Corporation, as Agent.
              (Filed as Exhibit 10.15 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020)

10.10     --  Note Purchase Agreement dated as of September 15,
              1993 among the Company, Forcenergy Offshore, Inc.,
              Chemical Equity Associates, FS Energy Associates,
              L.P., Financial Strategic Portfolios, Inc. --
              Energy Portfolio, Financial Strategic Portfolios,
              Inc. -- Utilities Portfolio, Burden Direct
              Investment Fund I, L.P., A.C. Israel Enterprises,
              Inc., Lamar Life Insurance Company, Clark Partners
              I, Brinson Venture Capital Fund III, L.P.,  Brinson
              Trust Company as Trustee of the Brinson Map Venture
              Capital Fund III Trust and Virginia Retirement
              System. (Filed as Exhibit 10.16 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as amended on July 6, 1995 and July 25, 1995 and is included herein by reference (File No. 33-93020))

10.11     --  Consent and Modification Agreement dated May 4,
              1994 among the Company and Chemical Equity
              Associates, FS Energy Associates, L.P., Financial
              Strategic Portfolios, Inc. -- Energy Portfolio,
              Financial Strategic Portfolios, Inc. -- Utilities
              Portfolio, Burden Direct Investment Fund I, L.P.,
              A.C. Israel Enterprises, Inc., Lamar Life Insurance
              Company, Clark Partners I, Brinson Venture Capital
              Fund III, L.P., Brinson Trust Company as Trustee of the Brinson Map Venture Capital Fund III Trust and
              Virginia Retirement System, including form of option agreement. (Filed as Exhibit 10.17 to the Registration Statement on Form S-1 filed on June 2,
              1995, as amended on July 6, 1995 and July 25, 1995 and is included herein by reference (File No.
              33-93020))

10.12     --  Amendment to Note Purchase Agreement among the
              Company and Chemical Equity Associates, FS  Energy
              Associates, L.P., Financial Strategic  Portfolios,
              Inc. -- Energy Portfolio, Financial  Strategic
              Portfolios, Inc. -- Utilities  Portfolio, Burden
              Direct Investment Fund I, L.P.,  A.C. Israel
              Enterprises, Inc., Lamar Life Insurance Company,
              Clark Partners I, Brinson Venture Capital  Fund
              III, L.P., Brinson Trust Company as Trustee of the
              Brinson Map Venture Capital Fund III Trust and
              Virginia Retirement System. (Filed as Exhibit 10.4 to the Quarterly Form on 10-Q filed on November
              14, 1995 for the six month period ending June 30, 1995 and is included herein by reference (File No.
              0-26444))

10.13   --    Note Exchange and Registration Rights Agreement
              dated as of September 15, 1993 among the  Company
              and Chemical Equity Associates, FS  Energy
              Associates, L.P., Financial Strategic Portfolios,
              Inc. -- Energy Portfolio,  Financial Strategic
              Portfolios, Inc. --  Utilities Portfolio, Burden
              Direct Investment  Fund I, L.P., A.C. Israel
              Enterprises, Inc., Lamar Life Insurance Company,
              Clark Partners I,  Brinson Venture Capital Fund
              III, L.P., Brinson Trust Company as Trustee of the
              Brinson Map  Venture Capital Fund III Trust and
              Virginia Retirement System. (Filed as Exhibit 10.19
              to the Registration Statement on Form S-1 filed on
              June 2, 1995, as amended on July 6, 1995 and July
              25, 1995  and is included herein by reference (File
              No. 33-93020))

10.14    --   Amendment to Note Exchange and Registration  Rights
              Agreement among the Company and Chemical  Equity
              Associates, FS Energy Associates, L.P., Financial
              Strategic Portfolios, Inc. -- Energy Portfolio,
              Financial Strategic Portfolios, Inc.  -- Utilities
              Portfolio, Burden Direct Investment Fund I, L.P.,
              A.C. Israel Enterprises, Inc., Lamar Life Insurance
              Company, Clark Partners I, Brinson Venture Capital
              Fund III, L.P., Brinson Trust  Company as Trustee
              of the Brinson Map Venture Capital Fund III Trust
              and Virginia Retirement  System. (Filed as Exhibit
              10.1 to the Quarterly Form on 10-Q filed on
              November 14, 1995 for the  six month period ending
              June 30, 1995 and is included herein by reference
              (File No. 0-26444))

10.15    --   Subordination Agreement dated as of September 15,
              1993 among the Company and Internationale
              Nederlanden (U.S.) Capital Corporation, as  Agent
              for the Banks who are party to the Credit
              Agreement, and Chemical Equity Associates, FS
              Energy  Associates, L.P., Financial Strategic
              Portfolios,  Inc. -- Energy Portfolio, Financial
              Strategic Portfolios, Inc. -- Utilities Portfolio,
              Burden Direct Investment Fund I, L.P., A.C. Israel
              Enterprises, Inc., Lamar Life Insurance Company,
              Clark Partners I, Brinson Venture Capital Fund III,
              L.P., Brinson Trust Company as Trustee of the
              Brinson Map Venture Capital Fund III Trust and
              Virginia Retirement System. (Filed as Exhibit 10.21
              to the Registration Statement on Form S-1 filed on
              June 2, 1995, as amended on July 6, 1995 and July
              25, 1995 and is included herein by reference (File
              No. 33-93020))

10.16    --   Voting and Holdback Agreement dated as of
              September 15, 1993 among the Company, Forcenergy
              AB, Wictor Forss and Chemical Equity Associates,
              FS Energy Associates, L.P., Financial Strategic
              Portfolios, Inc. -- Energy Portfolio, Financial
              Strategic Portfolios, Inc. -- Utilities Portfolio,
              Burden Direct Investment Fund I, L.P., A.C. Israel
              Enterprises, Inc., Lamar Life Insurance Company,
              Clark Partners I, Brinson Venture Capital Fund III,
              L.P., Brinson Trust Company as Trustee of the
              Brinson Map Venture Capital Fund III Trust  and
              Virginia Retirement System. (Filed as Exhibit 10.22
              to the Registration Statement on Form S-1 filed on
              June 2, 1995, as amended on July 6, 1995 and July
              25, 1995 and is included herein by  reference (File
              No. 33-93020))

10.17   --    Amendment to Voting and Holdback Agreement among
              the Company and Chemical Equity Associates, FS
              Energy Associates, L.P., Financial Strategic
              Portfolios, Inc. -- Energy Portfolio, Financial
              Strategic Portfolios, Inc. -- Utilities Portfolio,
              Burden Direct Investment Fund I, L.P.,  A.C. Israel
              Enterprises, Inc., Lamar Life Insurance Company,
              Clark Partners I, Brinson Venture Capital Fund III,
              L.P., Brinson Trust Company as Trustee of the
              Brinson Map Venture Capital Fund III Trust and
              Virginia Retirement System. (Filed as Exhibit 10.2
              to the Quarterly Form on 10-Q filed on November
              14, 1995 for the six month period ending June 30,
              1995 and is included herein by reference (File No.
              0-26444))

10.18    --   Warrants to Purchase Common Stock of the Company
              dated October 28, 1994 issued to Donaldson, Lufkin
              & Jenrette Securities Corporation and DLJ First
              ESC L.L.C. (Filed as Exhibit 10.24 to the
              Registration Statement on Form S-1 filed on June 2,
              1995, as amended on July 6, 1995 and July 25, 1995
              and is included herein by reference (File No.
              33-93020))

10.19    --   Consulting Agreement dated January 18, 1991 between
              the Company and Wictor Forss. (Filed as Exhibit
              10.25 to the Registration Statement on Form S-1
              filed on June 2, 1995, as amended on July 6, 1995
              and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

10.20    --   Incentive Stock Option Agreement dated September
              14, 1993 between the Company and Stig Wennerstrom.
              (Filed as Exhibit 10.26 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.21    --   Non-Qualified Stock Option Agreement dated
              September 14, 1993 and amendment dated November 23,
              1993 between the Company and Stig Wennerstrom.
              (Filed as Exhibit 10.27 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.22    --   Form of Incentive Stock Option Agreement between
              the Company and Stig Wennerstrom under the 1995
              Stock Option Plan. (Filed as Exhibit 10.28 to the
              Registration Statement on Form S-1 filed on June 2,
              1995, as amended on July 6, 1995 and July 25, 1995
              and is included herein by reference (File No.
              33-93020))

10.23    --   Form of Non-Qualified Stock Option Agreement
              between the Company and Stig Wennerstrom under the
              1995 Stock Option Plan. (Filed as Exhibit 10.29 to
              the Registration Statement on Form S-1 filed on
              June 2,  1995, as amended on July 6, 1995 and July
              25, 1995 and is included herein by reference (File
              No. 33-93020))

10.24    --   Form of Incentive Stock Option Agreement between
              the Company and its officers and directors
              excluding Stig Wennerstrom under the 1995 Stock
              Option Plan or the 1995 Non-Employee Director Plan.
              (Filed as Exhibit 10.30 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.25    --   Form of Non-Qualified Stock Option Agreement
              between the Company and its officers and directors
              excluding  Stig Wennerstrom under the 1995 Stock
              Option Plan  or the 1995 Non-Employee Director
              Plan. (Filed as Exhibit 10.31 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by  reference (File No. 33- 93020)

10.26    --   Subscription Agreement dated September 14, 1993
              between the Company and Forcenergy AB. (Filed  as
              Exhibit 10.32 to the Registration Statement on
              Form S-1 filed on June 2, 1995, as amended on  July
              6, 1995 and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

10.27    --   Stock Purchase Agreement dated May 12, 1994 between
              the Company and Forcenergy AB. (Filed as Exhibit
              10.33 to the Registration Statement on Form S-1
              filed on June 2, 1995, as amended on July 6, 1995
              and July 25, 1995 and is included herein by
              reference (File No. 33-93020)

10.28    --   Agreement and Plan of Merger dated as of May 25,
              1995 among the Company, Ashlawn Energy, Inc.,
              Jeannie M. Hines, William A. Hines, Donna B. Hines,
              William M. Hines, Ann Gilbert and Louis F. Gilbert.
              (Filed as Exhibit 10.34 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.29    --   Certificate of Merger of Ashlawn Energy, Inc. Into
              Forcenergy Inc dated August 2, 1995. (Filed as
              Exhibit 2.1 to the Quarterly Form on 10-Q filed on
              November 14, 1995 for the six month period ending
              June 30, 1995 and is included herein by reference
              (File No. 0-26444))

10.30    --   Form of Waiver letter of Donaldson, Lufkin &
              Jenrette Securities Corporation related to Warrant
              to purchase Common Stock dated October 28, 1994.
              (Filed as Exhibit 10.35 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.31    --   Form of Waiver letter of DLJ First ESC L.L.C.
              related to Warrant to purchase Common Stock dated
              October 28, 1994. (Filed as Exhibit 10.36 to the
              Registration Statement on Form S-1 filed on June 2,
              1995, as amended on July 6, 1995 and July 25, 1995
              and is included herein by reference (File No.
              33-93020))

10.32    --   Purchase and Sale/Exchange Agreement dated December
              12, 1994 between Conoco Inc. and the Company.
              (Filed as Exhibit 10.37 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended) on July 6, 1995 and July 25, 1995  and is
              included herein by reference (File No. 33-93020).

10.33    --   Purchase and Sale Agreement dated September 15,
              1994 between Ashlawn Energy, Inc. and the Company.
              (Filed as Exhibit 10.38 to the Registration
              Statement on Form S-1 filed on June 2, 1995, as
              amended on July 6, 1995 and July 25, 1995 and is
              included herein by reference (File No. 33-93020))

10.34    --   Purchase and Sale Agreement dated February 2, 1994
              between GLG Energy, L.P. and the Company. (Filed as
              Exhibit 10.39 to the Registration Statement on Form
              S-1 filed on June 2, 1995, as amended on July 6,
              1995 and July 25, 1995 and is included herein by
              reference (File No. 33-93020))

10.35    --   Purchase and Sale Agreement dated October 28, 1993
              among WHK, Inc., Gas Transportation Corp. and the
              Company. (Filed as Exhibit 10.40 to the
              Registration Statement on Form S-1 filed on June 2,
              1995, as amended on July 6, 1995 and July 25, 1995
              and is included herein by reference (File No.
              33-93020))

10.36    --   Form of Irrevocable Proxy granted by Forcenergy AB
              to representatives of the holders of the
              Exchangeable Subordinated Notes. (Filed as Exhibit
              10.41 to the Registration Statement on Form S-1
              filed on June 2, 1995, as amended on July 6, 1995
              and July 25, 1995 and is included herein by
              reference (File No. 33- 93020))

10.37    --   Third Restatement of Credit Agreement dated as of
              April 29, 1996 among Forcenergy Inc, Internationale
              Nederlanden (U.S.) Capital Corporation, as Agent
              and Lender, and Certain Financial Institutions
              named therein, as Lenders.

11.1*    --   Computation of earnings per share.

21.1     --   Subsidiaries of the Company

23.1*    --   Consent of Coopers & Lybrand L.L.P.

23.2*    --   Consent of Price Waterhouse LLP

23.3*    --   Consent of LaPorte, Sehrt, Romig and Hand APAC.

23.4*    --   Consent of Netherland, Sewell & Associates, Inc.

23.5*    --   Consent of Collarini Engineering Inc.

23.6*    --   Consent of Joe C. Neal & Associates.

23.7     --   Consent of Vinson & Elkins L.L.P. (included in
              Exhibit 5.1 hereto).

24.1     --   Powers of Attorney of the Company's Directors
              (included on the original signature page of this
              Registration Statement)
- --------------


* Filed herewith.


  All other exhibits have been previously filed.